As filed with the Securities and Exchange Commission on March 31, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED BENEFITS & PENSION SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7380	20-5680132
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

575 Madison Avenue, 10th Floor
New York, New York 10022
(212) 605-0110

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard E. Stierwalt, Chief Executive Officer and President
Leonard Neuhaus, Chief Financial Officer and Chief Operating Officer
United Benefits & Pension Services, Inc.
575 Madison Avenue, 10th Floor
New York, New York 10022
(212) 605-0110

(Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Howard S. Jacobs, Esq.
Wayne A. Wald, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800

Approximate date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.00001 per share	8,146,575	$3.00	$24,439,725	$961

(1)
Of the 8,146,575 shares of the Registrant’s Common Stock registered pursuant to this registration statement, up to 2,000,000 shares are being offered for sale by the Registrant and 6,146,575 shares (of which 3,914,575 shares are issuable upon exercise of common stock purchase warrants) are being offered by selling security holders. Pursuant to Rule 416, there are also being registered such additional shares of the Registrant’s Common Stock as may be issuable pursuant to the anti-dilution provisions of the Common Stock purchase warrants.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH, 31, 2008

8,146,575 Shares

UNITED BENEFITS & PENSION SERVICES, INC.
Common Stock

Before this Offering, there has been no public market for our common stock.

United Benefits & Pension Services, Inc. is offering a minimum of 1,000,000 shares, which we refer to as the “minimum amount” and a maximum of 2,000,000 shares, which we refer to as the “maximum amount”, of or common stock, $.00001 par value per share, in a direct public offering, which we sometimes refer to as the “direct offering”. The offering price is $3.00 per share. In the event the shares in the direct offering are not sold within 90 days, at our sole discretion, we may extend the offering for up to an additional 90 days.

In addition to our direct offering, we are registering 6,146,575 shares of common stock (of which 3,914,575 are shares issuable upon exercise of warrants) held by 31 selling security holders, who we sometimes refer to as the “selling stockholders.”

No public market currently exists for our common stock. Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market or quoted on the OTC Bulletin Board. We intend to eventually apply to have our common stock quoted on the OTC Bulletin Board after the date of this prospectus. There can be no assurance that our common stock will be accepted for quotation on the OTC Bulletin Board.

An investment in our common stock involves risks. See the section of this prospectus entitled “Risk Factors” starting on page 10 of this prospectus.

DIRECT OFFERING

	Per Share	Total if Minimum Amount Sold (1,000,000 Shares)	Total if Maximum Amount Sold (2,000,000 Shares)

Public Offering Price	$3.00	$3,000,000	$6,000,000

Proceeds to Registrant (before expenses)(1)	$3.00	$3,000,000	$6,000,000

(1) Expenses include an estimated $300,000 for legal, accounting, printing, SEC filing fees and other miscellaneous expenses.

Until the closing of the direct offering, all proceeds received from the direct offering will be placed into a segregated non interest-bearing escrow account with _____________, as escrow agent and will not be released until at least the minimum amount of ________ shares of common stock are subscribed for and paid for. If the minimum amount is not reached within ___ days from the date of this Prospectus (unless we extend it for up to ___ additional days), all funds placed in the escrow account will be promptly returned without interest. Purchasers of our common stock will have no right to the return of their funds during the term of the escrow. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

i

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	10
Cautionary Statements Regarding Forward-Looking Statements	22
Use of Proceeds	23
Determination of Offering Price	24
Dividend Policy	25
Capitalization	26
Dilution	27
Selling Stockholders	29
Plan of Distribution	32
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35
Business	47
Management	58
Certain Relationships and Related Party Transactions	65
Security Ownership of Certain Beneficial Owners and Management	66
Description of Certain Indebtedness	68
Description of Securities	70
Shares Eligible for Future Sale	76
Legal Matters	77
Experts	77
Where You Can Find Additional Information	77
Index to Financial Statements	F-1

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PROSPECTUS SUMMARY

The following summary highlights selected information about our business and our common stock being offered for sale by this prospectus. This is a summary of information contained elsewhere in this prospectus and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and our common stock being offered for sale by this prospectus, you should read this entire prospectus, including the section entitled “Risk Factors” and the consolidated financial statements and related notes.

Throughout this prospectus, we refer to United Benefits & Pension Services, Inc., a Delaware corporation, as “UBPS” and, together with its consolidated subsidiaries, as “we,” “our” and “us,” unless otherwise indicated or the context otherwise requires. Any reference to “ATPA” refers to our wholly-owned subsidiary, Associated Third Party Administrators, a California corporation, and its consolidated subsidiary, unless otherwise indicated or the context otherwise requires.

Our Company

UBPS was formed in October, 2006 to create a national third party pension and benefit administration services company specializing in servicing Taft-Hartley multi-employer benefit plans through a strategy of acquiring regional Taft-Hartley pension and benefit administration services companies.

On December 17, 2007, we acquired ATPA, one of the leading Taft-Hartley third party administrators in the United States, based on the number of participants in plans that it administers. ATPA services numerous labor/management trusts and public employee/employer benefit plans primarily in California and the Northwestern United States. ATPA provides a broad array of administrative services for Taft-Hartley multi-employer health and welfare and pension plans under collective bargaining agreements, including billing, record keeping, accounting, customer service, claims processing, reporting and adjudication and determination services. For the fiscal years ended April 30, 2005, 2006 and 2007 and the seven months ended November 30, 2007, ATPA’s revenues were approximately $56.3 million, $54.5 million, $55.0 million and $30.8 million, respectively. For the fiscal year ended April 30, 2007, ATPA processed more than $2 billion of employee benefit contributions, $500 million of HMO premiums and $500 million of benefit claims.

Our strategy is to acquire regional and other third party pension and benefit administration services companies and related businesses specializing in Taft-Hartley multi-employer plans and to grow the acquired businesses, including ATPA, by (i) increasing the number of plans for which benefits are being administered, (ii) cross-selling additional administrative services to existing and new plans, and (iii) leveraging the management teams and sophisticated management information and data processing systems of ATPA and other businesses which may be acquired in the future to enhance operating efficiencies. While we have evaluated and discussed possible acquisitions, we have not entered into any commitment, agreement or understanding with any potential acquisition candidates, and there can be no assurance that we will be successful in locating other suitable acquisition candidates or that any additional acquisitions will be consummated in the future. We will be required to seek additional financing to fund our expansion through acquisition. We have no current commitments or arrangements for additional financing other than the direct offering and there can be no assurance that additional financing will be available on acceptable terms, or at all.

Our senior management led by Richard E. Stierwalt, UBPS’s founder and President and Chief Executive Officer, Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer, and Thomas J. Mackell, Jr., our Chairman of the Board, have extensive experience in the financial services industry and the benefits and pension plan administration business.

UBPS is a Delaware corporation and was incorporated in October 2006. Prior to the acquisition of ATPA on December 17, 2007, UBPS had not commenced significant operations and had not generated any revenues. UPBS currently conducts all of its operations through ATPA, its direct wholly-owned subsidiary. Our principal executive offices are currently located at 575 Madison Avenue, 10th Floor, New York, New York 10022 and our telephone number at that address is (212) 605-0110. Our corporate website address is _________. Such website address is a textual reference only, meaning that the information contained on our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

Acquisition of ATPA

On December 17, 2007, UBPS acquired 100% of the capital stock of ATPA pursuant to an Agreement and Plan of Merger dated as of November 30, 2007, among ATPA, UBPS, UBPS Acquisition Sub, Inc., or “merger sub”, a wholly-owned subsidiary of UBPS, which was formed for the purpose of merging into ATPA, and certain principal stockholders of ATPA, which we refer to as the “ATPA merger agreement”. Under the ATPA merger agreement, merger sub was merged with and into ATPA, with ATPA as the surviving corporation, and, as a result of the merger, ATPA became a wholly-owned subsidiary of UBPS. In connection with the acquisition of the capital stock of ATPA, the ATPA stockholders received from UBPS, in exchange for their stock, aggregate consideration of $15.0 million, consisting of (i) aggregate cash consideration at closing of $10.0 million, (ii) an aggregate of 600,000 restricted shares of UBPS Common Stock valued at $1.5 million ($2.50 per share), (iii) a  total of $1.0 million in cash which was deposited by UBPS into an interest bearing escrow account pursuant to an escrow agreement executed in connection with the ATPA merger agreement, and (iv) a promissory note placed in escrow in the aggregate principal amount of $2.5 million issued by UBPS and secured by 1,000,000 restricted shares of common stock issued by UBPS (valued at $2.50 per share) and placed in escrow, pursuant to an escrow agreement executed in connection with the ATPA merger agreement.

The ATPA merger agreement provided that the escrowed funds will be available to UBPS (to the extent not otherwise distributed as provided below) to be applied in the event UBPS is required to be indemnified under the ATPA Merger Agreement. In addition, with respect to the first $1.0 million of escrowed funds, which we refer to as the “first escrow fund,” a payment of $250,000 from the first escrow fund is to be paid to ATPA’s stockholders on March 31, 2008. To the extent not otherwise applied or distributed as provided above, all or a portion of the balance of the first escrow fund will either be distributed to the stockholders of ATPA or to UBPS on the one year anniversary of the closing of the transaction depending on ATPA achieving certain revenue targets (as specified in the ATPA merger agreement) for the fiscal year ending April 30, 2008 as compared to the fiscal year ended April 30, 2007.

The remaining $2.5 million of escrowed funds, which we refer to as the “second escrow fund” was funded on the closing date in the form of a $2.5 million promissory note issued by UBPS to Tom Weston, as agent for the stockholders of ATPA, which we refer to as the “escrow note”. The escrow note was secured by the issuance by UBPS of 1,000,000 restricted shares of common stock and such note and shares of common stock are held in escrow. The escrow note bears interest at a rate of 3.99% per annum, and principal is payable on any date on which ATPA’s former stockholders are entitled to payment of all or any portion of the second escrow fund in the amount of such payment, and the escrow note matures on December 17, 2009 (subject to automatic extension for up to an additional year in the event the reimbursement claim is still unresolved (as described below)), with interest and outstanding principal payable on maturity. The escrow note may be prepaid at any time and, to the extent the escrow note is repaid, all such funds will be deposited into escrow as part of the second escrow fund and the number of shares of common stock issued by UBPS to secure the escrow note will be returned by UBPS and be reduced, on a pro rata basis, to the extent that UBPS repays the escrow note. The second escrow fund will be available to UBPS to be applied (either in the form of cash to the extent the escrow note is repaid by UBPS or by reduction of the outstanding principal amount of the escrow note) in the event that UBPS is required to be indemnified under the ATPA merger agreement, including for certain specified events including (i) the loss of any of ATPA’s top five clients (as measured by revenues), (ii) cost increases above a certain specified level as a result of the renegotiation of expired collective bargaining agreements, and (iii) in the event a certain potential claim identified in the ATPA merger agreement results in liabilities or costs in excess of $40,000. To the extent not otherwise applied, all or a portion of the balance of the second escrow fund will be distributed to the stockholders of ATPA on the second anniversary of the closing of the transaction; provided, however, that in the event that the reimbursement claim (as defined herein in “Business - Claims and Legal Proceedings”) is still unresolved, the balance of the Second Escrow Fund shall continue to be held in escrow for up to an additional year (and the maturity date of the escrow note will be extended for up to an additional year). In the event that the outstanding principal balance of the escrow note is unpaid at maturity, UBPS will be in default under the escrow note, and the former stockholders of ATPA, in addition to having the right to be repaid all obligations under the escrow note, will have the right to the shares of our common stock then securing the escrow note. In addition, a default in payment of the escrow note would result in an event of default under our senior secured notes, as described under “- Debt Offering.” The escrow note is subordinated in right of payment to all obligations under the senior secured notes and, in the event a default under the senior secured notes has occurred and is continuing, all obligations under the senior secured notes must be paid in full prior to any payment being made by UBPS on account of the escrow note.

The ATPA merger agreement contains customary representations and warranties concerning ATPA and its business made by ATPA and jointly and severally by the principal stockholders of ATPA who are parties to the ATPA merger agreement. In addition, the ATPA merger agreement contains customary indemnification provisions providing that the principal stockholders of ATPA will indemnify UBPS for breaches of any representation or warranty, or any breach or failure by ATPA or the principal stockholders to perform any of their respective covenants or obligations contained in the ATPA merger agreement or for certain other matters, including without limitation (i) the loss of any of ATPA’s top five clients (as measured by revenues), (ii) cost increases above a certain specified level as a result of the renegotiation of expired collective bargaining agreements, (iii) for any liabilities or costs incurred as a result of the reimbursement claim in excess of ATPA’s insurance policy deductible of $300,000 (See “Business - Claims and Legal Proceedings) and (iv) for a certain potential claim identified in the ATPA merger agreement to the extent such claim results in liabilities or costs of in excess of $40,000.

The ATPA merger agreement also provides that, to the extent the escrow funds are insufficient or unavailable to fully indemnify UBPS, each of ATPA’s eight top former stockholders (who were also officers and directors of ATPA) will be obligated to a limited extent to indemnify UBPS. The potential liability for indemnification of each of such former stockholders of ATPA is limited to 50% of the merger consideration received by such stockholder pursuant to the ATPA merger agreement.

In connection with the ATPA merger agreement, it was agreed that ATPA would dispose of the business of Trust Benefits On Line, LLC, its wholly-owned subsidiary. Such transaction occurred as of January 31, 2008.

Recently Completed Private Offerings

Bridge Financing. In April 2007, UBPS entered into a Secured Convertible Note Purchase Agreement which we refer to as the note purchase agreement, with a group of investors, who we refer to as the “bridge lenders”, under which UBPS borrowed from the bridge lenders an aggregate of $250,000 pursuant to Secured Convertible Notes, which we refer to as the bridge notes, by UBPS in a private offering in favor of each of the bridge lenders (such transaction is referred to as the “bridge financing”). The net proceeds received by UBPS in the bridge financing were used by UBPS for working capital purposes, including to fund a portion of the expenses incurred by UBPS in connection with the acquisition of ATPA, and the private debt offering referred to below. The bridge notes originally matured on September 30, 2007, and bore interest at a rate of 6% per annum. Interest and principal were payable on maturity. The obligations under the bridge notes were secured by a pledge of shares of common stock held by the President and Chief Executive Officer of UBPS in an unrelated public company.

The terms of the note purchase agreement originally provided that, upon the occurrence of a reverse merger, reverse share exchange, reverse triangular merger or similar transaction by UBPS with an existing public corporation, which we sometimes refer to as a public reverse merger, the principal amount of the outstanding bridge notes would automatically convert into shares of the public corporation common stock and accrued interest on the bridge notes would be due and payable in cash upon such conversion. In the event that such transaction was not consummated prior to September 30, 2007, UBPS was obligated to pay a one-time cash payment to the original bridge lenders in an amount equal to 10% of the principal amount of the bridge notes.

On October 1, 2007, UBPS repaid an aggregate principal amount of $60,000 of bridge notes, plus accrued interest thereon and the $6,000 cash penalty referred to above. In addition, on October 1, 2007, UBPS and the bridge lenders holding the remaining $190,000 principal amount of bridge notes agreed to extend the maturity date of such bridge notes to November 30, 2007, in consideration for a fee equal to 10% of the principal amount of such bridge notes, payable upon maturity.

In October 2007, the Note Purchase Agreement was amended and restated, which we refer to as the “amended and restated note purchase agreement”, pursuant to which an additional $100,000 aggregate principal amount of Bridge Notes were issued and, as a result, an aggregate principal amount of $290,000 of bridge notes were outstanding. In addition, the amended and restated note purchase agreement provided that all of the outstanding bridge notes either (i) would automatically convert into shares of public corporation common stock upon the completion of a public reverse merger at a conversion price equal to 50% of the offering price per share in any private equity offering completed in connection with a public reverse merger, or (ii) would be convertible into 232,000 shares of UBPS Common Stock upon completion of the private equity offering (referred to below) and in both such cases the accrued interest on the bridge notes would be due and payable in cash upon such conversion. In addition to the one-time cash payment described above that was payable to the original bridge lenders holding the $190,000 aggregate principal amount of originally issued bridge notes that were then outstanding, the amended and restated note purchase agreement provided that, in the event that either a public reverse merger or the private equity offering (referred to below) was not completed on or prior to November 30, 2007, which date was extended to the initial closing date of the private equity offering, UBPS would be required to pay a cash payment to the bridge lenders holding the additional $100,000 principal amount of bridge notes in an amount equal to 10% of the principal amount of such bridge notes.

As a result of the closing of the private equity offering, in December 2007, UBPS issued a total of 232,000 shares of common stock to eight bridge lenders and paid total fees and accrued interest of approximately $57,000 to the bridge lenders. All of such shares are being registered in the registration statement which this prospectus forms a part.

Private Equity Offering. In a private offering recently completed in January 2008, which we refer to as the private equity offering, UBPS offered for sale up to 360 units at a price of $25,000 per unit, on a “best efforts 180 units or none basis”. Each unit consisted of 10,000 shares of our common stock and 5,000 common stock purchase warrants, which we refer to as the equity offering warrants. Each equity offering warrant entitles the holder to purchase, at any time during the five-year period from the date of issuance, one share of our common stock, which we refer to as the equity offering warrant shares, at an exercise price of $.00001 per share, subject to certain adjustments. The private equity offering resulted in aggregate sale and issuance by us of 2,000,000 shares of our common stock and 1,000,000 equity offering warrants issued to a total of 16 investors (including 200,000 shares and 100,000 equity offering warrants sold and issued to Richard Stierwalt, our Chief Executive Officer and President, and 40,000 shares and 20,000 equity offering warrants sold and issued to Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer) for aggregate gross proceeds of $5,000,000.

In addition, in connection with the private equity offering, on December 17, 2007, the placement agent for the private equity offering and its designees were issued on December 17, 2007, an aggregate of 162,000 warrants, which we refer to as the placement agent warrants, entitling the holders thereof to purchase, at any time, during a five-year period, up to 162,000 shares of our common stock at an exercise price of $2.50 per share.

All of the 2,000,000 shares of our common stock issued in the private equity offering, the 1,000,000 equity offering warrant shares and, the 162,000 shares of our common stock issuable upon exercise of the placement agent warrants are being registered in the registration statement of which this prospectus forms a part.

The investors in the private equity offering and the holders of the placement agent warrants have certain registration rights with respect to the shares of our common stock issued in the private equity offering and the equity offering warrant shares and the shares issuable upon exercise of the placement agent warrants requiring us to use our best efforts to (i) include all of such shares in a registration statement filed with the SEC within 60 days after the completion of the private equity offering; and (ii) cause such registration statement to be declared effective by the SEC within 180 days after the completion of the private equity offering. UBPS failed to timely file with the SEC the registration statement of which this prospectus is a part with respect to such shares. Consequently, UBPS is subject to penalties under the registration rights agreements that it entered into with the investors in the private equity offering and the holders of the placement agent warrants, respectively. For a more detailed discussion of the equity offering warrants, the placement agent warrants and such registration rights, see “Description of Securities”.

Debt Offering. Contemporaneously with the closing of the acquisition by UBPS of ATPA and the initial closing of the private equity offering ATPA issued and sold an aggregate of $8,000,000 principal amount of senior secured notes due May 30, 2011, which we refer to as the “senior secured notes”, to two investors in a private offering which we refer to as the “debt offering”. The senior secured notes mature on May 30, 2011 and bear interest at a rate of 14% per annum, payable quarterly in arrears, with 12% per annum payable in cash, and 2% per annum payable either in cash or, at our option, in kind (by issuing additional senior secured notes). Principal on the senior secured notes is payable in 36 equal monthly installments commencing on the six-month anniversary of the date of issuance of the senior secured notes. The senior secured notes will be guaranteed by UPBS and all of the current and future subsidiaries of UBPS and ATPA, including, without limitation, ATPA, and will be secured by a first priority lien on, and security interest in, all of the assets of UBPS and its current and future subsidiaries, including, without limitation, ATPA, and a pledge of all of the stock of ATPA and any and future subsidiaries. Contemporaneously with the issuance of the senior secured notes, the investors in the debt offering were issued warrants, which we refer to as the “noteholder warrants”, entitling the holders thereof to purchase, at any time during a five-year period from the date of issuance thereof, at an exercise price of $.00001 per share, an aggregate of 2,752,575 shares of common stock, subject to certain adjustments. We have agreed to use our best efforts to (i) include the shares of our common stock issuable upon exercise of the noteholder warrants in a registration statement filed with the SEC within 60 days after December 17, 2007, and (ii) cause such registration statement to be declared effective by the SEC within 180 days after December 17, 2007. UBPS failed to timely file with the SEC the registration statement of which this prospectus is a part with respect to such shares. Consequently, UBPS is subject to penalties under the registration rights agreement that it entered into with the holders of the noteholder warrants. See “Description of Certain Indebtedness” and “Description of Securities.”

The net proceeds received by us from the private equity offering and the debt offering were used to fund the cash purchase price for the acquisition of ATPA and other fees and expenses incurred in connection with the private equity offering, the debt offering and the acquisition of ATPA.

The Offering

We are offering directly, on a self-underwritten basis, a minimum of 1,000,000 shares and a maximum of 2,000,000 shares of our common stock at a price of $3.00 per share. Assuming the maximum amount of shares being directly offered by us is sold, shares of our common stock being so offered and registered under this prospectus (other than those being registered on behalf of the selling stockholders) will represent approximately 31.13% of our currently issued and outstanding shares of common stock; and assuming the minimum amount of shares being directly offered by us is sold, the shares of our common stock being directly offered by us and registered under this prospectus (other than those being registered on behalf of the selling security holders) will represent approximately 18.43% of our currently issued and outstanding shares of common stock.

In addition to our direct offering, we are registering 6,146,575 shares of common stock (of which an aggregate of 3,914,575 are shares issuable upon exercise of the equity offering warrants, the placement agent warrants and the noteholder warrants) held by 31 selling stockholders.

Such shares include all shares of common stock, and all shares of common stock underlying the equity offering warrants, the placement agent warrants and the noteholder warrants described elsewhere herein. All holders of such shares and warrants are entitled to certain registration rights as is further described in the section below entitled “Description of Securities - Registration Rights.”

We intend to use the net proceeds we receive from the direct offering to repay a portion of the escrow note issued by UBPS pursuant to the ATPA merger agreement, and for working capital and general corporate purposes, including possible future acquisitions.

As of March 26, 2008, we had 4,424,503 shares of our common stock issued and outstanding.

The number of shares of common stock outstanding as of March 26, 2008 and that will be outstanding immediately after the direct offering includes an aggregate of 1,000,000 shares issued by UBPS to secure the escrow note issued by UBPS to fund the second escrow amount pursuant to the ATPA merger agreement and excludes the following:

•	an aggregate of 1,000,000 shares issuable upon the exercise of the equity offering warrants at an exercise price of $0.00001 per share;

•	an aggregate of 162,000 shares issuable upon the exercise of the placement agent warrants at an exercise price of $2.50 per share;

•	an aggregate of 2,752,575 shares issuable upon exercise of the noteholder warrants at an exercise price of $.00001 per share;

•
an aggregate of 733,908 additional shares that will be initially available for grant or award of options under our 2007 Stock Option Plan adopted by us, of which no options have been granted to date; and

•
up to a total of 417,362 performance incentive shares of our common stock to be issued to Mr. Richard Stierwalt, Chief Executive Officer and President and to Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer, upon our achieving the following budgeted performance levels: (i) 50% of such shares will be issued to such officers upon our achieving consolidated EBITDA (as defined in the senior secured notes) of $4.75 million for the four fiscal quarters ending October 31, 2008; and (ii) 50% of such shares will be issued to such officers upon our achieving consolidated EBITDA (as defined in the Senior Secured Notes) of $5.9 million for the four fiscal quarters ending October 31, 2009.

Unless otherwise expressly stated or the context otherwise requires, the information in this prospectus:

•	gives effect to a 5,325.03 for one forward split of our outstanding common stock, which occurred on December 13, 2007;

•	gives effect to the increase in the authorized shares of our common stock to 50,000,000 shares; and

•
gives effect to the filing of our restated certificate of incorporation with the State of Delaware which occurred on December 13, 2007 and the effectiveness of our amended and restated bylaws, which occurred on December 17, 2007.

Risk Factors

Investing in our common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock.

Summary Financial Data

We are providing the following financial information to assist you in your analysis of the financial aspects of the acquisition of ATPA.

The ATPA summary financial information is derived from the unaudited condensed consolidated financial statements of ATPA as of November 30, 2007 and 2006 and each of the seven-month periods ended November 30, 2007 and 2006, the audited consolidated financial statements of ATPA as of April 30, 2007 and 2006 and for each of its fiscal years ended April 30, 2007, 2006 and 2005, included elsewhere in this prospectus. UBPS’s summary financial information is derived from the unaudited condensed financial statements of UBPS as of the seven-month period ended November 30, 2007 and the audited financial statements of UBPS as of April 30, 2007 and for the period from October 6, 2006 (date of inception) to April 30, 2007, included elsewhere in this prospectus.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of ATPA or UBPS. All net income (loss) per share data are pro forma and unaudited.

ATPA SUMMARY FINANCIAL INFORMATION

	Seven Months Ended
	November 30,		Fiscal Years Ended April 30,
	2007	2006	2007	2006	2005
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue	$30,797,815	$32,267,696	$55,003,930	$54,545,054	$56,302,043
Income (Loss) from operations	$2,216,164	$1,329,212	$2,583,760	$1,551,866	$(255,947)
Net Income (Loss)	$770,145	$320,568	$641,280	$442,187	$(1,192,214)
Net income (loss) per share (a)	$1.28	$0.53	$1.07	$0.74	$(1.99)

		As of April 30,
	As of November 30, 2007	2007	2006
	(Unaudited)
Balance Sheet Data:
Total Assets	$8,863,949	$8,354,095	$7,104,940
Total Current Liabilities	$4,495,081	$4,719,224	$3,707,063
Long-Term Liabilities	$266,698	$302,846	$592,104
Common stock subject to mandatory redemption	$4,102,170	$3,332,025	$2,805,773

(a)
The Company would not normally present earnings per share. However, net income (loss) per share has been presented here to retroactively reflect the 600,000 shares that the shareholders of ATPA received in the acquisition.

UBPS SUMMARY FINANCIAL INFORMATION

	Seven Months Ended November 30, 2007	Period from October 6, 2006 (Date of Inception) to April 30, 2007	Period from October 6, 2006 (Date of Inception) to November 30, 2006	Cumulative Period from October 6, 2006 (Date of Inception) to November 30, 2007
	(Unaudited)		(Unaudited)	(Unaudited)

Statement of Operations Data:
Net (loss)	$(116,619)	$(1,092,810)	$(1,082,533)	$(1,209,429)
Net (loss) per share, basic and diluted	$(0.27)	$(2.56)	$(2.53)	$(2.83)

	As of November 30, 2007	As of April 30, 2007
	(Unaudited)
Balance Sheet Data:
Total Assets	$1,051,446	$288,631
Total Current Liabilities	$1,190,875	$311,441
Total stockholders’ deficiency	$(139,429)	$(22,810)

SELECTED UNAUDITED CONDENSED COMBINED
PRO FORMA FINANCIAL INFORMATION

The following selected unaudited condensed combined pro forma financial information combines (i) the historical consolidated balance sheets of ATPA and UBPS as of November 30, 2007 giving effect to the acquisition of ATPA, the private equity offering, the debt offering, and the conversion of the bridge notes as if it all occurred on such date, and (ii)  the historical consolidated statements of operations of ATPA and of UBPS for the fiscal year ended April 30, 2007 and the seven months ended November 30, 2007, giving effect to the acquisition of ATPA, the private equity offering, the debt offering, and the conversion of the bridge notes as if all had occurred at the beginning of the respective periods presented. The selected unaudited pro forma condensed combined financial data has been derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus and should be read in conjunction with such unaudited pro forma condensed combined financial statements and related notes.

Pro Forma Condensed Combined Statements of Operations Data

	Seven Months Ended Nov. 30, 2007	Fiscal Year Ended April 30, 2007
	(unaudited)	(unaudited)

Revenue	$30,797,815	$55,003,930
Costs and expenses	$30,024,809	$55,694,655
Net (loss)	$(348,696)	$(2,289,495)
Net (loss) per common share, basic and diluted	$(0.04)	$(0.28)

Pro Forma Condensed Combined Balance Sheet Data

As of Nov. 30 2007
(unaudited)
Total assets	$22,873,845
Total current liabilities	$7,205,313
Total long-term liabilities	$10,216,004
Total stockholders’ equity	$5,452,528
Total liabilities and stockholders’ equity	$22,873,845

RISK FACTORS

You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to invest in our common stock. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

Risks Relating to Our Common Stock

The price investors pay in the direct offering is higher than the per share value of our net assets

The price per share of our common stock being sold pursuant to this prospectus is substantially higher than the net tangible book value per share of our outstanding common stock on a pro forma basis after giving effect to the direct offering. Investors will suffer immediate and substantial dilution. See “Dilution.”

The offering price of our common stock has been determined arbitrarily by us and may not be indicative of our actual value or the value of our common stock

The offering price of our common stock in the direct offering has been determined arbitrarily by our board of directors and may not be indicative of our actual value in the direct offering or the value of our common stock. The price in this offering bears no relationship to the assets, book value, net worth or any other recognized criteria of our value. The offering price should not be considered as an indication of the actual value of UBPS or the value of our common stock.

There is no trading market for our common stock, and, even if the direct offering is completed or selling stockholders sell shares pursuant to this prospectus, a market for our common stock may never develop and the market price of our common stock may be highly volatile or may decline regardless of our operating performance. You may never be able to sell your shares of our common stock at or above the price paid in the private equity offering, or the direct offering (or the exercise price paid for the shares issuable upon exercise of warrants, as the case may be) and you may suffer a loss of all or part of your investment.

There is no public market for our common stock and our common stock is, and immediately following the direct offering, our common stock will be, held by a relatively small number of stockholders. Even if the direct offering is completed, we cannot predict the extent to which a trading market for our common stock will develop or how liquid that market might become. If you purchase our common stock in the direct offering, you will pay a price that was not established in the public trading markets. You may not be able to resell your shares of our common stock at or above the price paid in the private equity offering or the direct offering (or the exercise price paid for shares issuable upon exercise of warrants, as the case may be) and you may suffer a loss of all or part of your investment.

The trading price of our common stock following the effectiveness of the registration statement of which this prospectus forms a part may fluctuate substantially, and may depend on many factors, some of which are beyond our control. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. The fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuation in the trading price of our common stock may include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of companies generally or financial services companies in particular;

•	actual or anticipated variations in our earnings or operating results or of our competitors;

•	actual or anticipated changes in our financial estimates or by securities analysts, if any, who might eventually cover our stock or the stock of other companies in our industry;

•	market conditions or trends in our industry and the economy as a whole;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	capital commitments;

•	changes in accounting principles;

•	additions or departures of key personnel; and

•	sales of our common stock, including sales of large blocks of our common stock or sales by our directors and officers.

In addition, if the market for financial service company stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry or related industries even if these events do not directly affect us.

In the past, following periods of volatility in the market price of a company’s securities, class action securities litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business, and could also require the us to make substantial payments to satisfy judgments or to settle litigation.

An active and visible trading market for our common stock may not develop even if the direct offering is completed or selling stockholders sell shares pursuant to this prospectus

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have an adverse effect on the market price for our common stock.

Although we plan to eventually have our common stock quoted for trading on the OTC Bulletin Board as soon as practicable after the registration statement of which this prospectus forms a part is declared effective by the SEC, there can be no assurance that our common stock will be traded on the OTC Bulletin Board in the future.

A market maker sponsoring a company’s securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our common stock, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our common stock. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the common stock will be accepted for listing on the OTC Bulletin Board.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of our common stock is expected to be subject to significant fluctuations in response to many factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

Our common stock is subject to, and our additional financing requirements could result in, dilution to existing stockholders

Our common stock is subject to dilution from shares reserved for issuance. Additional financings which we may require have been and may in the future be obtained through one or more transactions which have diluted or will dilute (either economically or in percentage terms) the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of our common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The issuance of additional warrants or options, and the exercise of such warrants or options, may also cause further dilution of the ownership interests of our stockholders.

Penny stock regulations may impose certain restrictions on marketability of our common stock

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock will qualify as "penny stock", and will be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them. Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

Additional authorized shares of our common stock available for issuance may adversely affect the market

UBPS will be authorized to issue 50,000,000 shares of UBPS Common Stock and 10,000,000 shares of preferred stock.

After giving effect to the direct offering, there will be 6,424,503 shares of our common stock issued and outstanding if the maximum amount of shares are sold in the direct offering, or 5,424,503 shares if the minimum of shares are sold in the direct offering (excluding shares available under the Company’s 2007 Stock Incentive Plan, up to 417,362 performance incentive shares which may be issued in the future and including 1,000,000 shares issued to secure the escrow note), in addition to the equity offering warrants to purchase 1,000,000 shares of our common stock, exercisable at $.00001 per share, and expiring five years from the grant date, and noteholder warrants to purchase an aggregate of 2,752,575 shares of UBPS Common Stock at an exercise price of $.00001 per share, expiring five years from the grant date, expiring five years from the grant date. Further, 162,000 placement agent warrants are outstanding at an exercise price of $2.50 per share. To the extent shares of our common stock are issued in the direct offering or options or warrants are exercised, investors will experience further dilution and the presence of such derivative securities may make it more difficult to obtain any future financing. In addition, as in the case of the equity offering warrants and the noteholder warrants, in the event any future financing includes the issuance of equity securities, or securities convertible into or exchangeable for equity securities, upon the issuance of such equity securities (including the conversion or exchange of other securities into equity securities), investors may experience additional dilution.

No Dividends

We do not currently intend to declare or pay any cash dividends in the foreseeable future and we anticipate that earnings, if any, will be used to repay outstanding indebtedness or finance the development and expansion of our business. Prospective investors should not expect us to pay dividends on our common stock. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.

Discretion by Management in Use of Proceeds

Approximately $3.2 million, or 53%, of the estimated aggregate net proceeds of the direct offering (if the maximum amount of shares are sold), or $200,000, or 7% (if the minimum amount of shares are sold), have been allocated to working capital and general corporate purposes. Accordingly, the utilization of the portion of net proceeds of this offering for working capital will be at the complete discretion of management. In addition, since only a small portion of the net proceeds of the direct offering will be allocated for working capital, we will be required to seek additional financing to fund our expansion through acquisition. See “Use of Proceeds.”

The registration statement of which this prospectus forms a part may not remain effective and UBPS is currently subject to penalties under certain registration rights agreements.

Under the terms of the registration rights agreements entered into in connection with the private equity offering and the debt offering, we are obligated to use our best efforts to cause the registration statement to remain effective without any lapse of thirty (30) or more consecutive days. We are subject to penalties in the event we fail to comply with these obligations. Once the registration statement (or any other registration statement covering any of such securities) is declared effective by the SEC it will be necessary for us to file post-effective amendments to such registration statement when subsequent events so require. We intend to use our best efforts to keep the registration statement current, but may not be able to do so.

Also, the value of the warrants may be greatly reduced if the registration statement of which this prospectus forms a part is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares issuable upon exercise of the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and sell their underlying common stock and would either have to sell their warrants in the open market or allow them to expire unexercised, in which case the warrants would be automatically exercised using a cashless conversion.

Pursuant to registration rights agreements entered into by UBPS, UBPS was required to file with the SEC, within certain time periods specified in such agreements, the registration statement of which this prospectus is a part with respect to shares issued to investors in the private equity offering and the bridge lenders as well as shares issuable upon exercise of the equity offering warrants, placement agent warrants and noteholder warrants. UBPS failed to timely file the registration statement of which this registration statement is a part in accordance with such registration rights agreements and is subject to penalties for such failure. See “Description of Securities - Registration Rights”.

Exercise of Warrants

For the life of the equity offering warrants, the placement agent warrants and the noteholder warrants, the holders thereof are given the opportunity to profit from a rise in the market price for our common stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as such equity offering warrants, placement agent warrants and noteholder warrants remain unexercised, the terms under which we could obtain additional capital may be adversely affected. Moreover, the holders of such equity offering warrants, placement agent warrants or noteholder warrants may be expected to exercise them at a time when the we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by such equity offering warrants, placement agent warrants or noteholder warrants.

Authorization of Preferred Stock

Our Restated Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors will be empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing our change in control. The possible impact on takeover attempts could adversely affect the price of our common stock. There can be no assurance that we will not issue any shares of its preferred stock in the future. See “Description of Securities.”

If a market develops for our common stock, Rule 144 sales or sales pursuant to this prospectus may depress prices in that market.

All of the outstanding shares of our common stock held by present stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act.

As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders because the OTC Bulletin Board (if and when our shares are listed thereon) is not an “automated quotation system” and market based volume limitations are not available for securities quoted only over the OTCBB. There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person) after the restricted securities have been held by the owner for a period of one year. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present stockholders, including sales pursuant to this prospectus may have a depressive effect upon the price of our common stock in any market that may develop.

Risks Relating to our Business

UBPS has a limited operating history; our growth depends on our successful implementation of our business strategy.

UBPS was a development stage company and prior to its acquisition of ATPA on December 17, 2007, UBPS had not commenced significant operations and had not generated any revenue. Our business strategy will depend upon our ability to continue to generate significant revenues in ATPA and identify future acquisition candidates and complete any future acquisitions, or profitably integrate any such future acquisitions and there can be no assurance that any of such events will occur. There can be no assurance that we will be able to successfully implement our business strategy, continue to generate significant revenues in the businesses we may acquire to offset anticipated operating costs or achieve profitable operations.

We will continue to have operating expenses and will be required to make significant expenditures in connection with our proposed business strategy and significant expenditures in pursuing and completing additional acquisitions. Accordingly, our prospects must be evaluated in light of the risks and uncertainties encountered by a company with such proposed business strategy. To address these risks, we must, among other things, successfully implement our business strategy, respond to competitive developments, attract, retain, and motivate qualified personnel and continue to develop and upgrade our products and services more rapidly than our competitors. The limited operating history of UBPS makes it difficult to predict accurately future operating results. There can be no assurance that any of our business strategies will be successful or that we will be profitable in any future quarter or period.

Expansion; Possible Need for Additional Financing

Our continued growth and financial performance, after our acquisition of ATPA, will depend in part on our ability to continue to expand our business through the acquisition of additional entities engaged in similar or related businesses. While we have evaluated and discussed possible acquisitions, we have not entered into any commitment, agreement or understanding with any potential acquisition candidates and there can be no assurance that we will be successful in locating suitable acquisition candidates or that any additional acquisitions will be consummated in the future. In addition, there can be no assurance that any business that may be acquired by us can be effectively and profitably integrated with us. Our future results will be affected by our ability to manage our operations and growth effectively on a timely and cost-effective basis. We can offer no assurance that any future expansion of our operations or acquisitions will not have an adverse effect on our consolidated operating results, particularly during the periods immediately following any such expansion or acquisition. We will be required to seek additional financing to fund our expansion through acquisition. In addition, if revenues do not meet expectations, or cost estimates for development and expansion of our business prove to be inaccurate, we will require additional funding. Changes in capital markets and the cost of capital are unpredictable. We have no current commitments or arrangements for additional financing other than the direct offering and there can be no assurance that additional financing will be available on acceptable terms, or at all. We may also issue our common stock or other securities in connection with future acquisitions, resulting in dilution to existing stockholders.

Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business

We have a substantial amount of outstanding indebtedness. As of November 30, 2007, after giving pro forma effect to the debt offering, the conversion of the bridge notes and the acquisition of ATPA as if all of those transactions had occurred as of that date, we would have had $8.0 million principal amount of indebtedness outstanding under the senior secured notes and $2.5 million principal amount of indebtedness outstanding under the escrow note issued in connection with the ATPA merger agreement, as well as certain capital leases and other notes relating to purchases of fixed assets. As a result, we will be a highly leveraged company. This level of indebtedness could have important consequences to you, including the following:

•	it will limit our ability to borrow money to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•	it may limit our flexibility in planning for, or reacting to, changes in its business and future business opportunities;

•	it may make us more vulnerable to a downturn in our business, industry or the economy in general;

•	a significant portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and related interest, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

We may not be able to generate sufficient cash flows to meet our debt service obligations

Our ability to make payments on and to refinance our indebtedness and to fund our capital needs will depend on our ability to generate cash from our future operations and on our continued access to external sources of financing. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and cash flow may not be available to us in an amount sufficient to enable us to repay our indebtedness or to fund its other liquidity needs, including working capital, capital expenditures and funding future acquisitions. If we complete an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness on or before maturity. The senior secured notes provide that they may only be prepaid after the second anniversary of the date of issuance and that, in such event the senior secured notes must be prepaid at a premium equal to 110% of the principal amount of the senior secured notes. In addition, upon the occurrence of certain other events, including, among other things, certain financings and sales or dispositions of assets, we will be required to offer to prepay the senior secured notes at a premium equal to 110% of the principal amount of the senior secured notes. We may not be able to refinance or restructure any of our indebtedness on commercially reasonable terms, or at all. If we cannot service or refinance or restructure our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

Restrictive covenants in the senior secured notes may restrict our ability to operate our business and to pursue our business strategies; and defaults under the senior secured notes may allow noteholders to declare borrowings due and payable

The senior secured notes will limit our ability, among other things, to:

•	incur additional indebtedness;

•	make capital expenditures above certain specified levels;

•	pay dividends or make distributions in respect to our capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of subsidiaries;

•	enter into transactions with our affiliates; and

•	incur liens.

In addition, the senior secured notes require us to comply with various operational and other covenants and also require us to maintain compliance with specified financial ratios, including fixed charge coverage, and interest coverage ratios and maintain certain levels of EBITDA (earnings before interest, taxes, depreciation and amortization). Also, our failure to fund the outstanding balance of the escrow note by December 31, 2008 would constitute an event of default under the senior secured notes. Our ability to comply with these ratios and requirements may be affected by events beyond our control.

The restrictions contained in the senior secured notes could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

As noted above, our ability to remain in compliance with agreements and covenants in the senior secured notes depends upon our results of operations and may be affected by events beyond our control including economic, financial and industry conditions. Accordingly, there can be no assurance that we will remain in compliance with those agreements and covenants.

In the event of a default under the senior secured notes, the noteholders generally would be able to declare all of that indebtedness, together with accrued interest, to be due and payable. In addition, the senior secured notes are secured by a first priority lien on all of the assets of UBPS and ATPA and, in the event of a default under the senior secured notes, the noteholders generally would be entitled to seize the collateral. Also, with respect to the escrow note, in the event that the outstanding principal balance of the escrow note is unpaid at maturity, we will be in default under the escrow note, and the former stockholders of ATPA, in addition to having the right to be repaid all obligations under the escrow note, will have the right to the shares of our common stock then securing the escrow note. In addition, a default in payment of the escrow note would result in an event of default under our senior secured notes, as described under “- Debt Offering.” The escrow note is subordinated in right of payment to all obligations under the senior secured notes and, in the event a default under the senior secured notes has occurred and is continuing, all obligations under the senior secured notes must be paid in full prior to any payment by us on account of the escrow note. Any such actions or events under the senior secured notes or the escrow note could force us into bankruptcy and liquidation and we cannot provide any assurance that we could repay our obligations under the senior secured notes. Moreover, our assets and cash flow may not be sufficient to fully repay borrowings under the senior secured notes and the escrow note, either upon maturity or if accelerated following a default. Accordingly, the occurrence of a default under the senior secured notes or the escrow note, unless cured or waived, would likely have a material adverse effect on our business. See “Description of Certain Indebtedness.”

We may be unsuccessful in acquiring suitable acquisition candidates, which could adversely affect our growth

We will compete with numerous other financial services organizations, insurance brokers, insurance companies, banks, third party administrators and other entities to acquire independent third party benefits administration businesses specializing in servicing Taft-Hartley multi-employer benefit plans. Many of our competitors have substantially greater financial resources than we will have and may be able to outbid us for these acquisition targets.

We may have difficulty identifying suitable acquisition candidates, as they may not be receptive to our solicitations nor available for sale. If we do identify suitable candidates, we may not be able to complete any such acquisition on terms that are commercially acceptable to us. If we are unable to complete acquisitions, it may have an adverse effect on our consolidated earnings or revenue growth and negatively impact our strategic plan because we expect a portion of our growth to come from acquisitions.

Even if we are successful in acquiring additional businesses, we may be adversely affected if the acquired businesses do not perform as expected. The firms we acquire may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the products and services in which an acquired business specializes, the loss of key clients or key employees after the acquisition closed, general economic factors that impact a firm in a direct way and the cultural incompatibility of an acquired firm's management team with us.

The failure of an acquired business, including ATPA, to perform as expected at the time of acquisition may have an adverse effect on our earnings and revenue growth rates, and may result in impairment charges and/or generate losses or charges to our consolidated earnings any such business is disposed of by us.

ATPA has several collective bargaining agreements which can change our cost structure as renegotiation occurs

As of November 30, 2007, ATPA had approximately 520 employees, of which approximately 410 were covered by eight collective bargaining agreements. Such collective bargaining agreements either have expired or expire at various times. Five of such collective bargaining agreements are with the Office and Professional Employees International Union, or the “OPEIU”, and all five of such agreements expired on August 31, 2007. ATPA recently completed the negotiation of the renewal of the expired collective bargaining agreements with the OPEIU. The terms of such renewed collective bargaining agreements will result in, among other things, an increase in the annual wages and benefits of ATPA’s employees covered by such agreements and will expire on August 31, 2010. Our management believes that such increases will not have a material adverse effect on our consolidated results of operations. Although the terms of such agreements were ratified by the OPEIU’s members, new collective bargaining agreements with the OPEIU containing such terms have not yet been executed. Another collective bargaining agreement expired on December 31, 2007 and the remaining two collective bargaining agreements expire in 2008 and 2010. The renewal of any such collective bargaining agreements will likely result in ATPA incurring increased labor and benefits costs. If such costs increase significantly, it could have a material adverse effect on our consolidated results of operations.

Dependence on Certain Key Clients of ATPA

ATPA derives a large portion of its revenues from a small number of clients. The contracts with ATPA’s clients generally have a term of one to three years and are renewed on a year-to-year basis. Such contracts typically relate to multiple administrative services and may be terminated by the client on short notice. As a result, our consolidated results of operations may be materially adversely affected by the loss of one or more of ATPA’s clients, the deterioration of our or ATPA’s relationship with any of its major clients or a decline in the business of ATPA’s major clients or any other of our future clients. For the fiscal year ended April 30, 2007, the five largest clients of ATPA (which includes groups of clients with overlapping board member oversight) represented an aggregate of approximately 57% of ATPA’s total revenues and the loss of any one of these five clients would likely have a material adverse effect on our consolidated results of operations. See “Business - Business of ATPA - Clients”.

We may underestimate the loss of clients resulting from a change of control of acquired businesses, with resulting future revenues failing to achieve expectations

ATPA’s relationships with its clients on average, extend for a period of between ten and 15 years. Although we anticipate that ATPA and any future acquisition candidates, will reflect positive historical client retention rates, this may change post-acquisition due to unforeseen circumstances. Should the attrition rate of clients increase, this would have an adverse effect on our economic condition and ultimately on its investors' return on invested capital.

Our proposed operating strategy and structure may make it difficult to respond quickly to operational or financial problems and to grow our business, which could negatively affect our financial results

We intend to implement cash management and management information systems that will allow us to monitor the overall performance and financial activities of the businesses we hope we will acquire and operate in the future. However, if any such acquired entities, including ATPA, delay either reporting results or informing us of a negative business development such as the possible loss of an important client or relationship with a financial services products manufacturer or a threatened professional liability or other claim or regulatory inquiry or other action, we may not be able to take action to remedy the situation on a timely basis. This in turn could have a negative effect on our consolidated financial results. In addition, if one of our firms were to report inaccurate financial information, our senior management might not learn of the inaccuracies on a timely basis and be able to take corrective measures promptly, which could negatively affect our ability to report financial results.

Our dependence on the principals and personnel of businesses that may be acquired by us may limit our ability to effectively manage our business

We anticipate that most of our acquisitions will result in the acquired business becoming our direct or indirect wholly-owned subsidiary, with the principals of such entities, including certain members of their management, entering into employment agreements under which they will continue to manage the acquired business. We expect that the principals will be responsible for ordinary course operational decisions of the acquired businesses, including personnel, culture and office location, subject to our oversight. Non-ordinary course transactions will require our consent. The principals may also maintain the primary relationship with clients and, in some cases, vendors. Although we expect to maintain internal controls that will allow us to oversee our operations, this operating structure exposes us to the risk of losses resulting from day-to-day operating and other decisions of the principals. Unsatisfactory performance by these principals or the departure of these principals could hinder our ability to grow and could have a material adverse effect on our business.

Ongoing success and ability to compete depend upon retention of key personnel and our ability to attract additional personnel

Our business will depend upon the services of Richard E. Stierwalt, our President and Chief Executive Officer and Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer. Our future success also will depend on the continued services of key management, sales and support personnel at the businesses we acquire, including ATPA. These individuals have critical industry experience and relationships upon which we will rely. In addition, our future success will depend on our ability to attract and retain qualified key sales, support and management personnel. The loss of services of Mr. Stierwalt, Mr. Neuhaus or any of such other persons or our failure to attract and retain qualified personnel could divert time and resources, delay the development of our business and negatively affect our ability to sell our services or execute our business strategy and could have a material adverse effect on our business. There can be no assurance that we will be able to attract and retain any such personnel in the future on terms economically feasible to us or otherwise.

Declining union membership rates could adversely affect our business and future operating results

According to the United States Department of Labor, Bureau of Labor Statistics, which we refer to as the “BLS”, in 2007, 12.1% of employed wage and salary workers in the U.S. were union members, up from 12.0% in 2006 and the number of persons in the U.S. belonging to a union rose by 311,000 in 2007 to 15.7 million compared to 2006. However, the union membership rate has declined from 20.1% in 1983. Union membership levels vary by state and, as reported by the BLS, in 2007, 30 states and the District of Columbia had union membership rates below the U.S. average, while 20 states had higher rates. In addition, in 2007, all states in the Middle Atlantic and Pacific regions of the U.S. reported union membership rates at or above the national average, and all states in the East South Central and West South Central regions of the U.S. had union membership rates below the national average. Since ATPA derives, and any regional Taft-Hartley third party administrator that may be acquired by us in the future will derive, revenues from providing administrative services to union member participants in Taft-Hartley multi-employer plans and under collective bargaining agreements, a decline in the union membership rate and number of persons belonging to unions in the regions where we may operate, or any business that we may in the future acquire may operate, could have a material adverse effect on our business and consolidated results of operations.

Competition

The Taft-Hartley multi-employer plan sector of the third party pension administration services and benefits industry is highly fragmented and competitive, with a majority of third party administrators in such sector providing services to a specific region. ATPA competes directly with regional third party administration firms, relatively small independent firms in local markets specializing in the Taft-Hartley industry and a limited number of national third party administrators who provide services to Taft-Hartley plans as only a portion of their overall business. Competition is based primarily on customer relationships, range and quality of services or product offerings, customer service, timeliness, geographic proximity, and competitive rates. We believe that ATPA’s most significant competitors, who have the infrastructure, resources and capacity to administer large, national Taft-Hartley multi-employer plans, are American Benefit Plan Administrators, Northwest Administrators and Zenith Administrators. Although we believe that our strategy of acquiring ATPA as well as other regional third party administrators servicing the Taft-Hartley marketplace will provide us with industry-leading resources and experience, there can be no assurance that our competitors will not consolidate or otherwise develop their businesses such that their resources exceed those of ours (including any businesses we may acquire in the future). In addition, although our acquisition strategy will seek to maintain and enhance personalized customer service at a regional level even after an acquisition, no assurance can be given that clients or potential clients of acquisition targets will prefer a large, national third party administrator such as us over smaller, local or regional competitors.

We also compete, indirectly with large unions that self administer their multi-employer plans, as well as with industry participants such as actuaries, investment advisors, mutual funds, banks, employee benefits consultants, payroll providers and professional service organizations who offer a limited number of specialized services to Taft-Hartley plans.

The Taft-Hartley plan administration industry is becoming increasingly technology-based. Our ability to timely and effectively implement emerging technology, including record keeping software and solutions for delivering online access to our services, will be critical to our ability to compete in the marketplace. In addition, we will compete indirectly with software providers that develop billing, record keeping, accounting, claims processing and other software which may allow our clients to perform certain administrative tasks in-house or facilitate additional competitors’ entry into the market. We cannot assure you that, as our industry and related technology continue to evolve, additional competitors will not enter the industry or that our clients will not choose to conduct more of their administrative services internally. Although we intend to monitor industry and technological trends and respond accordingly, we cannot assure you that we will be able to anticipate and successfully respond to such trends in a timely manner.

We will compete with numerous other financial services organizations, insurance brokers, insurance companies, banks, third party administrators and other entities to acquire independent third party benefits administration businesses. Many of the such entities could have substantially greater financial resources than we do and may be able to outbid us for these acquisition targets.

We cannot be certain that we will be able to compete successfully against current and future competitors, or that competitive pressure will not have a material adverse effect on our business.

Failure to comply with, or changes in, state and federal laws and regulations applicable to us could restrict our ability to conduct our business

Our ability (including ATPA) to conduct business in the jurisdictions in which we, and any of the businesses we may acquire in the future will operate depends on our compliance with the rules and regulations promulgated by federal, state and local regulatory bodies. Such regulatory requirements, including the requirement of being properly licensed and registered in certain states which require third party administrators to be licensed, can subject us, or any entity we may acquire in the future, to sanctions or penalties. In addition, there can be no assurance that regulators or third parties will not raise material issues with respect to our or any acquired businesses’ past or future compliance with applicable regulations or that future regulatory, judicial or legislative changes will not have a material adverse effect on us.

ATPA, and any other businesses that the Company may acquire in the future, may be “named fiduciaries” (under the terms of a benefit plan) with respect to one or more benefit plans or may be deemed to be “fiduciaries” of such plans by virtue of the services they perform for such plans. Retirement plan fiduciary services are subject to and governed by the Employee Retirement Income Security Act, as amended and the regulations promulgated therein (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that ATPA, and any other businesses that we may acquire in the future, acts in a fiduciary capacity under ERISA with respect to a benefit plan (or any assets of such a plan), such party could incur liability under ERISA and the Code for, among other things, (i) breach of fiduciary duty, or (ii) engaging in a “prohibited transaction” (within the meaning of ERISA) involving a benefit plan or the assets of such plan. Any such failures could result in significant penalties and financial loss.

Our business, financial condition and results of operations may be negatively affected by errors and omissions claims

ATPA, and any other businesses that we may acquire in the future, will be conducting benefit plan administrative operations and activities, and will be subject to claims and litigation in the ordinary course of business resulting from alleged and actual errors and omissions in processing claims and benefit payments. These activities involve substantial amounts of money. Since errors and omissions claims against our firms may allege our liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs. Errors and omissions could include, for example, failure, whether negligently or intentionally, to place coverage on behalf of clients. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

We will have primary errors and omissions insurance coverage to protect us and each of our direct and indirect subsidiaries against the risk of liability resulting from alleged and actual errors and omissions. Recently, prices for this insurance have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we will endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Our business, consolidated financial condition and consolidated results of operations may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our and our respective direct and indirect subsidiaries reputation or divert management resources away from operating our respective business.

Because ATPA’s clients (and the clients of any business we acquire in the future) can terminate their service agreements on short notice, poor service or a change in client management could have a material adverse effect on our business.

Our business will depend on information-processing systems

Our ability to create and maintain comprehensive tracking and reporting of client accounts depends on our capacity to store, retrieve, process and manage significant databases and expand and periodically upgrade our information-processing capabilities. As we continue to grow, the need to continue to make investments in new and enhanced information systems will increase. Interruption or loss of information-processing capabilities or adverse consequences from implementing new or enhanced systems could have a material adverse effect on our business. As information system providers revise and upgrade their hardware, software and equipment technology, we may encounter difficulties in integrating these new technologies into the business. These new revisions and upgrades may not be appropriate for our business.

We will incur additional costs as a public company as a result of the filing with the SEC and effectiveness of the Registration Statement of which this prospectus is a part and we may be unable to operate profitably as a stand-alone company

We will incur significant additional costs as a separate and public company after we file the registration statement with the SEC of which this prospectus forms a part and such registration statement becomes effective. These costs include, among other things, the payment of a salary to the Company’s Chief Executive Officer, Richard E. Stierwalt, and Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer, as well as additional legal and accounting costs incurred as a result of becoming a public company. Furthermore, we may not be able to put in place sufficient financial, administrative and managerial structure to successfully operate as a public company, or the development of such structure may require a significant amount of management’s time and other resources including financial resources, which could hinder our ability to operate profitably.

We are not currently, and, immediately following the filing with the SEC and effectiveness of the Registration Statement, we will not be compliant with certain provisions of the Sarbanes-Oxley Act; we will incur increased costs as a result of being a public company

The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance and reporting requirements and additional requirements may be enacted in the future. Since we do not anticipate that our common stock will be quoted on a stock exchange and we anticipate that our common stock may only be quoted on the OTC Bulletin Board (although there can be no assurance that this will occur), we will not be subject to a number of such governance requirements, although we will be subject to certain other requirements that may involve significant costs. As a public company, we will incur significant legal, accounting and other expenses that we would not incur as a private company. For example, we will be required to adopt additional internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. A number of those requirements will require us to carry out activities that we have not done previously and we would not have to do as a private company. For example, under Section 404 of the Sarbanes-Oxley Act we will eventually need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent accountants will need to issue an opinion on the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain direct and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company or the timing of such costs. In addition, although we expect to implement the requisite changes to cause us to become compliant with existing requirements, and new requirements when they do apply to us, we may not be able to do so, or to do so in a timely manner.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements, including, without limitation, some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and Business.” Statements that are predictive in nature or that depend upon or refer to future events or conditions are forward-looking statements. These statements are often identified by the words “may,” “might,” “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of their date. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected or implied in the forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

•	our ability to successfully complete and integrate acquisitions including, without limitation, ATPA;

•	our ability to attract and retain quality management and/or employees including the management and personnel of ATPA and the other businesses that we may acquire in the future;

•	the loss by us of any of our key clients from which we derive a significant portion of our revenues;

•	our status, prior to the acquisition of ATPA, as a development stage company with limited historical operating history and limited sources of working capital;

•	the effect of changing economic conditions;

•	competitive conditions;

•	regulatory factors;

•	labor and employment benefit costs;

•	the outcome of any future legal proceedings;

•	our ability to manage our growth and successfully implement our business and acquisition strategy;

•	the risks associated with the pension and benefit administration business;

•	the availability and terms of necessary or desirable financing or refinancing and other related risks and uncertainties; and

•	Other factors discussed under “Risk Factors” or elsewhere in this prospectus.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Selling Stockholders

We will not receive any of the proceeds from the sale by the selling stockholders of the shares registered on their behalf under the registration statement of which this prospectus is a part.

Direct Offering

We estimate that the gross proceeds to us from our direct offering will be approximately $3,000,000 (assuming the minimum amount is sold) or $6,000,000 (assuming the maximum amount is sold).

We intend to use the proceeds of our direct offering as set forth in the table below:

	Assuming Minimum Amount		Assuming Maximum Amount
Use of Net Proceeds	Approximate Dollar Amount of Net Proceeds	Percent of Net Proceeds	Approximate Dollar Amount of Net Proceeds	Percent of Net Proceeds
Offering Expenses	$300,000	10%	$300,000	5%
Repayment of Escrow Note	$2,500,000	83%	$2,500,000	42%
General Working Capital	$200,000	7%	$3,200,000	53%
Total	$3,000,000	100%	$6,000,000	100%

Offering Expenses

Offering expenses for the direct offering consist of expenses estimated to be $300,000, consisting of the following: $150,000 for legal fees related to this prospectus; $120,000 for auditing fees related to this prospectus; $15,000 for printing and marketing expenses related to this prospectus; and approximately $15,000 for SEC filing fees and other miscellaneous expenses relating to the registration statement of which this prospectus forms a part.

Repayment of Debt

Assuming the minimum amount of shares being directly offered by us is sold, $2,500,000 of the proceeds therefrom shall be used to repay the entire outstanding $2.5 million principal amount (excluding accrued interest) due under the escrow note issued by us in favor of Tom Weston, as agent for the stockholders of ATPA to fund the second escrow fund pursuant to the ATPA merger agreement. The escrow note bears interest at a rate of 3.99% per annum and matures on December 17, 2009 (subject to automatic extension for up to an additional year in the event the reimbursement claim (as defined herein in “Business - Claims and Legal Proceedings”) is still unresolved) with interest and principal payable on maturity.

General Working Capital

We intend to use the balance of the proceeds of the direct offering, as well as cash generated from operations, for working capital and for general corporate purposes, including for possible future acquisitions.

The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management regarding the application of the proceeds of the direct offering, and the amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, our financing activity and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Pending utilization of the net proceeds described above, the funds will be invested in short-term interest bearing investments.

DETERMINATION OF OFFERING PRICE

Shares Offered by the Selling Stockholders

We are not selling any of the 6,146,575 shares of our common stock (which number of shares includes 3,914,575 shares issuable upon exercise of our warrants) that we are registering on behalf of selling stockholders. Such shares of our common stock will be sold by the selling stockholders listed in this prospectus. In our direct offering, we are selling a minimum of 1,000,000 shares and up to a maximum of 2,000,000 shares of our common stock at the price of $3.00 per share.

Shares Offered Directly by UBPS

There is no established public market for the common stock being registered for sale directly by us. We selected $3.00 per share as the offering price in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria or value. Among the factors we considered were:

•	the risk borne by the purchasers of our common stock and warrants in the private equity offering;

•	the experience brought to the company by our Board of Directors and management;

•	our capital structure, including the number of shares already issued and outstanding;

•	the proceeds to be raised by the direct offering;

•	the amount of capital to be contributed by purchasers in the direct offering in proportion to the amount of stock to be retained by our existing shareholders;

•	ATPA’s operating history; and

•	our cash requirements.

DIVIDEND POLICY

We do not anticipate paying any cash dividend on our common stock in the foreseeable future. We currently intend to retain all available funds to fund the development and growth of our business. The senior secured notes prohibit us from paying dividends to our stockholders.

CAPITALIZATION

The following table sets forth our capitalization as of November 30, 2007:

•	on an actual basis;

•
on a pro forma basis to give effect to (1) the acquisition of ATPA, (2) the private equity offering, (3) the debt offering, (4) the conversion of the bridge notes, and (5) other adjustments as disclosed in the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus, as if all such transactions had occurred as of November 30, 2007; and

•
on a pro forma as adjusted basis to give effect to (1) the acquisition of ATPA, (2) the private equity offering, (3) the debt offering, (4) the conversion of the bridge notes, (5) other adjustments as disclosed in the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus, and (6) our sale of the shares of our common stock to be sold by us in the direct offering (assuming both the minimum amount of shares are sold and the maximum amount of shares are sold) and the application of the net proceeds therefrom , as if all such transactions had occurred as of November 30, 2007.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the notes to those statements of UBPS and ATPA and our “Unaudited Pro Forma Condensed Combined Financial Statements,” and the notes to those statements included elsewhere in this prospectus.

	United Benefits & Pension Services, Inc. (Historical)	Pro Forma Combined	Pro Forma As Adjusted Assuming Minimum Amount of Shares are Sold	Pro Forma As Adjusted Assuming Maximum Amount of Shares are Sold
Long-term Liabilities:
Notes payable		$43,682	$43,682	$43,682
Senior secured notes payable		1,852,528	1,852,528	1,852,528
Derivative liability		4,596,778	4,596,778	4,596,778
Due to former shareholder of ATPA - escrow		1,000,000	1,000,000	1,000,000
Note payable – ATPA shareholders’ escrow		2,500,000
Other long-term liabilities		223,016	223,016	223,016
Total long-term liabilities		10,216,004	7,716,004	7,716,004
Stockholders’ Equity:
Preferred stock, par value $0.01, authorized
10,000,000 shares, issued and outstanding 0 shares
Common stock, par value $0.00001, authorized
50,000,000 shares, issued and outstanding	$4	44	54	64
427,600 historical, 4,424,503 pro forma, 5,424,503 assuming the minimum shares are sold and 6,424,503 assuming the maximum shares are sold
Additional paid-in capital	1,069,996	6,661,913	9,361,903	12,361,893
Accumulated deficit	(1,209,429)	(1,209,429)	(1,209,429)	(1,209,429)
Total stockholders’ (deficiency) equity	(139,429)	5,452,528	8,152,528	11,152,528

	$(139,429)	$15,668,532	$15,868,532	$18,868,532

DILUTION

Our pro forma net tangible book value at November 30, 2007 was ($7,964,830) or ($1.80) per share of common stock based on 4,424,503 shares outstanding on a pro forma basis. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding on November 30, 2007, on a pro forma basis after giving effect to (1) the acquisition of ATPA (including, without limitation, the issuance of the 1,000,000 shares of our common stock to secure our obligations under the escrow note), (2) the private equity offering, (3) the debt offering, and (4) the conversion of the bridge notes, as if all such transactions had occurred as of such date. After giving effect to the sale by us of our common stock under this prospectus at an assumed initial public offering price of $3.00 per share, and after deducting estimated offering expenses payable by us, and assuming no exercise of any outstanding warrants to purchase common stock, our adjusted pro forma net tangible book value at November 30, 2007 would have been ($5,264,830), or ($0.97) per share assuming the minimum amount of shares are sold; and ($2,264,830) or ($0.35) per share, assuming the maximum amount of shares are sold and assuming no exercise of any outstanding warrants to purchase common stock. This represents an immediate increase in the pro forma net tangible book value of $0.83 per share to existing stockholders assuming the minimum amount of shares sold; and $1.45 per share assuming the maximum amount of shares are sold and assuming no exercise of any outstanding warrants to purchase common stock and an immediate dilution of $3.97 per share, or 132%, assuming the minimum number of shares are sold; and $3.35 per share, or 112%, assuming the maximum number of shares are sold and assuming no exercise of any outstanding warrants to purchase common stock, at the assumed initial public offering price, to new investors purchasing shares of our common stock in the direct offering. The following table illustrates this per share dilution:

	Minimum Amount		Maximum Amount
Initial public offering price per share		$3.00		$3.00
Pro forma net tangible historical book value per share as of November 30, 2007	$(1.80)		$(1.80)
Increase per share attributable to new investors	$0.83		$1.45
Pro forma as adjusted net tangible book value per share after our direct offering		(0.97)		(0.35)
Dilution per share to new investors		$3.97		$3.35

The following tables summarize, on an as-adjusted basis, after giving effect to this offering (assuming the sale of the Minimum Amount and the Maximum Amount, as indicated), the number of shares purchased from us, the total consideration paid and the average price per share paid by the existing stockholders, assuming no exercise of any outstanding warrants, and by the new investors at an assumed initial public offering price of $3.00 per share:

Minimum Amount:

	Shares Purchased	Percent	Total Consideration Amount	Percent	Average Price Per Share
Existing stockholders	4,424,503	82%	$5,291,000	64%	$1.20
New investors	1,000,000	18%	3,000,000	36%	$3.00
Total	5,424,503	100%	$8,291,000	100%	$1.53

Maximum Amount:

	Shares Purchased	Percent	Total Consideration Amount	Percent	Average Price Per Share
Existing stockholders	4,424,503	69%	$5,291,000	47%	$1.20
New investors	2,000,000	31%	6,000,000	53%	$3.00
Total	6,424,503	100%	$11,291,000	100%	$1.76

In addition, the above tables do not reflect (1) an aggregate of 733,908 shares of our common stock which have been reserved for future issuance under our 2007 Stock Option Plan, of which no options have been granted to date, (2) up to a total of 417,362 performance incentive shares of our common stock to be issued to our Chief Executive Officer and President and to our Chief Operating Officer and Chief Financial Officer upon our achieving specified budgeted performance levels (3) an aggregate of 1,000,000 shares issuable upon the exercise of the equity offering warrants at an exercise price of $0.00001 per share, (4) an aggregate of 162,000 shares issuable upon the exercise of the placement agent warrants at an exercise price of $2.50 per share, and (5) an aggregate of 2,752,575 shares issuable upon exercise of the noteholder warrants at an exercise price of $.00001 per share. The issuance of such shares of our Common Stock may result in further dilution to new investors. Also, the number of shares in the above tables includes an aggregate of 1,000,000 shares issued by UBPS to fund the second escrow pursuant to the ATPA merger agreement.

SELLING STOCKHOLDERS

Based on information provided by the selling stockholders, the table below sets forth certain information, as of March 26, 2008 unless otherwise noted, regarding the selling stockholders. Each of the selling stockholders was an investor in the bridge financing, the private equity offering or the debt offering.

Percentage ownership of our common stock is based on shares of our common stock issued and outstanding (including the 1,000,000 shares of our common stock issued to secure our obligations under the escrow note) after giving effect to the issuance of shares of any common stock upon exercise of common stock purchase warrants owned by such selling stockholder. For purposes of calculating the post-offering ownership of each selling stockholder, the table also assumes the sale of all of the securities being offered by such selling stockholder.

The second column from the left in the table below lists the number of shares of our common stock beneficially owned by each selling stockholder, giving effect to the exercise of any warrants owned by such selling stockholder, but not by any others.

The third column from the left lists the shares of our common stock being offered under to this prospectus by the selling stockholder.

The fourth column from the left lists the number of shares of our common stock that would be owned by the selling stockholder after the sale of the shares of common stock being offered by such stockholder assuming the sale of all of the shares being so offered, and assuming the sale of the maximum amount of shares being directly offered hereby in the direct offering.

Name of Selling Stockholder	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
	Number	Percent	Shares Offered	Number	Percent
Leslie J. Levine (1)	150,000	3.35	150,000	0	0

Henry Bisgaier, as trustee of Henry Bisgaier Living Trust (2)	60,000	1.35	60,000	0	0
Laureen E. Blatt (3)	75,000	1.69	75,000	0	0
Harold Zirkin (4)	120,000	2.69	120,000	0	0
Howard S. Maier (5)	150,000	3.35	150,000	0	0

Dale Leslie Davis (6)	45,000	1.01	45,000	0	0
M. William Grossman and Adrienne Grossman, as Joint Tenants (7)	15,000	*	15,000	0	0
Tim Connolly (8)	150,000	3.35	150,000	0	0
Abbey E. Blatt CPA PC Profit Sharing Plan (9)	75,000	1.69	75,000	0	0
Odyssey Value Partners, LP (10)	600,000	12.97	600,000	0	0
Sands Brothers Venture Capital II LLC (11)	150,000	3.35	150,000	0	0
Sands Brothers Venture Capital III LLC (12)	300,000	6.63	300,000	0	0
Sands Brothers Venture Capital IV LLC (13)	150,000	3.35	150,000	0	0
Arline F. McGowan and Richard S. McGowan (14)	600,000	12.97	600,000	0	0
Leonard Neuhaus ** + (15)	193,126	4.35	60,000	133,126	3.00
Hyun Park	36,000	*	36,000	0	0
Sun Choi	36,000	*	36,000	0	0
Eugene Park	48,000	1.08	48,000	0	0
Carolyn Yoon	12,000	*	12,000	0	0
David Chang	12,000	*	12,000	0	0
Michael Kim	40,000	*	40,000	0	0
Paul Kim	40,000	*	40,000	0	0
Wunderlich Securities, Inc. (16)	43,200	*	43,200	0	0
Laidlaw & Company (17)	20,000	*	20,000	0	0
Andrew Park (18)	132,903	*	28,000	104,903	2.37
Maxim Partners LLC (19)	35,600	*	35,600	0	0
Robert Brous (20)	43,200	*	43,200	0	0
Richard E. Stierwalt*** +(21)	594,474	13.14	300,000	294,474	6.66
CAMOFI Master LDC (22)(23)	2,494,521	36.05	2,494,521	0	0
CAMHZN Master LDC (23)(24)	258,054	5.51	258,054	0	0

* Less than 1%

**  Leonard Neuhaus serves as our Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary.

*** Richard E. Stierwalt is a member of our board of directors and also serves as our President and Chief Executive Officer.

+ Messrs. Stierwalt and Neuhaus entered into lock-up agreements, which prevent them from selling or offering for sale any of our securities for a period commencing on the effective date of the registration statement of which this prospectus is a part and terminating one year after the date on which the registration statement of which this prospectus is a part is declared effective. For more information concerning such lock-up agreements, see “Shares Eligible for Future Sale - Lock-up Agreements”

(1) Includes 50,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(2) Includes 20,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(3) Includes 25,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(4) Includes 40,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(5) Includes 50,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(6) Includes 15,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(7) Includes 5,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(8) Includes 50,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(9) Includes 25,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(10) Includes 200,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(11) Includes 50,000 shares of our common stock issuable upon exercise of our equity offering warrants. Scott Baily exercises voting and investment control over shares of our common stock beneficially owned by Sands Brothers Venture Capital II LLC.

(12) Includes 100,000 shares of our common stock issuable upon exercise of our equity offering warrants. Scott Baily exercises voting and investment control over shares of our common stock beneficially owned by Sands Brothers Venture Capital II LLC.

(13) Includes 50,000 shares of our common stock issuable upon exercise of our equity offering warrants. Scott Baily exercises voting and investment control over shares of our common stock beneficially owned by Sands Brothers Venture Capital II LLC.

(14) Includes 200,000 shares of our common stock issuable upon exercise of our equity offering warrants.

(15) Includes 20,000 shares of our common stock issuable upon exercise of our equity offering warrants. The shares offered by Mr. Neuhaus do not include 133,126 shares of our common stock owned by Mr. Neuhaus.

(16) Includes 43,200 shares of our common stock issuable upon exercise of our placement agent warrants, which we issued to Wunderlich Securities, Inc., as a designee of Maxim Group LLC, the placement agent for our private equity offering.

(17) Includes 20,000 shares of our common stock issuable upon exercise of our placement agent warrants, which we issued to Laidlaw & Company, as a designee of Maxim Group LLC, the placement agent for our private equity offering.

(18) Includes 8,000 shares of our common stock owned by Spyglass Capital Partners LLC, an affiliate of Mr. Park, and 20,000 shares of our common stock issuable upon exercise of our placement agent warrants, which we issued to Mr. Park, as a designee of Maxim Group LLC, the placement agent for our private equity offering. The shares offered by Mr. Park do not include 104,903 shares of our common stock owned by Mr. Park.

(19) Includes 35,600 shares of our common stock issuable upon exercise of our placement agent warrants.

(20) Includes 43,200 shares of our common stock issuable upon exercise of our placement agent warrants, which we issued to Mr. Brous, as a designee of Maxim Group LLC, the placement agent for our private equity offering.

(21) Includes 100,000 shares of our common stock issuable upon exercise of our equity offering warrants. The shares offered by Mr. Stierwalt do not include 294,474 shares of our common stock owned by Mr. Stierwalt.

(22) Includes 2,494,521 shares of our common stock issuable upon exercise of our noteholder warrants.

(23) Pursuant to the noteholder warrants, neither CAMOFI Master LDC nor CAMHZN Master LDC may exercise any portion of their respective noteholder warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such issuance, as determined in accordance with the terms of the noteholder warrants.

(24) Includes 258,054 shares of our common stock issuable upon exercise of our noteholder warrants.

PLAN OF DISTRIBUTION

Direct Offering

Each prospective investor in our direct offering must deliver to __________, our escrow agent, a check in the amount of its investment payable to “________, as Escrow Agent”. Alternatively, prospective investors may make payment by wire transfer. The cash payment of each prospective investor in our direct offering will be deposited in a segregated escrow account with _________, as escrow agent. Such cash will be held by the escrow agent pursuant to the terms of an escrow agreement between UBPS and the escrow agent. If our direct offering terminates or investors do not subscribe for the minimum 1,000,000 shares of common stock in the direct offering, the escrow agent will return to such prospective investor his or her subscription payment, without interest or deduction.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide to their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Procedure for Subscribing

This offering will start on the date this prospectus is declared effective and continue for a period of up to 90 days, and an extension of up to an additional 90 days, if so elected by our Board of Directors.

Any investor desiring to subscribe for any shares being directly or indirectly offered by us pursuant to this prospectus must: (1) execute and deliver a share subscription agreement, and (2) deliver a check or certified funds to us for acceptance or rejection. All checks for subscriptions must be made payable to “___________________.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by Selling Stockholders

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are then traded or in private transactions. Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market or quoted on the OTC Bulletin Board. Although we anticipate applying to have our common stock quoted for trading on the OTC Bulletin Board after the Registration statement of which this prospectus forms a part is declared effective by the SEC, there can be no assurance that our common stock will be traded on the OTC Bulletin Board in the future. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition is based upon, and should be read in conjunction with, the consolidated financial statements and accompanying notes thereto of UBPS and ATPA included elsewhere in this prospectus. This discussion contains forward looking statements. Actual results could differ materially from the results discussed in the forward looking statements. Please see “Cautionary Statements Regarding Forward Looking Statements” and “Risk Factors” for a discussion of some of the uncertainties, risks and assumptions associated with those statements.

Introduction

From October 6, 2006, our date of inception, until December 17, 2007, UBPS was a development stage enterprise, devoting substantially all of its efforts to capital raising activities for, and planning to integrate and manage, the acquisition of an appropriate business. On December 17, 2007, pursuant to the ATPA merger agreement, UBPS Acquisition Sub, Inc., a wholly-owned subsidiary of UBPS merged with and into ATPA and, as a result, ATPA became a wholly-owned subsidiary of UBPS, as discussed further below and elsewhere in this prospectus. Subsequent to the merger, our principal business has been continuing and growing the business of ATPA, a pension administration and benefit services company specializing in serving the Taft-Hartley multi-employer benefit plan market.

Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the historical financial statements and notes included elsewhere herein.

Results of Operations

UBPS and ATPA Combined Seven Months Ended November 30, 2007 Compared to Seven Months Ended November 30, 2006

The following table summarizes our selected condensed combined financial information for the seven months ended November 30, 2007and 2006. The financial information presented for the seven months ended November 30, 2007 was derived by combining the unaudited historical results of operations of UBPS from May 1, 2007 to November 30, 2007, with ATPA’s unaudited condensed historical results of operations from May 1, 2007 to November 30, 2007. The financial information presented for the seven months ended November 30, 2006 was derived by combining the unaudited historical results of operations of UBPS from October 6, 2006 (date of inception) to November 30, 2006, with ATPA’s unaudited consolidated results of operations from May 1, 2006 to November 30, 2006.

%
Selected Financial Data	(Unaudited) Seven Months Ended November 30, 2007	% of Revenue	(Unaudited) Seven Months Ended November 30, 2006	% of Revenue	$ Change 2007 to 2006	% Change 2007 to 2006
Revenue	$30,797,815	100%	$32,267,696	100%	($1,469,881)	-5%
Costs and expenses:
Compensation and benefits	21,211,948	69%	22,922,022	71%	(1,710,074)	-7%
General and administrative	7,167,864	23%	7,655,343	24%	(487,479)	-6%
Stock-based compensation			1,069,000	3%	(1,069,000)	-100%
Depreciation and amortization	261,281	1%	374,652	1%	(113,371)	-30%
Total costs and expenses	28,641,093	93%	32,021,017	99%	(3,379,924)	-11%
Income from continuing operations	2,156,722	7%	246,679	1%	1,910,043	774%
Other (expense) income:
Interest expense	(98,214)	0%	(21,437)	0%	(76,777)	358%
Interest and other income	28,866	0%	32,995	0%	(4,129)	-13%
Total other (expense) income, net	(69,348)	0%	11,558	0%	(80,906)	-700%
Income before provision for income taxes and discontinued operations	$2,087,374	7%	$258,237	1%	$1,829,137	708%

Our revenue for the seven months ended November 30, 2007 decreased by $1,469,881, or 5% from the seven months ended November 30, 2006.This reduction was primarily due to a small reduction in ATPA’s client base. Additionally, ATPA’s management devoted significant time to completing the acquisition of ATPA by UBPS and building the infrastructure necessary to accomplish our strategic growth goals, which resulted in less time devoted to marketing and client engagement activities which negatively impacted our revenues for the seven months ended November 30, 2007.

Total costs and expenses decreased $3,379,924, or11% in the seven months ended November 30, 2007 as compared to the same period in 2006. Generally such costs vary with our revenues and their decrease is attributed to the 5% decrease in revenues for the same period.

Compensation and benefits decreased $1,710,074 or 7% in the seven months ended November 30, 2007 as compared to the same period in 2006. Such decrease is primarily due to the decrease in human resources needed to support a smaller revenue and client base. In addition, headcount was reduced through attrition.

General and administrative expenses decreased $487,479 or 6% in the seven months ended November 30, 2007 as compared to the same period in 2006. Such decrease is primarily due to fewer variable expenses needed to support a smaller revenue and client base.

Stock-based compensation for the first seven months of fiscal 2006 related to the fair value of common shares issued to the management of UBPS at the date of inception of UBPS. There was no comparable issuance of common shares during the 2007 period.

Depreciation and amortization decreased $113,371 or 30% in the seven months ended November 30, 2007 as compared to the same period in 2006. Such decrease is primarily due to decreased capital expenditures and the sale of certain fixed assets.

Interest expense increased $76,777 or 358% when comparing the first seven months ended November 30, 2007 to the comparable period in 2006. Such increase is due to interest on the bridge notes which were issued by UBPS in 2007 prior to and in connection with the acquisition of ATPA on December 17, 2007. The bridge notes were not outstanding during the first seven months of 2006 and as such there is no comparable interest expense.

Income before provision for income taxes and discontinued operations increased $1,829,137 or 708% in the seven months ended November 30, 2007 as compared to the same period in 2006, as described above.

UPBS and ATPA Combined Year Ended April 30, 2007 Compared to Year Ended April 30, 2006

The following table summarizes selected financial information for the years ended April 30, 2007 and April 30, 2006. The financial information presented for the year ended April 30, 2007 was derived by combining the audited historical results of operations of UBPS from October 6, 2006, (date of inception) to April 30, 2007, with ATPA’s audited consolidated results of operations from May 1, 2006 to April 30, 2007. The financial information presented for the year ended April 30, 2006 was derived from ATPA’s audited consolidated results of operations from May 1, 2005 to April 30, 2006.

Selected Financial Data	April 30, 2007	% of Revenue	April 30, 2006	% of Revenue	$ Change 2007 to 2006	% Change 2007 to 2006
Revenue	$55,003,930	100%	$54,545,054	100	$458,876	1%
Costs and expenses:
Compensation and benefits	39,122,687	71%	40,576,921	74%	(1,454,234)	-4%
General and administrative	13,057,307	24%	13,375,610	25%	(318,303)	-2%
(Gain) loss on sale of property and equipment	(278,254)	-1%	39,556	0%	(317,810)	NM
Gain from litigation settlement, net of related expenses			(1,721,617)	-3%	1,721,617	NM
Stock-based compensation	1,069,000	2%			1,069,000	NM
Depreciation and amortization	539,157	1%	722,718	1%	(183,561)	-25%
Total costs and expenses	53,509,897	97%	52,993,188	97%	516,709	1%
Income from continuing operations	1,494,033	3%	1,551,866	3%	(57,833)	-4%
Other (expense) income:
Interest expense	(47,450)	0%	(55,477)	0%	8,027	-14%
Interest income related to litigation settlement			410,383	1%	(410,383)	NM
Interest and other income	54,361	0%	42,203	0%	12,158	29%
Total other (expense) income, net	6,911	0%	397,109	1%	(390,198)	-98%
Income (loss) before provision for income taxes and discontinued operations	$1,500,944	3%	$1,948,975	4%	($448,031)	-23%

NM - Not Meaningful

Our revenues for the year ended April 30, 2007 increased by $458,876, or 1% from the year ended April 30, 2006. This increase was primarily due to a small increase in the rates charged to ATPA’s clients.

Total costs and expenses increased $516,709, or 1% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Generally such costs vary with ATPA’s revenues and the increase is explained below.

Compensation and benefits decreased $1,454,234, or 4% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to a reduction in ATPA’s headcount through attrition.

General and administrative expenses decreased $318,303, or 2% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to ATPA’s various cost savings initiatives.

(Gain) loss on sale of property and equipment are non-operational items and are not part of the normal operations of ATPA’s business.

Gain from litigation settlement, net of related expenses and interest income related to litigation settlement relate to a one time recovery from ATPA’s litigation with a former vendor of information technology services.

Stock-based compensation for the year ended April 30, 2007 related to the fair value of common shares issued to the management of UBPS at the date of inception of UBPS. There was no comparable issuance of common shares during the 2006 period.

Depreciation and amortization decreased $183,561, or 25% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to decreased capital expenditures by ATPA and the sale of certain fixed assets by ATPA.

Interest expense decreased $8,027 or 14% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to a reduction through payments of notes and loans payable by ATPA.

Interest and other income increased $12,158, or 29% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such increase is due to ATPA’s larger cash balances on hand at financial institutions.

Income before provision for income taxes and discontinued operations decreased $448,031 or 23% in the year ended April 30, 2007 as compared to the year ended April 30, 2006, as described above.

Total costs and expenditures were impacted by the following non-operational and non-recurring items: (gain) loss on sale of property and equipment; gain from litigation settlement, net of related expenses; and stock-based compensation.

If these items were removed from both the year ended April 30, 2007 and the year ended April 30, 2006, total costs for the year ended April 30, 2007 would have been $52,719,151 as compared to $54,675,249 for the year ended April 30, 2006, a decrease of $1,956,098, or 4%.

Income before provision for income taxes was also impacted by interest income related to a litigation settlement, a non-operational and non-recurring item, as well as the three items mentioned in the prior two paragraphs. If all non-operational and non-recurring items were removed from both the year ended April 30, 2007 and the year ended April 30, 2006, income (loss) before provision for income taxes for the year ended April 30, 2007 would have been $2,291,690 as compared to a loss of ($143,469) for the year ended April 30, 2006, an increase of $2,435,159.

Although the information presented in the preceding two paragraphs is not in accordance with generally accepted accounting principles, management believes that the information is useful to the reader to more fully understand the results of operations.

Results of Operations of ATPA for the Seven Months Ended November 30, 2007 Compared to the Seven Months Ended November 30, 2006

The following table summarizes the selected financial information of ATPA for the seven months ended November 30, 2007 and 2006. The financial information presented for the seven months ended November 30, 2007 was derived solely from ATPA’s unaudited consolidated historical results of operations from May 1, 2007 to November 30, 2007. The financial information presented for the seven months ended November 30, 2006 was derived solely from ATPA’s unaudited historical, consolidated results of operations from May 1, 2006 to November 30, 2006.

Selected Financial Data	(Unaudited) Seven Months Ended November 30, 2007	% of Revenue	(Unaudited) Seven Months Ended November 30, 2006	% of Revenue	$ Change 2007 to 2006	% Change 2007 to 2006
Revenue	$30,797,815	100%	$32,267,696	100%	($1,469,881)	-5%
Costs and expenses:
Compensation and benefits	21,211,948	69%	22,922,022	71%	(1,710,074)	-7%
General and administrative	7,112,422	23%	7,641,810	24%	(529,388)	-7%
Depreciation and amortization	261,281	1%	374,652	1%	(113,371)	-30%
Total costs and expenses	28,585,651	93%	30,938,484	96%	(2,352,833)	-8%
Income from continuing operations	2,212,164	7%	1,329,212	4%	882,952	66%
Other (expense) income:
Interest expense	(37,037)	0%	(21,437)	0%	(15,600)	73%
Interest and other income	28,866	0%	32,995	0%	(4,129)	-13%
Total other (expense) income, net	(8,171)	0%	11,558	0%	(19,729)	-171%
Income (loss) before provision for income taxes and discontinued operations	$2,203,993	7%	$1,340,770	4%	$863,223	64%

ATPA’s revenue for the seven months ended November 30, 2007 decreased by $1,469,881, or 5% from the seven months ended November 30, 2006.This reduction was primarily due to a small reduction in ATPA’s client base. Additionally, ATPA’s management devoted significant time to completing the acquisition of ATPA by UBPS and building the infrastructure necessary to accomplish our strategic growth goal, which resulted in less time devoted to marketing and client engagement activities which negatively impacted ATPA’s revenues for the seven months ended November 30, 2007.

Total costs and expenses decreased $2,352,833, or 8% in the seven months ended November 30, 2007 as compared to the same period in 2006. Generally such costs vary with our revenues and their decrease is attributed to the 5% decrease in revenues for the same period.

Compensation and benefits decreased $1,710,074 or 7% in the seven months ended November 30, 2007 as compared to the same period in 2006. Such decrease is primarily due to the decrease in human resources needed to support a smaller revenue and client base. In addition, ATPA’s headcount was reduced through attrition.

General and administrative expenses decreased $529,388 or 7% in the seven months ended November 30, 2007 as compared to the same period in 2006. Such decrease is primarily due to fewer variable expenses needed to support a smaller revenue and client base.

Depreciation and amortization decreased $113,371 or 30% in the seven months ended November 30, 2007 as compared to the same period in 2006. Such decrease is primarily due to decreased capital expenditures by ATAP and the sale of certain fixed assets by ATPA.

Interest expense increased $15,600 or 73% in the seven months ended November 30, 2007 as compared to the same period in 2006.

Income before provision for income taxes and discontinued operations increased $863,223, or 64% in the seven months ended November 30, 2007 as compared to the same period in 2006, as described above.

Results of Operations of ATPA for the Year Ended April 30, 2007 Compared to the Year Ended April 30, 2006

The following table summarizes selected financial information for the years ended April 30, 2007 and April 30, 2006. The financial information presented for the year ended April 30, 2007 was derived from ATPA’s audited consolidated historical results of operations from May 1, 2006 to April 30, 2007. The financial information presented for the year ended April 30, 2006 was derived from ATPA’s audited consolidated historical results of operations from May 1, 2006 to April 30, 2006.

Selected Financial Data	Year Ended April 30, 2007	% of Revenue	Year Ended April 30, 2006	% of Revenue	$ Change 2007 to 2006	% Change 2007 to 2006
Revenue	$55,003,930	100%	$54,545,054	100%	$458,876	1%
Costs and expenses:
Compensation and benefits	39,122,687	71%	40,576,921	74%	(1,454,234)	-4%
General and administrative	13,036,580	24%	13,375,610	25%	(339,030)	-3%
(Gain) loss on sale of property and equipment	(278,254)	-1%	39,556	0%	(317,810)	NM
Gain from litigation settlement, net of related expenses	0		(1,721,617)	-3%	1,721,617	NM
Depreciation and amortization	539,157	1%	722,718	1%	(183,561)	-25%
Total costs and expenses	52,420,170	95%	52,993,188	97%	(573,018)	-1%
Income from continuing operations	2,583,760	5%	1,551,866	3%	1,031,894	66%
Other (expense) income:
Interest expense	(44,367)	0%	(55,477)	0%	11,110	-20%
Interest income related to litigation settlement			410,383	1%	(410,383)	NM
Interest and other income	54,361	0%	42,203	0%	12,158	29%
Total other (expense) income, net	9,994	0%	397,109	1%	(387,115)	-97%
Income (loss) before provision for income taxes and discontinued operations	$2,593,754	5%	$1,948,975	4%	$644,779	33%

NM - Not Meaningful

ATPA’s revenues for the year ended April 30, 2007 increased by $458,876, or 1% from the year ended April 30, 2006.This increase was primarily due to a small increase in the rates charged to ATPA’s clients.

Total costs and expenses decreased $573,018, or 1% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Generally such costs vary with ATPA’s revenues and the decrease is explained below.

Compensation and benefits decreased $1,454,234 or 4% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to a reduction in ATPA’s headcount through attrition.

General and administrative expenses decreased $339,030, or 3% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to ATPA’s various cost savings initiatives.

(Gain) loss on sale of property and equipment are non-operational items and are not part of the normal operations of ATPA’s business.

Gain from litigation settlement, net of related expenses and interest income related to litigation settlement relate to a one time recovery from ATPA’s litigation with a former vendor of information technology services.

Depreciation and amortization decreased $183,561, or 25% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to decreased capital expenditures by ATPA and the sale of certain fixed assets by ATPA.

Interest expense decreased $11,110 or 20% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such decrease is primarily due to a reduction through payments of notes and loans payable by ATPA.

Interest and other income increased $12,158, or 29% in the year ended April 30, 2007 as compared to the year ended April 30, 2006. Such increase is due to ATAP’s larger cash balances on hand at financial institutions.

Income before provision for income taxes and discontinued operations increased $664,779 or 33% in the year ended April 30, 2007 as compared to the year ended April 30, 2006, as described above.

Discontinued Operations of ATPA

For a discussion of ATPA’s discontinued operations relating to its wholly-owned subsidiary, Trust Benefits On Line, LLC, see “Business—Business of ATPA—Trust Benefits On Line, LLC” and the notes to ATPA’s financial statements included elsewhere in this prospectus.

Impact of Inflation

Inflation has not had and is not expected to have a material effect on our consolidated results of operations.

Liquidity and Capital Resources

The following summarizes selected financial condition information as of November 30, 2007. The financial condition information presented as of November 30, 2007 was derived by combining the unaudited condensed balance sheet of UBPS as of November 30, 2007, with ATPA’s unaudited condensed balance sheet as of November 30, 2007.

At November 30, 2007, UBPS and ATPA on a combined basis had a working capital deficiency of $1,537,625, excluding the bridge notes payable of $290,000, which notes were converted into common stock in connection with our acquisition of ATPA and the related private equity offering. Our management believes we will have sufficient cash generated from operations and borrowing capacity to fund our capital and operational needs for at least the next twelve months. However, because a significant part of our growth strategy includes growth by acquisition, we must continue to successfully target, acquire and integrate profitable acquisition candidates, and manage related transactional fees and expenses. While we have evaluated and discussed possible acquisitions, we have not entered into any commitment, agreement or understanding with any potential acquisition candidates and there can be no assurance that we will be successful in locating suitable acquisition candidates or that any additional acquisitions will be consummated in the future. In addition, there can be no assurance that any business that may be acquired by us can be effectively and profitably integrated with us. Our future results will be affected by our ability to manage our operations and growth effectively on a timely and cost-effective basis. We can offer no assurance that any future expansion of our operations or acquisitions will not have an adverse effect on our consolidated operating results, particularly during the periods immediately following any such expansion or acquisition. We will be required to seek additional financing to fund our expansion through acquisition. In addition, if revenues do not meet expectations, or cost estimates for development and expansion of our business prove to be inaccurate, we will require additional funding. Changes in capital markets and the cost of capital are unpredictable. We have no current commitments or arrangements for additional financing other than the direct offering and there can be no assurance that additional financing will be available on acceptable terms, or at all. We may also issue our common stock or other securities in connection with future acquisitions, resulting in dilution to existing stockholders.

On December 17, 2007, which we sometimes refer to as the closing date, UBPS acquired ATPA pursuant to the ATPA merger agreement and ATPA became a wholly-owned subsidiary of UBPS.

The aggregate purchase price paid by UBPS for ATPA was $15.0 million, consisting of (i) aggregate cash consideration at closing of $10.0 million, (ii) 600,000 shares of UBPS common stock valued at $1.5 million ($2.50 per share), (iii) a total of $1.0 million in cash which was deposited by UBPS into an interest bearing escrow account pursuant to an escrow agreement executed in connection with the ATPA merger agreement, and (iv) a promissory note placed in escrow in the aggregate principal amount of $2.5 million issued by UBPS and secured by 1 million restricted shares of common stock issued by UBPS (valued at $2.50 per share) and placed in escrow pursuant to an escrow agreement executed in connection with the ATPA merger agreement.

On the closing date, ATPA issued and sold an aggregate of $8,000,000 principal amount of senior secured notes to two investors in the debt offering. The senior secured notes mature on My 30, 2011and bear interest at a rate of 14% per annum, payable quarterly in arrears, with 12% per annum payable in cash, and 2% per annum payable either in cash or, at our option, in kind (by issuing additional senior secured notes). Principal on the senior secured notes is payable in 36 equal monthly installments of $222,222 commencing on the six-month anniversary of the date of issuance of the senior secured notes. Contemporaneously with the issuance of the senior secured notes, the investors in the debt offering were issued noteholder warrants entitling the holders thereof to purchase, at any time during a five-year period from the date of issuance thereof, at an exercise price of $.00001 per share, an aggregate number of 2,752,575 shares of common stock equal (23.5% of the shares of our common stock outstanding on the closing date), subject to certain adjustments. For a more detailed description of the senior secured notes, see “Description of Certain Indebtedness”.

On December 17, 2007, we effected an initial closing of the private equity offering and in connection with such closing we sold 180 units for an aggregate offering proceeds of $4,500,000 ($25,000 per unit). Each unit consisted of 10,000 shares of our common stock and 5,000 equity offering warrants. As a result of the initial closing of the private equity offering on December 17, 2007, we issued an aggregate of 1,800,000 shares of our common stock and 900,000 equity offering warrants to a total of 16 accredited investors (including 40,000 shares and 20,000 equity offering warrants sold and issued to Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer).

  On January 15, 2008, we effected a second closing of the private equity offering and in connection with such closing, we sold 20 units for an aggregate gross offering proceeds of $500,00 ($25,000 per unit) to Richard Stierwalt, our Chief Executive Officer and President. As a result of the second closing of the private equity offering, we issued 200,000 shares of our common stock and 100,000 equity offering warrants to Mr. Stierwalt.

The net proceeds received by us from the private equity offering and the debt offering were used to fund the cash purchase price for the acquisition of ATPA.

We do not anticipate paying cash dividends to our stockholders in the foreseeable future, and we have no current expectation of any additional future stock dividends.

For the years ended April 30, 2007 and 2006, respectively, ATPA generated cash from continuing operations of $505,269 and $1,120,851, respectively. For the seven months ended November 30, 2007 and 2006, respectively, ATPA generated cash from continuing operations of $301,875 and $250,827, respectively.

Prior to the closing date, ATPA financed its operations and investments principally through revenues from operations. As a private company, ATPA did not have many of the expenses which we will have as a public company. In the near term, we will have to bear increased cash requirements relative to ATPA’s previous requirements as a result of the preparation of financial statements, compliance with periodic reporting requirements under the Securities Exchange Act, the registration of shares under the Securities Act and filings related thereto, and other requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002. We expect those cash requirements to be approximately $200,000 in the fiscal year ending April 30, 2008, including associated accounting, auditing and legal counsel.

As of November 30, 2007, our outstanding debt consisted of approximately $1.1 million due under various notes for software licenses, capitalized leases, notes payable to a stockholder of approximately $154,000 (which has been subsequently repaid in full by January 2008) and convertible notes of $290,000 (which were subsequently converted into our common stock).

We are offering for sale a minimum of 1,000,000 shares of our common stock and a maximum of 2,000,000 shares of our common stock at a price of $3 per share in the direct offering. If the minimum number of shares are sold, after offering expenses estimated at $300,000 and the funding of the escrow note of $2.5 million, we would have an additional $200,000 of working capital. If the maximum number of shares are sold, after offering expenses estimated at $300,000 and the funding of the escrow note of $2.5 million, we would have an additional $3.2 million of working capital.

Quantitative and Qualitative Information About Market Risk

Our excess funds are invested in cash and cash equivalent securities. Due to the short-term nature of any of these investments, we do not believe we are subject to any material market or interest rate risks.

Our revenues and expenses are denominated in U.S. dollars. In addition, ATPA’s client contracts are also denominated in U.S. dollars. As a result, we have little exposure to currency exchange risks. We do not currently enter into forward exchange contracts or any other derivative financial instruments for trading or speculative purposes

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

The “Management’s Consolidated Discussion and Analysis of Financial Condition and Results of Operations” section includes a discussion of our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period.

Our accounting policies are more fully described in the notes to the financial statements of UBPS and ATPA contained elsewhere in this prospectus. However, certain policies are especially meaningful to our portrayal of results of operations and financial condition, and thus require the application of more particular judgment and thus are subject to a greater intrinsic level of risk. Accounting policies that involve estimates meeting both of the following criteria are considered by management to be “critical” accounting policies. First, the estimate requires us to make assumptions about matters that are highly uncertain at the time that the accounting estimate is made. Second, alternate estimates in the current period, or changes in the estimate that are reasonably likely in future periods, would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

The following are summaries of our critical accounting policies.

Fair Value of Financial Instruments: Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, we used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, deferred financing costs, deferred offering costs, and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity.

Stock-Based Compensation: We report stock based compensation under accounting guidance provided by SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on their estimated fair values. SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is charged to operations over the requisite service periods in the Company’s statement of operations. During the period October 6, 2006 (date of inception) to November 30, 2007 stock-based compensation expense recognized in our statement of operations was $1,069,000 for the issuance of stock to our chief executive officer, and our chief operating and financial officer We attribute the value of stock-based compensation to operations on the straight-line single option method.

We estimated the value of stock options and similar equity issuances using the Black-Scholes option valuation model, assuming a dividend yield of 0%, expected volatility of 25%, a risk free interest rate of 4.45%, and a term of five years.

The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by Staff Accounting Bulletin No. 107 for "plain vanilla" options. We used this approach as we did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for our stock options for the period from October 6, 2006 (date of inception) to April 30, 2007 was determined examining the historical volatilities for industry peers and using an average of the historical volatilities of our industry peers as we did not have any trading history for our common stock. We will continue to analyze the historical stock price volatility and expected term assumption as more historical data for our common stock becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent the expected term or our stock options. The expected dividend assumption is based on our history and expectation of dividend payouts.

Derivative Accounting: We accounted for the debt offering in accordance with Emerging Issues Task Force No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” We determined that under the terms of the agreement the warrants are exercisable into registered shares. Accordingly, the warrant is recorded as a derivative liability at the fair market value and will be marked to market through earnings at the end of each reporting period. The gross proceeds were recorded net of a discount of approximately $4,597,000. The debt discount consisted of the fair value of the warrant. The debt discount will be amortized to interest expense ratably over the life of the loan. The debt discount of $4,597,000 represents the estimated fair value of the warrants as calculated using the Black-Sholes valuation formula.

Revenue Recognition Policy: ATPA earns its revenues from administering multi-employer and governmental benefit plans and providing various related benefit processing services. ATPA bills a substantial portion of these administrative services on fixed-fee arrangements based on eligible lives of participants, a cost plus billing basis or a flat monthly fee pursuant to contractual arrangements with its clients. ATPA recognizes its revenues in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable; and, (iv) collectibility is probable.

Software Development and Enhancements: Expenditures for software purchases and software developed for internal use are capitalized and amortized on a straight-line basis commencing on the date the software is placed into service over the estimated useful lives, which are generally five years, except for substantial changes in the functionality of processing applications, for which the estimated useful life may be longer. For software developed for internal use, costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized internal use software costs include external direct costs of materials and services associated with developing or obtaining the software, and payroll and payroll-related costs for employees who are directly associated with internal-use software projects. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Costs associated with preliminary project stage activities, training, maintenance, and other post-implementation stage activities are expensed as incurred. The carrying value of software and development costs, along with other long-lived assets, is reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

New Authoritative Pronouncements:

In June 2006 the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which supplements SFAS No.109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. Based on our evaluation, FIN 48 will not impact our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new circumstance. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an arm’s length transaction between market participants in the markets where we conduct business. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to data lacking transparency. The level of the reliability of inputs utilized for fair value calculations drives the extent of disclosure requirements of the valuation methodologies used under the standard. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS 157 should be applied prospectively, except for certain financial instruments for which the standard should be applied retrospectively. SFAS 157 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”), which amends SFAS No. 87, Employers’ Accounting for Pensions; SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. The asset or liability is the offset to other accumulated comprehensive income, consisting of previously unrecognized prior service costs and credits, actuarial gains or losses, and accumulated transition obligations and assets. SFAS 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives for companies to make the measurement-date provisions. Our recognition of an asset or liability related to funded status provision is effective for the fiscal year ending April 30, 2008, and the change in measurement is effective for fiscal years ending after December 15, 2008. SFAS 158 is not expected to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently assessing the effect of implementing this guidance, which directly depends on the nature and extent of eligible items elected to be measured at fair value, upon initial application of the standard on January 1, 2008. SFAS 159 is not expected to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, we would be required to report any noncontrolling interest as a separate component of stockholders’ equity. We would also be required to present any net income allocable to noncontrolling interests and net income attributable to our stockholders separately in our consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interest of any non wholly-owned businesses acquired in the future.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for us for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. SFAS 141(R) will have an impact on the accounting for any business we acquire after the effective date of this pronouncement.

BUSINESS

Overview

UBPS was formed in October, 2006 to create a national third party pension and benefit administration services company specializing in servicing Taft-Hartley multi-employer benefit plans through a strategy of acquiring regional Taft-Hartley pension and benefit administration services companies.

On December 17, 2007, we acquired ATPA, one of the leading Taft-Hartley third party administrators in the United States, based on the number of participants in plans that it administers. ATPA services numerous labor/management trusts and public employee/employer benefit plans primarily in California and the Northwestern United States. ATPA provides a broad array of administrative services for Taft-Hartley multi-employer health and welfare and pension plans and under collective bargaining agreements, including billing, record keeping, accounting, customer service, claims processing, reporting and adjudication and determination services. For the fiscal years ended April 30, 2005, 2006 and 2007 and the seven months ended November 30, 2007, ATPA’s revenues were approximately $56.3 million, $54.5 million, $55.0 million and $30.8 million, respectively. For the fiscal year ended April 30, 2007, ATPA processed more than $2 billion of employee benefit contributions, $500 million of HMO premiums and $500 million of benefit claims.

ATPA was formed in 1994 as a result of the consolidation of C.W. Sweeney & Company , which we refer to as CWS&Co., and Glen Slaughter & Associates, which we refer to as GS&A. Both companies were founded in the mid-1950’s accumulating approximately 50 years of experience in employee benefits administration. In addition, both entities had a long history and experience in the use of computer application technology for the administration of Taft-Hartley multi-employer trust funds and both specialized in collective bargaining agreement administration.

On December 17, 2007, UBPS acquired ATPA pursuant to an Agreement and Plan of Merger, dated as of November 30, 2007, among ATPA, UBPS, UBPS Acquisition Sub, Inc., which we refer to as “merger sub”, a recently-formed, wholly-owned subsidiary of UBPS, and certain principal stockholders of ATPA, which we refer to as the “ATPA merger agreement”. Merger sub was merged with and into ATPA and ATPA was the surviving corporation in the merger and ATPA became a wholly-owned subsidiary of UBPS.

Our strategy is to use the acquisition of ATPA as a platform to acquire other smaller regional third party pension and benefit administration services companies specializing in Taft-Hartley multi-employer plans and to grow the acquired businesses, including ATPA, by (i) increasing the number of plans for which benefits are being administered, (ii) cross-selling additional administrative services to existing and new plans, and (iii) leveraging the management teams and sophisticated management information and data processing systems of ATPA and other businesses which may be acquired in the future to enhance operating efficiencies. While we have evaluated and discussed possible acquisitions, we have not entered into any commitment, agreement or understanding with any potential acquisition candidates, and there can be no assurance that we will be successful in locating other suitable acquisition candidates or that any additional acquisitions will be consummated in the future. We will be required to seek additional financing to fund our expansion through acquisition. We have no current commitments or arrangements for additional financing other than the direct offering and there can be no assurance that additional financing will be available on acceptable terms, or at all.

Our senior management, led by Richard E. Stierwalt, the founder and President and Chief Executive Officer of UBPS, Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer, and Thomas J. Mackell, Jr., our Chairman of the Board, have extensive experience in the financial services industry and the benefits and pension plan administration business.

UBPS is a Delaware corporation and was incorporated in October 2006. Prior to its acquisition of ATPA on December 17, 2007, UBPS had not commenced significant operations and had not generated any revenues. Our principal executive offices are located at 575 Madison Avenue, 10th Floor, New York, New York 10022.

Acquisition of ATPA

On December 17, 2007, UBPS acquired 100% of the outstanding capital stock of ATPA pursuant to the ATPA merger agreement and ATPA became a wholly-owned subsidiary of UBPS. In connection with the acquisition of the capital stock of ATPA, the ATPA stockholders received from UBPS, in exchange for their stock, aggregate consideration of $15.0 million, consisting of (i) aggregate cash consideration at closing of $10.0 million, (ii) an aggregate of 600,000 restricted shares of UBPS Common Stock valued at $1.5 million ($2.50 per share), (iii) a total of $1.0 million in cash which was deposited by UBPS into an interest bearing escrow account pursuant to an escrow agreement executed in connection with the ATPA merger agreement; and (iv) a promissory note placed in escrow in the aggregate principal amount of $2.5 million issued by UBPS and secured by 1,000,000 restricted shares of common stock issued by UBPS (valued at $2.50 per share) and placed in escrow pursuant to an escrow agreement executed in connection with the ATPA merger agreement.

The ATPA merger agreement provided that the escrowed funds will be available to UBPS (to the extent not otherwise distributed as provided below) to be applied in the event UBPS is required to be indemnified under the ATPA merger agreement. In addition, with respect to the first escrow fund, $250,000 from the first escrow fund will be paid to ATPA’s stockholders on March 31, 2008. To the extent not otherwise applied or distributed as provided above, all or a portion of the balance of the first escrow fund will either be distributed to the stockholders of ATPA or to us on the one year anniversary of the closing of the transaction depending on ATPA achieving certain revenue targets (as specified in the ATPA merger agreement) for the fiscal year ending April 30, 2008 as compared to the fiscal year ended April 30, 2007.

The second escrow fund was funded on the closing date in the form of the escrow note. The escrow note was secured by the issuance by UBPS of 1,000,000 restricted shares of common stock are held in escrow. The escrow note bears interest at a rate of 3.99% per annum, and principal is payable on any date on which ATPA’s former stockholders are entitled to payment of all or any portion of the second escrow fund in the amount of such payment, and the escrow note matures on December 17, 2009 (subject to automatic extension for up to an additional year in the event the reimbursement claim is still unresolved (as discussed below), with interest and outstanding principal payable on maturity. The escrow note may be prepaid at any time and, to the extent the escrow note is repaid, all such funds will be deposited into escrow as part of the second escrow fund are the number of shares of common stock issued by UBPS to secure the escrow note will be returned to UBPS and be reduced on a pro rata basis, to the extent that UBPS repays the escrow note. The second escrow fund will be held in escrow and will be available to UBPS to be applied (either in the form of cash to the extent the escrow note is repaid by UBPS or by reduction of the outstanding principal amount of the escrow note) in the event that UBPS is required to be indemnified under the ATPA merger agreement, including for certain specified events including (i) the loss of any of ATPA’s top five clients (as measured by revenues), (ii) cost increases above a certain specified level as a result of the renegotiation of expired collective bargaining agreements, and (iii) in the event a certain potential claim identified in the ATPA merger agreement results in liabilities or costs in excess of $40,000. To the extent not otherwise applied, all or a portion of the balance of the second escrow fund will be distributed to the stockholders of ATPA on the second anniversary of the closing of the transaction; provided, however, that in the event that the reimbursement claim (which we refer to in “- Claims and Legal Proceedings”) is still unresolved, the balance of the second escrow fund shall continue to be held in escrow for up to an additional year (and the maturity date of the escrow note will be extended for up to an additional year). In the event that the outstanding principal balance of the escrow note is unpaid at maturity, UBPS will be in default under the escrow note, and the former stockholders of ATPA, in addition to having the right to be repaid all obligations under the escrow note, will have the right to the shares of our common stock then securing the escrow note. In addition, a default in payment of the escrow note would result in an event of default under our senior secured notes, as described under “- Debt Offering.” The escrow note is subordinated in right of payment to all obligations under the senior secured notes and, in the event a default under the senior secured notes has occurred and is continuing, all obligations under the senior secured notes must be paid in full prior to any payment being made by UBPS on account of the escrow note.

The ATPA merger agreement contains customary representations and warranties concerning ATPA and its business made by ATPA and jointly and severally by the principal stockholders of ATPA who are parties to the ATPA merger agreement. In addition, the ATPA merger agreement contains customary indemnification provisions providing that the principal stockholders of ATPA will indemnify UBPS for breaches of any representation or warranty, or any breach or failure by ATPA or the principal stockholders to perform any of their respective covenants or obligations contained in the ATPA merger agreement or for certain other matters, including without limitation (i) the loss of any of ATPA’s top five clients (as measured by revenues), (ii) cost increases above a certain specified level as a result of the renegotiation of expired collective bargaining agreements, (iii) for any liabilities or costs incurred as a result of the reimbursement claim in excess of ATPA’s insurance policy deductible of $300,000 (See “Claims and Legal Proceedings”) and (iv) for a certain potential claim identified in the ATPA merger agreement to the extent such claim results in liabilities or costs of in excess of $40,000.

The ATPA merger agreement also provides that, to the extent the escrow funds are insufficient or unavailable to fully indemnify UBPS, each of ATPA’s eight top former stockholders (who were also officers and directors of ATPA) will be obligated to a limited extent to indemnify UBPS. The potential liability for indemnification of each of such former stockholders of ATPA is limited to 50% of the merger consideration received by such stockholder pursuant to the ATPA merger agreement.

In connection with the acquisition of ATPA (i) each of the former stockholders of ATPA entered into a four-year non-competition agreement preventing such persons from competing with UBPS or ATPA for a period of four years from the date of the closing of the acquisition of ATPA, and (ii) certain key employees of ATPA entered into new two year employment agreements with ATPA.

Potential Acquisitions of Businesses. We intend to acquire regional and other third party pension and benefit administration services companies and related businesses specializing in Taft-Hartley multi-employer plans. We intend to target businesses with recurring and predictable revenues and operating margins and low client attrition rates. We believe that there currently are more than 150 of such privately-owned and independently operated businesses in the United States. We believe that many of such businesses compete effectively on a regional level by offering a high degree of personalized services to the various union members served by them.

We believe that although many of these businesses are attractive as stand-alone businesses due to their profitability and operating cash flows, long-term client relationships and consistent fee based income streams, such regional businesses have not yet taken advantage of their industries’ best practices relating to information technology and back office processes due to their size and structure relative to the cost of, and infrastructure required for, such technology and processes. We believe that as stand-alone businesses, many of such regional firms cannot grow and diversify beyond their current levels due to resource constraints and personnel issues. For example, the implementation of systems and procedures necessary to comply with regulatory changes such as HIPPA is costly irrespective of the size of the business, and we believe that such costs are constraining and difficult for a small regional stand-alone business to absorb. In addition, we believe that since these businesses do not have large staffs or marketing budgets, their ability to develop new services and diversify themselves into other service categories is limited.

We believe that these dynamics create an opportunity for industry consolidation. Our goal is to seek to acquire certain of these regional businesses and integrate such businesses into us while allowing such businesses to continue to operate independently and preserving the strong client relationships that fuel such businesses.

We desire to target regional businesses to acquire that would possess many of the following characteristics, although there can be no assurance that this will be the case:

•	third party administration and benefit services companies that service the Taft-Hartley industry;

•	minimized revenue concentration (top eight clients should comprise less than 50% of the target’s total revenue);

•	revenues of at least $3 million with operating margins of 10% - 15%;

•	strong base of recurring revenues;

•	solid history of client retention;

•	principals should exhibit a clear intent and strong desire to grow the business for at least the next three to five years with a willingness to implement succession planning by the second year; and

•	if any of the principals want to retire immediately, there needs to be a specific transition plan in place to ensure client and revenue retention.

We intend to engage in an acquisition strategy that promotes client retention, which we believe is a critical component to the success of any acquisition in the Taft-Hartley third party benefit administration business. In addition, we intend to retain management at the acquired business, and have such acquired businesses operate autonomously on a regional level but with the necessary resources as well as centralized managerial oversight and support provided by us. We intend to promote client retention and management retention at the acquired entity level by utilizing some or all of the following:

•	issuing our stock as a portion of the purchase price;

•	having the seller/owner finance a portion of the purchase price in the form of a seller’s note;

•	holding back a portion of the purchase price to ensure compliance with stated goals and objectives, including client retention;

•	offering employment contracts to retain key employees;

•	entering into non-competition agreements with selling owners and key employees; and

•	providing bonus incentives for former owners to expand and grow the business.

Increase Revenues and Leverage Existing Infrastructure. Our strategy will be to grow the acquired businesses and enhance revenues and operating profits by (i) increasing the number of union plans for which benefits are being administered, (ii) cross-selling additional administrative services to existing plans, and (iii) leveraging the management teams and sophisticated data processing systems of ATPA and other acquired businesses to enhance operating efficiencies.

We plan to enhance revenues in the acquired businesses through cross-selling a more diversified service and product base among our acquired businesses, as well as potentially offering, in the future, higher-margin, non-traditional investment management services to union members of our existing client base. We believe that we can also improve operating margins in the acquired businesses primarily through elimination of redundant back office support, centralized customer services support, utilization of sophisticated data processing systems among all acquired entities, and increased purchasing power through economies of scale.

Industry Overview

The third party benefits administration industry as a whole is extremely large and diverse and includes a wide assortment of outsourcing arrangements. Such arrangements range from large and small firms which provide comprehensive ongoing benefits administration and management services (our current business) to client employer plans, to smaller entities which provide some specialty services.

Third party administrators typically are grouped and characterized by the primary types of clients that they service. For instance, some third party administrators focus on single employer plans, corporate plans or governmental plans and some (like us) focus on Taft-Hartley (with multi-employer collectively bargained plans).

The Taft-Hartley Act of 1947 (also known as the Labor Management Relations Act of 1947) is a Federal law that, generally speaking, prohibits certain union practices. Among other things, the Taft-Hartley Act prohibits employers from paying money to unions (or other representatives of such employer’s employees), but allows employers to contribute money to trust funds jointly created by representatives of the employer and unions (or other employee representatives) that otherwise satisfy statutory requirements under the Taft-Hartley Act.

Taft-Hartley multi-employer plans are benefit plans that comply with the Taft-Hartley Act and allow a union employee to gain credits toward pension benefits from work with multiple employers so long as each employer is a party to a collective bargaining agreement requiring contributions to a particular plan. Often, several employers in the same industry and geographical region will contribute to the same multi-employer plan allowing individual workers to change employers while continuing to earn credits toward future benefits.

The Taft-Hartley sector of employee benefit plan administration is one of the most complex areas of benefits administration. Significant and changing government legislation, regulation and ongoing compliance present formidable challenges to plan sponsors, trustees and professionals. The Taft-Hartley sector of employee benefit plan administration is a more specialized market comprised, for the most part, of numerous small regional third party administration companies servicing benefit plans for memberships in local and regional union offices throughout the U.S.

Union offices typically outsource the administration of the benefit plans to third party administrators. It is generally not cost effective for a union office to continue to provide constantly changing service levels to members and regulatory changes like HIPPA implementation make it too expensive for a small union office to administer benefits. Third party administrators can also lift the burdens of enrollment and vendor management from the union office’s demanding schedule. However, large union offices of 80 employees or more will consider bringing administration in-house if the service level is not of high quality. Many of the underlying companies involved in providing benefits under the plans prefer that an independent third party administer their sponsored plan. Many third party administrators in this market have a local office where union members can walk in if they feel they need to talk to a customer service representative in-person.

Trends in Union Membership. According to the BLS, in 2007, 12.1% of employed wage and salary workers in the U.S. were union members, up from 12.0% in 2006 and the number of persons in the U.S. belonging to a union rose by 311,000 in 2007 to 15.7 million compared to 2006. However, the union membership rate has declined from 20.1% in 1983. Union membership levels vary by state and, as reported by the BLS, in 2007, 30 states and the District of Columbia had union membership rates below the U.S. average, while 20 states had higher rates. In addition, in 2007, all states in the Middle Atlantic and Pacific regions of the U.S. reported union membership rates above the national average, and all states in the East South Central and West South Central regions of the U.S. had union membership rates below the national average. Since ATPA derives, and any regional Taft-Hartley third party administrator that may be acquired by us in the future will derive, revenues from providing administrative services to union member participants in Taft-Hartley multi-employer plans and under collective bargaining agreements, a decline in the union membership rate and number of persons belonging to unions in the regions where we may operate, or any business that we may in the future acquire may operate, could have a material adverse effect on our business and results of operations. However, we believe that such trends in union membership may also create more opportunity for industry consolidation among smaller regional third party administrators specializing in Taft-Hartley multi-employer plans and possibly lead to more acquisition opportunities for us since such smaller regional businesses may be unable to operate as cost-efficiently as a larger company such as us which could potentially offer more services at more competitive rates than such smaller firms.

Union Members Typically have more Benefits. Union members typically have more benefits than non-union employees. We believe this provides Taft-Hartley third party administrators with the opportunity to offer and provide more fee based services to their clients. Also we believe that, as evidenced by the typically long relationship and retention period by clients in the Taft-Hartley third party administration business, the more services provided by a third party administrator to a client, the less likely it is that a client will change third party administrators due to the complexity, cost and delays associated with any such change.

According to information published by the AFLCIO on its website (www.aflcio.org), 81% of union workers are covered by pension plans, compared with 47% of non-union workers, and 67% of union workers have defined-benefit retirement coverage, compared with 15% of non-union workers.

Business of ATPA

ATPA was formed in 1994 as a result of the consolidation of C.W. Sweeney & Company (“CWS&Co.”) and Glen Slaughter & Associates (“GS&A”). Both companies were founded in the mid-1950’s accumulating approximately 50 years of experience in employee benefits administration. In addition, both entities had a long history and experience in the use of computer application technology for the administration of Taft-Hartley multi-employer trust funds and both specialized in collective bargaining agreement administration.

Products and Services. ATPA is one of the leading independent Taft-Hartley third party administrators in the country based on the number of participants in plans it administers. It provides third party administration services for the Taft-Hartley sector with clients who are leading labor management trust funds and employee-employer benefits plans. These services include:

•
Bill for, receive, account, reconcile, control, distribute and report on almost $2 billion each year of employee benefit contributions. Such services must be done precisely, accurately and in conformance with the governing collective bargaining agreements and trust agreements.

•	Processing and reporting eligibility to dozens of HMOs annually, distributing nearly $500 million in premiums.

•
Adjudication of more than $500 million each year of hospital, surgical, medical, prescription drug, dental, vision, disability and miscellaneous benefit claims in strict accordance with plan rules, managed care contracts and industry standards.

•
Providing a spectrum of customized recordkeeping and reporting functions for a myriad of ancillary programs such as apprenticeship, group legal, flex, training funds, dues, labor management funds and others.

•	Administering large and complex defined benefit and defined contribution plans which includes issuing monthly payments to over 115,000 retired participants.

•
Being proactive in servicing customers, trustees, labor representatives, management representatives, other service providers, and most importantly, nearly 500,000 plan participants and their family members.

The following is a listing of ATPA’s primary products and services:

Collective Bargaining Agreement Administration	Pension Plan Administration

•      Employer Billing
•      Delinquency and Collection Reporting
•      Contribution Allocation

Health & Welfare Plan Administration

•      Eligibility Determination
•      Participant Enrollment & Interface
•      Cobra/HIPAA Compliance
•      Provider Premium Payments & Interface
•      Indemnity Claim Adjudication

•      Medical Plans
•      Dental Plans
•      Drug Plans
•      Vision Plans
•      Disability Benefit Plans
•      Life Insurance Plans
•      PPO, EPO, DPO Program
•      Utilization Review Interface
•      Case Management Interface

•      Defined Benefit Plans
•      Benefit Accrual
•      Benefit Determination
•      Benefit Payment
•      Tax Reporting

•      Defined Contribution Plans

•      Benefit Accrual
•      Participant Directed Investments
•      Withdrawal Payments
•      Tax Reporting

Financial Services

•      General Ledger Reporting
•      Operating Expense Schedules
•      Budget & Comparative Statistics
•      Annual Reporting and Tax Filing

Clients. ATPA’s clients are labor/management trust funds and employee/employer benefit plans. Such clients range in size from a few hundred participants to more than 140,000 participants and include virtually all segments of organized labor and the public employee sector. As of November 30, 2007, ATPA had 225 clients.

ATPA provides services to clients nationally but has a strong market position in California, the Pacific Northwest, Illinois and Virginia.

As reflected in the table below, ATPA derives a large portion of its revenues from a small number of clients. The following table illustrates the amount of revenues and the percentage of total revenues that were derived from groups of clients with overlapping board member oversight for the fiscal year ended April 30, 2007:

ATPA Client Distribution by Size

Client		% of Total Revenues

1	$12,993,378	23.6%
2	$6,724,844	12.2%
3	$5,862,735	10.7%
4	$2,880,819	5.2%
5	$2,566,107	4.7%

For the fiscal years ended April 30, 2007 and 2006, two of ATPA’s individual clients each represented 10% of total revenues.

The contracts with ATPA’s clients generally have a term of one to three years and are renewed on a year-to-year basis. Such contracts typically relate to multiple administrative services and may be terminated by the client on short notice. ATPA’s relationships with its clients typically extend for very long periods of time and, on average, extend for a period of ten to 15 years. Fees charged by ATPA under such contracts vary depending on the services rendered and are typically structured as a fixed monthly fee, a fee per union member participant or an amount calculated on a “cost plus” basis.

Systems and Personnel. We believe that ATPA has one of the most experienced third party administrator organizations in the Taft-Hartley sector with 520 employees, as of November 30, 2007, operating from 13 offices located throughout the United States. Of such employees, approximately 410 were covered by eight collective bargaining agreements. Such collective bargaining agreements expire at various times. Five of such collective bargaining agreements are with the OPEIU, and all five of such agreements expired on August 31, 2007. ATPA recently completed the negotiation of the renewal of the expired collective bargaining agreements with the OPEIU. The terms of such renewed collective bargaining agreements will result in, among other things, an increase in the annual wages and benefits of ATPA’s employees covered by such agreements and will expire on August 31, 2010. Our management believes that such increases will not have a material adverse effect on our consolidated results of operations. Although the terms of such agreements were ratified by the OPEIU’s members, new collective bargaining agreements with the OPEIU containing such terms have not yet been executed. Another collective bargaining agreement expired on December 31, 2007 and the remaining two collective bargaining agreements expire in 2008 and 2010. The renewal of any such collective bargaining agreements will likely result in ATPA incurring increased labor and benefits costs. If such costs increase significantly, it could have a material adverse effect on the Company’s and results of operations. We believe that our relations with our employees are good.

UBPS has two full-time employees: Richard Stierwalt, our Chief Executive Officer and President, and Leonard Neuhaus, our Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary.

The range of interrelated but diverse products and services described earlier require an extensive range of skills, significant data processing infrastructure and management coordination. The employees of ATPA, while conducting business for their clients, interface with hundreds of national and local actuaries, consultants, attorneys, CPAs, managed care specialists and other employee benefit providers.

ATPA has a tradition for state of the art data processing systems. ATPA maintains its own data processing/management information systems, which include large-scale mainframe technology, file server environments, wide and local area networks, and individual desktop system applications. Such technology interfaces and supports service providers’ unique data processing requirements. Their offices and systems are linked together by the technology available through commercial communication vendors such as AT&T.

To foster their industry presence and leadership, many ATPA executives have extensive service with the International Foundation of Employee Benefit Plans and the Society of Professional Benefit Administrators as directors, committee persons, speakers and authors.

Properties Set forth below is a list of ATPA’s offices and the expiration date of the leases currently in effect with respect to each such office. All of ATPA’s offices are leased.

Locations	Sq. Ft.	Lease Expiration
Alameda, California
1640 South Loop Road (Principal Executive Office)	50,000	January 31, 2011
1411 Harbor Bay Parkway	5,281	October 8, 2011
Oakland, California	3,958	October 31, 2009
San Francisco, California
989 Market Street	3,744	September 30, 2012
247 Golden Gate Avenue	382	June 30, 2010
Concord, California
2280 Bates Avenue	21,373	October 31, 2009
2151 Salvio Street	15,491	February 2, 2012
2151 Salvio Street 2	3,590	February 28, 2009
San Diego, California
2831 Camino del Rio South	1,784	August 31, 2008
4161 Home Avenue	4,400	month-to-month
El Monte, California	17,649	April 30, 2010
Chicago, Illinois	6,882	month-to-month
Portland, Oregon	10,000	July 31, 2008
Alexandria, Virginia	14,177	April 30, 2009

In addition to its offices, ATPA leases space in Portland, Oregon for paper storage pursuant to a lease expiring August 31, 2008.

There can be no assurance that ATPA’s leases can be extended or renewed upon terms that are commercially acceptable, or at all.

UBPS leases its executive office pursuant to a short term lease.

Trust Benefits On Line, LLC. Trust Benefits On Line, LLC, which we refer to as “TBOL”, is a wholly-owned subsidiary of ATPA. Until the completion of the TBOL transaction described below, TBOL developed and marketed web-based administrative and information services for Taft-Hartley benefit plans. Such web-based products were in development by TBOL for approximately the past five years and ATPA has incurred significant expenses during such period in the development of such products.

On January 31, 2008, ATPA and TBOL entered into an Asset Contribution and Combination Agreement, which we refer to as the “TBOL agreement”, with Information Concepts, Inc., or “ICI”, Benefits Technologies, LLC, which was recently formed to continue the business of TBOL and ICI as it relates to the business of TBOL, which we refer to as “Benefits Technologies”, and certain other individuals. Pursuant to the TBOL agreement, ATPA contributed substantially all of the assets of TBOL together with certain assets of ATPA which are necessary to conduct TBOL’s current business to Benefits Technologies in exchange for a 40% equity ownership interest in Benefits Technologies and ICI agreed to contribute certain assets to Benefits Technologies in exchange for a 40% equity ownership interest in such entity. In addition, Benefits Technologies assumed substantially all of the liabilities and obligations of TBOL and certain liabilities and obligations of ICI. Scott Van Deursen, the Chief Executive Officer of TBOL, received a 20% equity ownership interest in Benefits Technologies. Pursuant to the TBOL agreement, ATPA will temporarily provide certain accounting, financial, human resources and administrative support services to Benefits Technologies at reimbursement rates to be agreed upon by the parties for a short period of time. Benefits Technologies agreed to provide certain technical support services to ATPA relating to certain software and ATPA will provide technical services to Benefits Technologies as needed for a fee equal to ATPA’s cost plus 5%. The TBOL agreement also provides that ATPA will receive “most favored nation” pricing with respect to the products and services to be offered by the Benefits Technologies. As a result of the completion of the TBOL transaction, ATPA ceased to operate the business of TBOL and ATPA has no further obligation or commitment to advance or fund the operations of Benefits Technologies or the business of TBOL.

Pursuant to the TBOL agreement, ATPA entered into a software license agreement with respect to certain software owned by ICI, which we refer to as the “ICI license”. ATPA agreed to pay a fee equal to $25,000 per month as consideration for the ICI license for a period commencing on January 31, 2008 and terminating upon the satisfaction of certain indebtedness of ICI. To secure the performance of the ICI license by ATPA, ATPA agreed to pledge one half of its membership interest in Benefits Technologies, which amount will be reduced by fifteen percent of the initial pledge amount for every $100,000 paid pursuant to the ICI license, provided that the amount of equity interests pledged by ATPA will not be reduced below an amount which, when added to the equity interest of ICI results in an amount less than 51% of the total membership interests in Benefits Technologies. ATPA is entitled to purchase the licensed software at the end of the term of the license for $100.

In connection with the TBOL transaction, on February 29, 2008, TBOL changed its name from “Trust Benefits On Line, LLC” to “ATPA Information Technologies, LLC”.

Competition. The Taft-Hartley multi-employer plan sector of the third party pension administration and benefits services industry is highly fragmented and competitive, with a majority of third party administrators in such sector providing services to a specific region. ATPA competes directly with regional third party administration firms, relatively small independent firms in local markets specializing in the Taft-Hartley industry and a limited number of national third party administrators who provide services to Taft-Hartley plans as only a portion of their overall business. Competition is based primarily on client relationships, range and quality of services or product offerings, customer service, timeliness, geographic proximity, and competitive rates. We believe that ATPA’s most significant competitors, who have the infrastructure, resources and capacity to administer large, national Taft-Hartley multi-employer plans, are American Benefit Plan Administrators, Northwest Administrators and Zenith Administrators. Although we believe that our strategy of acquiring ATPA as well as other regional third party administrators servicing the Taft-Hartley marketplace will provide us with industry-leading resources and experience, there can be no assurance that our competitors will not consolidate or otherwise develop their businesses such that their resources exceed our resources (including ATPA and any businesses we may acquire in the future). In addition, although our acquisition strategy will seek to maintain and enhance personalized customer service at a regional level even after an acquisition, no assurance can be given that clients or potential clients of acquisition targets will prefer a large, national third party administrator such as us over smaller, local or regional competitors.

We also compete, indirectly with large unions that self administer their multi-employer plans, as well as with industry participants such as actuaries, investment advisors, mutual funds, banks, employee benefits consultants, payroll providers and professional service organizations who offer a limited number of specialized services to Taft-Hartley plans.

The Taft-Hartley plan administration industry is becoming increasingly technology-based. Our ability to timely and effectively implement emerging technology, including record keeping software and solutions for delivering online access to our services, will be critical to our ability to compete in the marketplace. In addition, we will compete indirectly with software providers that develop billing, record keeping, accounting, claims processing and other software which may allow our clients to perform certain administrative tasks in-house or facilitate additional competitors’ entry into the market. We cannot assure you that, as our industry and related technology continue to evolve, additional competitors will not enter the industry or that our clients will not choose to conduct more of their administrative services internally. Although we intend to monitor industry and technological trends and respond accordingly, we cannot assure you that we will be able to anticipate and successfully respond to such trends in a timely manner.

We will compete with numerous other financial services organizations, insurance brokers, insurance companies, banks and other entities to acquire independent third party benefits administration businesses. Many of such entities could have substantially greater financial resources than we do and may be able to outbid us for these acquisition targets.

We cannot be certain that we will be able to compete successfully against current and future competitors, or that competitive pressure will not have a material adverse effect on our business.

Government Regulation. Our ability to conduct business in the jurisdictions in which we, ATPA and any of the businesses it may acquire in the future, will operate depends on our compliance with the rules and regulations promulgated by federal, state and local regulatory bodies. Such regulatory requirements, including the requirement of being properly licensed and registered in certain states which require third party administrators to be licensed, can subject us, or any entity we may acquire in the future, to sanctions or penalties. In addition, there can be no assurance that regulators or third parties will not raise material issues with respect to our or any acquired businesses’ past or future compliance with applicable regulations or that future regulatory, judicial or legislative changes will not have a material adverse effect on us.

ATPA, and any other businesses that may be acquired by us in the future, may be “named fiduciaries” (under the terms of a benefit plan) with respect to one or more benefit plans or may be deemed to be “fiduciaries” of such plans by virtue of the services we or they perform for such plans. Retirement plan fiduciary services are subject to and governed by ERISA and the regulations promulgated therein (the Code). To the extent that ATPA, and any other businesses that may be acquired by us in the future, acts in a fiduciary capacity under ERISA with respect to a benefit plan (or any assets of such a plan), such party could incur liability under ERISA and the Code for, among other things, (i) breach of fiduciary duty, or (ii) engaging in a “prohibited transaction” (within the meaning of ERISA) involving a benefit plan or the assets of such plan. Any such failures could result in significant penalties and financial loss.

Claims and Legal Proceedings. In August 2006, ATPA notified its errors and omissions insurance carrier of a reimbursement claim, which we refer to as the “reimbursement claim”, against ATPA, purporting that errors were made in processing benefits under a plan it administers for one of its clients purportedly resulting in reimbursement of benefit claims in excess of plan requirements. On December 28, 2007, the client sent a letter to ATPA making a demand for payment of approximately $5.38 million, based on the results of the client’s preliminary audit of the reimbursement of the benefit claims, and the client also indicated that additional audits could result in an increase in the amount demanded. On March 19, 2008, the client also threatened to commence an action against ATPA if ATPA did not agree to arbitrate or mediate the claim. ATPA’s errors and omissions insurance carrier has assumed the defense of such claim. Although ATPA and its counsel are not currently able to determine the outcome of such claim, ATPA believes, based on its own internal review of the matter, that its maximum exposure would be limited to its insurance policy deductible of $300,000 and that any final claim would not exceed the limit of its insurance coverage of $5.0 million. However, there can be no assurance in this regard and any exposure of ATPA to liability in excess of the amount of its deductible could have a material adverse effect on the Company’s consolidated financial condition and results of operations. See Note 10 to the Audited Consolidated Financial Statements of ATPA and Subsidiary included in this prospectus and Note 10 to the Unaudited Condensed Consolidated Interim Financial Statements of ATPA and Subsidiary.

Neither ATPA nor UBPS are parties to any pending litigation. We and our subsidiaries may, from time to time, become a party to various litigation matters incidental to the conduct of our business.

MANAGEMENT

Directors and Executive Officers

The following tables set forth information about our current directors, executive officers and other named officers.

UBPS

Name	Age	Position with UBPS

Richard E. Stierwalt	53	President, Chief Executive Officer and Director

Leonard Neuhaus	49	Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

Dr. Thomas J. Mackell, Jr.	64	Chairman of the Board

Thomas I. Acosta	58	Director

Dr. Jerry Israel	65	Director

Richard E. Stierwalt, our founder, is the President, Chief Executive Officer and a director of UBPS. Mr. Stierwalt has been the Chief Executive Officer, President, Chairman and sole director of ATPA since completion of the acquisition of ATPA in December 2007. Mr. Stierwalt served as the President, Chief Executive Officer and as a director of National Investment Managers (NIVM) since its founding in December 2004 until January 2006.  During his tenure at NIVM, Mr. Stierwalt has acquired 13 operating businesses. His past experience also includes Chief Executive Officer of Orbitex Financial Services Group; a roll-up of trust and mutual fund asset management and distribution companies.  Prior to Orbitex, he was the President of BISYS Investment Services, a division of a NYSE listed firm with a $1.2 billion market capitalization. Prior to the March 1995 merger with BISYS Fund Services, he was Chairman of the Board and Chief Executive Officer of Concord Holding Corporation, a New York company, which he co-founded in 1987 after a 12-year career in banking. Concord Holding Corporation became the largest administrator and distributor of bank-related mutual funds in the US. Mr. Stierwalt was first Vice President of Security Pacific National Bank from 1983 to 1987. He was responsible for five business units, including a Taft-Hartley custody business.  Mr. Stierwalt received an associate degree in banking and finance and a BA in economics from the University of Indianapolis.  He attended the Stonier Graduate School of Banking at Rutgers University and is an OPM graduate of Harvard University.  He serves on the Board of Trustees and Chairs Finance at the University of Indianapolis.

Leonard Neuhaus. Leonard Neuhaus has been the Chief Operating Officer and Chief Financial Officer of UBPS and the Vice Chairman of ATPA since January 1, 2008. Immediately prior to joining UBPS, Mr. Neuhaus served as President and Chief Executive Officer and as a member of the Board of Directors of SFG Financial Corporation (“SFG”), a publicly-traded technology business providing an internet based global platform for electronic foreign currency trading. SFG developed and provided the foreign exchange industry with a completely integrated, real time, electronic currency trading platform (the “ECN Platform”). The ECN Platform is designed to allow all foreign exchange Participants, big or small, access to a central market capable of providing a liquid trading market where foreign currency order flow is executed and settled anonymously at the best bid/ask prices available.

Mr. Neuhaus served as the Chief Financial Officer of National Investment Managers, Inc. from January 1, 2005 until his resignation as NIVM’s Chief Financial Officer in February 2007 and as NIVM’s Chief Operating officer from December 15, 2005 through May 2007. NIVM, a public company, is a roll-up of corporate third-party administrators.  During his tenure at NIVM, NIVM acquired 24 operating business. Mr. Neuhaus negotiated these acquisitions and once acquired, integrated these businesses into NIVM. Mr. Neuhaus was involved in the corporate finance activities at NIVM. During his tenure, he was instrumental in the closing of four equity offerings and three debt offerings.

Mr. Neuhaus has been a certified public accountant since 1982. Mr. Neuhaus spent eight years in the practice of public accounting in regional and international firms, including BDO Seidman. Mr. Neuhaus audited many union plans, including both local and national unions. He served as Chief Financial Officer of a publicly-traded entity and has sat on the Board of Directors of numerous publicly-traded entities including the Hain Food Group, Inc. (NASDAQ GM: HAIN) and Hauppauge Digital, Inc. (NASDAQ GM: HAUP) and not-for-profit organizations. Mr. Neuhaus has been involved in a number of corporate finance and merger and acquisition transactions. His experience includes working with large international financial institutions as well as growing entrepreneurial companies. Mr. Neuhaus has also served as a consultant Credit Lyonnais (now known as Credit Agricole), Bank of America, Hauppauge Digital, Inc. (NASDAQ GM: HAUP), and others. Mr. Neuhaus received a B.A. in Accounting and Information Systems from Queens College in 1980.

Thomas J. Mackell has been the Chairman of the Board of UBPS since the completion of the acquisition of ATPA in December 2007. Dr. Mackell has been a member of the Board of Directors of the United States Federal Reserve Bank of Richmond since January 2003, and its Chairman of the Board since January 2005.

He is an advisor in the employee benefits field in the private and public sectors with broad experience in the maritime, transportation, and steel industries and in health care, public safety, and financial services.

Dr. Mackell earned a bachelor’s degree from Seton Hall University and attended St. John’s University School of Law. He earned a master’s degree from Long Island University and a doctorate from Rutgers University. He holds Series 6 and 63 securities licenses.

Dr. Mackell is a member of the Inter-American Dialogue and a director of the Foundation for Fiduciary Studies. He was also Vice Chair of the ERISA Advisory Council to the Secretary of Labor in 1999, Chair of the Council’s 1998 Small Business Working Group, and Vice Chair of the Council’s 1997 Defined Contribution/Defined Benefit Plan Working Group.

Dr. Mackell is president of the Association of Benefit Administrators and editor of its newsletter, Insights. He is a member of the Ethics Committee of the Investment Management Consultants Association, a member of the International Foundation for Employee Benefit Plans, a past member of the board of American Benefits Council, and a member of the advisory boards of the Development Corporation for Israel and the National Association of Corporate Directors. He was a director of the Association of Investment Management Sales Executives and a trustee of the New York Foundation.

He spent 14 years with the Marine Engineers Beneficial Association as Administrator of their jointly-administered trust funds and has spent the last 25 years in the investment management business working with Taft-Hartley, public and corporate pension funds and endowments and foundations on asset allocation and corporate governance issues.

In addition, Dr. Mackell was a professor at C.W. Post Center, Long Island University’s School of Health and Public Affairs, and adjunct professor at the New York Institute of Technology Graduate Center for Labor and Industrial Relations School of Management, where he was also a member of the Institution’s advisory board. He is a member of the Council on American Politics at George Washington University’s Graduate School of Political Management. He is a member of the advisory board of Empire State College and is a past member of the advisory boards of St. Thomas University School of Law and the Corsi Institute of Labor-Management Relations of Pace University.

Thomas I. Acosta has been a director of UBPS since the completion of the acquisition of ATPA in December 2007.

Since June 2007, Mr. Acosta has been a senior advisor at Atalanta Sosnoff. Prior to Mr. Acosta’s sabbatical from August 2006 until June 2007, he was a Director of Smith Barney Asset Management/Legg Mason Inc from 1986 until 2006. Mr. Acosta received his B.A. from Brown University in 1971.

Mr. Acosta began his career in 1973 as a Labor official with District 65 United Auto Workers and was elected Vice President, with the responsibility for negotiating collective bargaining agreements, organization, and the establishment of an educational program for the Union’s 35,000 members. In 1985, Mr. Acosta joined The Equitable Life as a Taft-Hartley/Public Funds Account Executive. He joined Smith Barney Investment Advisors in 1986 and established the Taft-Hartley/Public Funds division of the firm, which today manages in excess of $2 billion.

Mr. Acosta currently serves on the Board of Governors of The New School’s Graduate School of Urban & Social Policy. He is currently Chairman of New Democratic Dimensions, Chairman of the Central Park Conservancy Community Advisory Committee, Vice-Chairman and Chair of the Investment Committee of the New York Foundation and Chairman of its Investment Committee. Mr. Acosta also serves on the Advisory Board of the Committee for Hispanic Children and Families, the board of the Congressional Hispanic Caucus Institute and serves as Co-Chairman of the National Advisory Council of Employee Benefit Professionals.

Mr. Acosta previously served on the boards of Aspira, Inc., United Neighborhood Houses, North Star Foundation, the Nassau County Civil Rights Commission, and he served as a presidential appointee for the Fund for the Improvement of Post Secondary Education (F.I.P.S.E.). He also served as a Member of the International Foundation of Employee Benefit Plans, board member of the Rutgers University Labor Management Consulting Group, and a member on the District 7 Community Board in Manhattan. In 2001, Mr. Acosta established the Acosta/Boltuch scholarship at Brown University.

Dr. Jerry Israel has been a director of UBPS since the completion of the acquisition of ATPA in December 2007.

Dr. Israel was president of the University of Indianapolis from August 1998 until his retirement in August 2005. Dr. Israel served from 1993 to 1998 as president of Morningside College, located in Sioux City, Iowa. He also served at Simpson College located in Indianola, Iowa, from 1988 to 1993 as vice president and dean of the College.

A native of New York City, Dr. Israel graduated magna cum laude from New York University in 1962, earning a Master’s degree from the University of Michigan in 1963 and a Ph.D. in history from Rutgers University in 1967. He studied at Harvard University’s Institute for Educational Management in 1990. His teaching and research have focused on United States-Chinese relations in the twentieth century. He has edited several books, including America Views China: American Images of China Then and Now (1991). Dr. Israel’s book, Progressivism and the Open Door: America and China, 1905-1921, was published in 1971. His other academic interests include recent American social and cultural history.

Dr. Israel began his teaching career in 1967 as a visiting assistant professor in the History Department at the University of Pittsburgh, then moving to the University of Texas at El Paso, where he was an assistant professor of history for two years. He accepted an associate professorship in 1970 at Northern Illinois University, where he was named advisor to the dean of its College of Continuing Education in 1974. He went on to chair the History Department at Illinois Wesleyan University from 1974 to 1979, where he also served as director of the Social Science Division from 1977 to 1980, as associate dean from 1981 to 1987, and as acting dean of academic affairs from 1987 to 1988.

Active in the Indianapolis community, Dr. Israel is a member of the Greater Indianapolis Progress Committee’s Board of Directors, the Board of Directors of the Indianapolis Chamber of Commerce and its Education Council, the Board of Directors at Community Hospitals, the 2000 Corporate Opinion Board of the Indianapolis Business Journal and the downtown Kiwanis Club.

Our executive officers are chosen by our board of directors and serve at its discretion.

All directors of UBPS will hold office until the next annual meeting of stockholders or until their successors have been elected and qualified or until their earlier resignation or removal. Our executive officers are chosen by our board of directors and serve at its discretion.

The holders of the senior secured notes have the right to designate one designee for election to our board of directors (and every committee thereof) and the right to designate one designee to attend all meetings of our board of directors (and every committee thereof). See “Description of Certain Indebtedness.”

Family Relationships

There are no family relationships between any of our executive officers or directors.

Committees of the Board of Directors

We currently have not established any committees of our board of directors. Upon the effective date of the registration statement of which this prospectus is a part, we will establish an audit committee. Our board of directors will adopt a written charter for our audit committee. Our audit committee, among other things, will:

•	monitor our financial reporting process and internal control system;

•	appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	oversee the performance of our internal audit function;

•
establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All of the members of our audit committee will be “independent” as defined under SEC rules. Each member of our audit committee is financially literate. Our audit committee will not have any person who qualifies as an audit committee “financial expert” within the meaning of Item 401(h) of Regulation S-K of the Securities Act. We believe that obtaining the services of an audit committee financial expert is not economically rational at this time in light of the costs associated with identifying and retaining an individual who would qualify as an audit committee financial expert. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors will be approved in advance by our audit committee.

Code of Ethics

Upon the effective date of the registration statement of which this prospectus is a part, we will adopt a written code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions, in accordance with the rules of the SEC. Our code of ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The code of ethics will include a code of ethics that applies to our senior financial officers, as described in Item 406 of Regulation S-K of the SEC. The audit committee of our board of directors will review our code of ethics on a regular basis and will propose or adopt additions or amendments as it determines are required or appropriate.

Director and Executive Compensation

Until our acquisition of ATPA on December 17, 2007, we paid no compensation to any of our directors or officers, and, other than Dr. Mackell pursuant to a consulting agreement described under - “Management Agreements”, below, our directors are not currently compensated for their services but are reimbursed for out-of-pocket expenses incurred while acting as directors.

Compensation of Directors

The members of our board of directors, except for any member who is an executive officer or employee, will each receive $2,000 for each board meeting attended, except that the Dr. Thomas J. Mackell, Jr., our Chairman of the Board, will receive $5,000 for each board meeting attended.

Management Agreements

Richard E. Stierwalt. Effective as of December 17, 2007, we entered into a two year employment agreement with Richard E. Stierwalt, which we refer to as the “Stierwalt employment agreement”. Pursuant to the Stierwalt employment agreement, Mr. Stierwalt will receive a base salary of $275,000 per annum (subject to increase or decrease at the discretion of our board of directors) and will be entitled to a bonus in the discretion of the board of directors, provided that such bonus shall not exceed 50% of Mr. Stierwalt’s base salary, as well as other benefits including, but not limited to, reimbursement for certain travel and entertainment expenses related to our business or the business of our subsidiaries, including ATPA, and participation in the benefit plans applicable to senior executives of ATPA. The Stierwalt employment agreement also provides that UBPS will pay Mr. Stierwalt’s annual dues at a golf club frequented by our major clients or clients of ATPA or any of our future affiliates. The Stierwalt employment agreement also provides that if Mr. Stierwalt is terminated without cause (as defined in the Stierwalt employment agreement) or if Mr. Stierwalt terminates his employment for good reason (as defined in the Stierwalt employment agreement) Mr. Stierwalt will receive, among other things, a cash lump sum payment equal to one week’s base salary for every one full month of employment with the ATPA or UBPS under the Stierwalt employment agreement; provided, however, that in no event will Mr. Stierwalt receive a payment of less than three months of base salary. In addition, if Mr. Stierwalt is terminated without cause or if Mr. Stierwalt terminates his employment for good reason, in each case within twelve months following a change of control (as defined in the Stierwalt employment agreement), Mr. Stierwalt will receive a cash lump sum payment equal to his then current base salary. The employment agreement also includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following its termination.

Leonard Neuhaus. Effective as of January 1, 2008, we entered into a two year employment agreement with Leonard Neuhaus, which we refer to as the “Neuhaus employment agreement”. Pursuant to the Neuhaus employment agreement, Mr. Neuhaus will receive a base salary of $225,000 per annum (subject to increase or decrease at the discretion of our board of directors) and will be entitled to a bonus in the discretion of the board of directors, provided that such bonus shall not exceed 50% of Mr. Neuhaus’s base salary, as well as other benefits including, but not limited to, reimbursement for certain travel and entertainment expenses related to our business or the business of our subsidiaries, including ATPA, and participation in the benefit plans applicable to senior executives of ATPA. The Neuhaus employment agreement also provides that if Mr. Neuhaus is terminated without cause (as defined in the Neuhaus employment agreement) or if Mr. Neuhaus terminates his employment for good reason (as defined in the Neuhaus employment agreement) Mr. Neuhaus will receive, among other things, a cash lump sum payment equal to one week’s base salary for every one full month of employment with the ATPA or UBPS under the Neuhaus employment agreement; provided, however, that in no event will Mr. Neuhaus receive a payment of less than three months of base salary. In addition, if Mr. Neuhaus is terminated without cause or if Mr. Neuhaus terminates his employment for good reason, in each case within twelve months following a change of control (as defined in the Neuhaus employment agreement), Mr. Neuhaus will receive a cash lump sum payment equal to his then current base salary. The employment agreement also includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following its termination.

Thomas J. Mackell, Jr. Effective as of December 17, 2007, we entered into a two-year consulting agreement with Thomas J. Mackell, Jr., which we refer to as the Mackell consulting agreement. Pursuant to such consulting agreement, Dr. Mackell, in addition to serving as our Chairman of the Board, will (i) introduce us to potential acquisition targets, (ii) participate in discussions with potential acquisition targets as requested, (iii) meet with significant clients of any potential acquisition target prior to the closing of any acquisition, and (iv) otherwise assist us in certain respects through the closing of any acquisition. Under the Mackell consulting agreement, Dr. Mackell will be paid a consulting fee on the completion of each acquisition by us of a target introduced to us by Dr. Mackell and the amount of such fee will depend upon the purchase price that we pay in such acquisition, but will not exceed $150,000. Such fee will be payable 75% in cash, and 25% in shares of UBPS Common Stock. In connection with the acquisition of ATPA, Dr. Mackell received a consulting fee of $150,000, which was paid in a total of 60,000 shares of our common stock to Dr. Mackell. We believe any consulting fee that Dr. Mackell may receive in connection with any future acquisition completed by us will range from a total of $40,000 to $100,000 per acquisition, although there can be no assurance in this regard.

Because Dr. Mackell may receive a consulting fee in connection with certain acquisitions which we may complete in the future and any such consulting fee is contingent upon completion of such acquisition, as our Chairman of the Board Dr. Mackell may have a conflict of interest with respect to such transactions. Since the our directors will have a fiduciary obligation to deal fairly and in good faith with us, the board of directors will take such steps as they deem necessary under all circumstances to resolve any specific conflict of interest which may occur and will determine what, if any, specific measures may be necessary or appropriate, such as Dr. Mackell recusing himself from all board deliberations and discussions concerning any such acquisition or the formation of a special committee.

2007 Stock Option Plan

On December 14, 2007, our board of directors and our stockholders adopted and approved the 2007 Stock Option Plan, which we sometimes refer to as the stock option plan. The purpose of the stock option plan is to attract and retain persons eligible to participate in the stock option plan, such as our officers, employees, associates, directors and any consultants or advisors providing services to us and further align the interests of such officers, employees, associates, directors, consultants or advisors with those of our other stockholders.

Awards. The stock option plan provides for the grant of stock options. No award may be granted under the stock option plan on or after December 14, 2017 or such earlier time as our board of directors may determine.

Shares Subject to the 2007 Stock Option Plan. Subject to adjustment as provided below, the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the stock option plan is 733,908 shares. Subject to adjustment as discussed below, the maximum number of shares that may be covered by stock options granted to any one participant during any calendar year is 366,954 shares. If an award granted under the stock option plan terminates, lapses or is forfeited without the delivery of shares, then the shares covered by the terminated, lapsed or forfeited award will again be available for grant.

In the event of any change affecting the outstanding shares of our common stock by reason of, among other things, a stock dividend, special cash dividend, stock split, combination or exchange of shares, recapitalization or other change in our capital structure, our corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or other distribution to our stockholders, other than a normal cash dividend), sale by us of all or a substantial portion of our assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which we are the surviving corporation or any transaction similar to the foregoing, our board of directors or a committee thereof in its discretion, may make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares that may be delivered under the stock option plan and/or the number or kind of shares subject to outstanding awards, (2) the exercise price of outstanding options, and/or (3) other affected terms of the awards.

Plan Administration. The stock option plan is administered by a committee of our board of directors, if any. Our board of directors can also administer the stock option plan if a compensation committee or other committee has not been appointed or is not eligible to act. The board or committee has the authority to (1) select stock option plan participants, (2) determine whether and to what extent stock options are to be granted and the number of shares of stock to be covered by each grant, (3) approve forms of agreement for use under the stock option plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value and (7) determine the type and amount of consideration to be received by us for any stock award issued. Any determination with respect to any award will be made in the sole discretion of the board or committee.

Eligibility. Any employee, officer, director, associate, advisor or consultant to us or any of our affiliates is eligible to participate in the stock option plan. In each case, the compensation committee selects the actual grantees.

Options. Under the stock option plan, the board or committee may grant both options intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options. The exercise price for options will be determined by the board or committee; provided, however, that the exercise price cannot be less than 100% of the fair market value (as defined in the stock option plan) of our common stock on the grant date. In the case of incentive stock options granted to an employee who, immediately before the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our subsidiaries, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date and the incentive stock option will terminate on a date not later than one day preceding the fifth anniversary of the date on which such incentive stock option was granted.

The board or committee determines when, and upon what terms and conditions, options granted under the plan will be exercisable, except that no option will be exercisable more than 10 years after the date on which it is granted. The board or committee determines the vesting of stock options at the time of grant. The exercise price may be paid (1) with cash, (2) with unrestricted and vested shares owned by the optionee, (3) unless otherwise prohibited by law for either us or the optionee, by irrevocably authorizing a third party to sell shares (or a sufficient portion of the shares) acquired upon the exercise of the stock option and remit to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (4) with a combination of cash and/or stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective as of December 17, 2007, we entered into a two-year consulting agreement with Thomas J. Mackell, Jr., which we refer to as the Mackell consulting agreement. Pursuant to such consulting agreement, Dr. Mackell, in addition to serving as our Chairman of the Board, will (i) introduce us to potential acquisition targets, (ii) participate in discussions with potential acquisition targets as requested, (iii) meet with significant clients of any potential acquisition target prior to the closing of any acquisition, and (iv) otherwise assist us in certain respects through the closing of any acquisition. Under the Mackell consulting agreement, Dr. Mackell will be paid a consulting fee on the completion of each acquisition by us of a target introduced to us by Dr. Mackell and the amount of such fee will depend upon the purchase price that we pay in such acquisition, but will not exceed $150,000. Such fee will be payable 75% in cash, and 25% in shares of UBPS Common Stock. In connection with the acquisition of ATPA, Dr. Mackell received a consulting fee of $150,000, which was paid in a total of 60,000 shares of our common stock to Dr. Mackell. We believe any consulting fee that Dr. Mackell may receive in connection with any future acquisition completed by us will range from a total of $40,000 to $100,000 per acquisition, although there can be no assurance in this regard.

Because Dr. Mackell may receive a consulting fee in connection with certain acquisitions which we may complete in the future and any such consulting fee is contingent upon completion of such acquisition, as our Chairman of the Board Dr. Mackell may have a conflict of interest with respect to such transactions. Since the our directors will have a fiduciary obligation to deal fairly and in good faith with us, the board of directors will take such steps as they deem necessary under all circumstances to resolve any specific conflict of interest which may occur and will determine what, if any, specific measures may be necessary or appropriate, such as Dr. Mackell recusing himself from all board deliberations and discussions concerning any such acquisition or the formation of a special committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

As of March 26, 2008, there are a total of 4,424,503 shares of our common stock issued and outstanding, including 1,000,000 shares of our common stock issued by UBPS to secure the escrow note issued by UBPS to fund the second escrow amount pursuant to the ATPA merger agreement. The following table sets forth information with respect to the beneficial ownership of our common stock by

•	each person who is known by us to own beneficially more than 5% of our common stock, including the selling stockholders;

•	each of our directors and director designees;

•	each of our named executive officers; and

•	all of our directors, director designees and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. Under those regulations, the number of shares of common stock and percentages set forth opposite the name of each person and entity in the following table includes common stock underlying warrants held by that person or entity, that are exercisable within 60 days after March 26, 2008, but excludes common stock underlying warrants held by any other person or entity. The address for each person listed in the following table is c/o United Benefits & Pension Services, Inc., 575 Madison Avenue, 10th Floor, New York, New York 10022. Subject to applicable community property laws, we believe that all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. The amounts and percentages represented below for each selling stockholder assumes that no shares which may be offered for resale pursuant to this prospectus by such selling stockholder have been sold by such selling stockholder.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
				If the minimum amount is sold	If the maximum amount is sold
Common Stock	Richard E. Stierwalt (Chief Executive Officer, President and Director)	594,474	(1)	10.76%	9.11%
Common Stock	Leonard Neuhaus (Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer)	193,126	(2)	3.55%	3.00%
Common Stock	Thomas J. Mackell, Jr. (Chairman of the Board)	60,000		1.11%	0.93%
Common Stock	Thomas I Acosta (Director)	0		0	0
Common Stock	Jerry Israel (Director)	0		0	0
Common Stock	Odyssey Value Partners, LP	600,000	(3)	10.67%	9.06%
Common Stock	Sands Brothers Venture Capital II LLC	150,000	(4)	2.74%	2.32%
Common Stock	Sands Brothers Venture Capital III LLC	300,000	(5)	5.43%	4.60%
Common Stock	Sands Brothers Venture Capital IV LLC	150,000	(6)	2.74%	2.32%
Common Stock	Arlene F. McGowan and Richard S. McGowan	600,000	(7)	10.67%	9.06%
Common Stock	CAMOFI Master LDC	2,494,521	(8)	31.50%	27.97%
Common Stock	CAMHZN Master LDC	258,054	(9)	4.54%	3.86%
Common Stock	All Executive Officers and Directors as a Group (5 individuals)	847,600	(1) (2)	15.29%	12.95%

(1)	Includes 100,000 shares issuable upon the exercise of our equity offering warrants.
(2)	Includes 20,000 shares issuable upon the exercise of our equity offering warrants.
(3)	Includes 200,000 shares issuable upon the exercise of our equity offering warrants.
(4)
Includes 50,000 shares issuable upon the exercise of our equity offering warrants. Scott Baily exercises voting and investment control over shares of our common stock beneficially owned by Sands Brothers Venture Capital II LLC.

(5)
Includes 100,000 shares issuable upon the exercise of our equity offering warrants. Scott Baily exercises voting and investment control over shares of our common stock beneficially owned by Sands Brothers Venture Capital III LLC.

(6)
Includes 50,000 shares issuable upon the exercise of our equity offering warrants. Scott Baily exercises voting and investment control over shares of our common stock beneficially owned by Sands Brothers Venture Capital IV LLC.

(7)	Includes 200,000 shares issuable upon the exercise of our equity offering warrants.
(8)	Includes 2,494,521 shares issuable upon the exercise of our noteholder warrants.
(9)	Includes 258,054 shares issuable upon the exercise of our noteholder warrants.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Notes

On December 17, 2007, ATPA issued and sold an aggregate of $8,000,000 principal amount of senior secured notes to two investors. The senior secured notes mature on May 30, 2011 and bear interest at a rate of 14% per annum, payable quarterly in arrears, with 12% per annum payable in cash, and 2% per annum payable either in cash or, at our option, in kind (by issuing additional senior secured notes). Principal on the senior secured notes is payable in 36 equal monthly installments of $222,222 commencing on June 30, 2008. The senior secured notes provide that they may only be prepaid after the second anniversary of the date of issuance and that, in such event, the senior secured notes must be prepaid at a premium equal to 110% of the principal amount of the senior secured notes that are prepaid.

The senior secured notes are guaranteed by UBPS and all of the current and future subsidiaries of ATPA, and are secured by a first priority lien on, and security interest in, all of the assets of UBPS and its current and future subsidiaries, including, without limitation, ATPA, and a pledge of all of the stock of ATPA and such current and future subsidiaries.

The senior secured notes contain covenants which will limit our ability, among other things, to:

•	incur additional indebtedness;

•	make capital expenditures above certain specified levels;

•	pay dividends or make distributions in respect to its capital stock or make certain other restricted payments or investments;

•	sell assets, including capital stock of subsidiaries;

•	enter into transactions with our affiliates; and

•	incur liens.

Pursuant to the senior secured notes we are required to offer to prepay in cash all of the senior secured notes at a price equal to 110% of the principal amount thereof plus accrued interest to the date of repayment in the event of a sale of all or, subject to certain exceptions, a portion of our assets or otherwise upon a Change of Control (as defined in the senior secured notes) or upon the occurrence of offerings of our equity securities for aggregate proceeds of at least $15.0 million or upon the occurrence of certain other specified events.

The senior secured notes require us to comply with various operational and other covenants and also require us to maintain compliance with specified financial ratios, including fixed charge coverage, leverage and interest coverage ratios and maintain certain levels of EBITDA (as defined in the senior secured notes). In addition, the senior secured notes provide for certain other events of default as specified therein, including, among other things, in the event of a default by us under the senior secured notes or any other material agreements or the termination (or non-renewal within 30 days of termination) of certain of our material agreements.

The senior secured notes provide that our failure to fund the outstanding balance of the escrow note by December 31, 2008 would constitute an event of default under the senior secured notes.

The senior secured notes provide that, for a period of three years after the completion of the debt offering, the noteholders will have the right to participate in and invest (up to the amount invested by such noteholder in the debt offering) in any subsequent debt or equity financing undertaken by us on the same terms as offered to third party investors in any such subsequent offering. In addition, at any time we effect a subsequent financing, each noteholder may elect, in its sole discretion, to exchange all or some of its senior secured notes, noteholder warrants and shares issued as a result of the exercise of noteholder warrants (treated for this purpose only as a unit) then held by it for the securities issued in a subsequent financing based on the then outstanding principal amount of the senior secured note plus any other fees then owed by us to the noteholders, and the effective price at which such securities are sold in such subsequent financing.

The securities purchase agreement also provides that the noteholders (i) shall have the right to designate one designee for election to the board of directors of UBPS (and every committee thereof) (the “Board Designee”) and (ii) shall have the right to designate one designee to attend all meetings of the board of directors of UBPS (and every committee thereof) as an observer (the “Board Observer”). If the Board Designee has been designated, he or she will be entitled to receive copies of all material distributed at all meetings of the board of directors of UBPS (and every committee thereof). UBPS will be required to pay to the Board Designee the same compensation for his or her services as a director of UBPS as the compensation, if any, paid to non-employee directors of UBPS.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of our restated certificate of incorporation and amended and restated by-laws, which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part and of certain provisions of the Delaware General Corporation Law. The following summary of some of the terms relating to our common stock, preferred stock, restated certificate of incorporation and amended and restated bylaws is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capitalization consists of (i) 50,000,000 shares of common stock, par value $0.00001 per share, and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share. As of March 26, 2008, 4,424,503 shares of common stock are outstanding and no shares of preferred stock are outstanding (including the 1,000,000 shares of common stock issued by UBPS to secure the escrow note issued by UBPS to fund the second escrow amount pursuant to the ATPA merger agreement). As of March 26, 2008 there were 47 holders of record of our common stock (including the escrow agent to which we issued 1,000,000 shares of our common stock to secure the escrow note).

Common Stock

Holders of our common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the board of directors, subject to the right of the noteholders to designate one director as described above under “Description of Certain Indebtedness”. Our common stock has no preemptive rights and no redemption or conversion privileges. The holders of the outstanding shares of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of stockholders. All of the outstanding shares of our common stock are, and the shares to be offered by us in the direct offering and the shares offered by the selling stockholders which are issuable upon exercise of warrants will be, when issued and paid for, fully-paid and nonassessable.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance at the discretion of our board of directors without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series including:

•	the designation of the series;

•	the number of shares of the series;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate, if any, of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and provisions for any adjustments to such prices or rates, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
the ranking of such series with respect to dividends and amounts payable on our liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to our common stock with respect to dividends and those distributions;

•	restrictions on the issuance of shares of the same series or any other class or series; and

•	voting rights, if any, of the holders of the series.

The issuance of preferred stock could adversely affect, among other things, the voting power of holders of common stock and the likelihood that stockholders will receive dividend payments and payments upon our liquidation, dissolution or winding up. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of us. See “ំAuthorized but Unissued Capital Stock” below.

Authorized but Unissued Capital Stock

The Delaware General Corporation Law, or DGCL, does nor require stockholder approval for any issuance of authorized shares. Additional shares of our common stock and preferred stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law

Section 203 of the General Corporation Law of the State of Delaware. We are a Delaware corporation and may in the future be subject to Section 203 of the DGCL. In general, Section 203 provides that, subject to certain exceptions specified in the law, we may not engage in certain ‘‘business combinations’’ with any ‘‘interested stockholder’’ for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine whether shares held under the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to that time, the business combination is approved by our board of directors at an annual or special meeting of stockholders and not by written consent, and by the affirmative vote of holders of at least 66⅔% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Section 203 generally makes it more difficult for a person who is or would be an ‘‘interested stockholder’’ to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in our and their best interests.

Limitation on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemption); or

•	for transactions from which the director derived improper personal benefit.

Our restated certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, UBPS has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is __________________________.

Equity Offering Warrants

In connection with the private equity offering, UBPS issued a total of 1,000,000 equity offering warrants. Each of the equity offering warrants issued to investors entitles the holder to purchase, at any time from the date of issuance until five years after the date of issuance (the “Expiration Date”), one share of our common stock at an exercise price of $.00001 per share, subject to certain adjustments based upon anti-dilution protections. The equity offering warrants may be exercised in whole or in part. On the Expiration Date, unless extended by UBPS, to the extent any equity offering warrants remain unexercised such equity offering warrants will be automatically exercised on a “cashless basis” as set forth in the equity offering warrants.

The equity offering warrants may be exercised upon surrender of the original equity offering warrants on or prior to the expiration date at the offices of UBPS, with the exercise form attached to the equity offering warrants completed and executed as indicated, accompanied by either full payment of the exercise price, by certified check payable to UBPS, for the number of warrants being exercised or on a “cashless basis” as set forth in the equity offering warrants. The warrantholders do not have the rights or privileges of holders of our common stock or any voting rights until they exercise their equity offering warrants and receive shares of our common stock. After the issuance of shares of common stock upon exercise of the equity offering warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the equity offering warrants. If upon exercise of equity offering warrants a holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder.

The exercise price of the equity offering warrants and the number of shares of our common stock issuable upon exercise of the equity offering warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, subdivision or combination of the common stock and the issuance of common stock or rights, options or warrants to subscribe for common stock at a price per share less than the exercise price of the equity offering warrants in effect immediately prior to such issuance. In no event will be holders of an equity offering warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of common stock.

Placement Agent Warrants

In connection with the private equity offering, UBPS issued to the Placement Agent and its designees a total of 162,000 placement agent warrants. Each placement agent warrant entitles the holder to purchase, at any time from the date of issuance until five years after the date of issuance, one share of our common stock at an initial exercise price equal to $2.50 per share. The placement agent warrants are exercisable in whole or in part and may be exercised by either full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised, or on a “cashless basis” as set forth in the placement agent warrants. Neither the placement agent warrants nor the underlying shares of common stock issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of issuance of the placement agent warrants, except that they may be assigned, in whole or in part, to any successor, officer or partner of the placement agent or its designees (or to officers or partners of any such successors or partner).

The holders of the placement agent warrants have no voting, dividend or other rights as stockholders of UBPS unless and until the exercise of such warrants. The exercise price and the number of shares of our common stock deliverable upon any exercise of the placement agent warrants are subject to adjustment to protect against dilution upon the occurrence of certain events. The holders of the placement agent warrants may not exercise any portion of the placement agent warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s affiliates), would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such issuance, as determined in accordance with the terms of the placement agent warrants.

Noteholder Warrants

Contemporaneously with the issuance of the senior secured notes in the debt offering, UBPS issued a total of 2,752,575 noteholder warrants. Each noteholder warrant entitles the holder to purchase, at any time during a five-year period from the date of issuance thereof, one share of our common stock at an exercise price of $.00001 per share. The noteholder warrants are exercisable in whole or in part and may be exercised by either full payment of the exercise price in cash, for the number of warrants being exercised, or on a “cashless basis” as set forth in the noteholder warrants. The holders of the noteholder warrants have no voting, dividend or other rights as stockholders of UBPS unless and until the exercise of such warrants. The number of shares of common stock deliverable upon any exercise of the noteholder warrants is subject to adjustment to protect against dilution upon the occurrence of certain events. The holders of the noteholder warrants may not exercise any portion of such noteholder warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such issuance, as determined in accordance with the terms of the noteholder warrants.

Registration Rights

Private Equity Offering. Pursuant to a registration rights agreement entered into with each of the investors in the private equity offering, we have agreed to use our best efforts to: (i) include our common stock issued in the private equity offering and equity offering warrant shares issued upon exercise of the equity offering warrants in a registration statement to be filed with the SEC within 60 days after completion of the private equity offering and (ii) cause such registration statement to be declared effective by the SEC within an additional 120 days after the filing of such registration statement with the SEC. In the event such registration is not filed within 60 days after completion of the private equity offering, or declared effective by the SEC within an additional 120 days after the filing of such registration statement with the SEC, we will pay partial liquidated damages equal to 1% per month of the gross proceeds received from the sale of the securities in the private equity offering (or the ratable portion thereof for a partial month) for each month UBPS shall fail to file such registration statement and for each month there shall fail to be an effective registration statement for the such common stock and the equity offering warrant shares, as applicable, up to a maximum of 10%; provided, however, that in the event all of such securities are not registered within 120 days after the filing of such registration statement with the SEC due to a determination by the SEC that any such registration statement filed constitutes a primary offering of securities and/or requires any holder of same to be named as an underwriter, or otherwise restricts the number of securities that can be registered in a given registration statement (“SEC Caused Event”), the 1% partial liquidated damages shall be based on those securities not included in such registration statement, rather than 1% of gross proceeds from the sale of the securities in the private equity offering; provided, further, that in such event such partial liquidated damages shall only begin to accrue and become payable on and after 210 days after the filing of such registration statement. Investors in the private equity offering are not entitled to participate in registrations relating to certain business combinations, employee benefit plans or exchange offers. Expenses incurred in such registrations, other than expenses of stockholders’ counsel and underwriting discounts and commissions, will be borne by us.

The holders of the placement agent warrants and/or the underlying securities have registration rights with respect to the shares of our common stock issuable upon exercise of the placement agent warrants. Such registration rights are identical in all material respects to the registration rights granted to the investors in the private equity offering described above, except that the holders of the placement agent warrants have additional demand and piggyback registration rights with respect to such shares.

UBPS initially filed the registration statement of which this prospectus is a part with the SEC on March 31, 2008. Since UBPS failed to file such registration statement by March 15, 2008 (60 days after completion of the private equity offering), UBPS is subject to the penalty referred to above under the registration rights agreement.

Debt Offering. Pursuant to a registration rights agreement entered into with each of the noteholders, we have agreed to use our best efforts to (i) include the shares of common stock issuable upon exercise of the noteholder warrants in a registration statement filed with the SEC within 60 days after December 17, 2007, and (ii) cause such registration statement to be declared effective by the SEC within 180 days after December 17, 2007. In the event that such registration statement is not filed with the SEC within 60 days after December 17, 2007 or, subject to certain exceptions (as described in the registration rights agreement), declared effective by the SEC within 180 days after December 17, 2007, we will be obligated to pay liquidated damages to the noteholders, in cash in an amount equal to 1 ½% of the principal amount of each such noteholder’s senior secured notes for the first 30-day period (or part thereof) after the 60th or 180th day, as the case may be, and an additional 1 ½% of such principal amount for any subsequent 30-day period (or part thereof) thereafter.

UBPS initially filed the registration statement of which this prospectus is a part with the SEC on March 31, 2008. Since UBPS failed to file such registration statement by February 15, 2008 (60 days after December 17, 2007), UBPS is subject to the penalty referred to above under the registration rights agreement.

Bridge Financing. We are obligated to file a registration statement with the SEC to register for resale the common stock issued upon conversion of the bridge notes within 60 days after the completion of the private equity offering, or sooner if a registration statement registering any other common stock is filed prior to the expiration of such 60-day period. In the event that UBPS does not file such registration statement within 60 days after the completion of the private equity offering, UBPS will be obligated to pay to the bridge lenders a one-time cash payment of $25,000 in the aggregate. In the event that such registration statement is not declared effective by the SEC within 120 days after such 60-day period, UBPS will be obligated to pay to the bridge lenders an additional amount equal to $5,000 in the aggregate for each month until such registration statement is declared effective, or until such time as the exemption provided under Rule 144 promulgated under the Securities Act is available for resale of the shares, whichever occurs first.

UBPS initially filed the registration statement of which this prospectus is a part with the SEC on March 31, 2008. Since UBPS failed to file such registration statement by March 15, 2008 (60 days after completion of the private equity offering), UBPS is subject to the penalty referred to above under the registration rights agreement.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the effective date of the registration statement of which this prospectus is a part, there has been no public market for our common stock. In addition, there can be no assurance that a regular trading market for our common stock will ever develop. Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices, if any, of our common stock and could impair our ability to raise capital through future sales of our common stock. All of the shares sold by us in the direct offering and all of the shares sold by the selling stockholders pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

In addition to the shares of our common stock being offered by us in the direct offering and the shares held by the selling stockholders being offered for sale by the selling stockholders pursuant to this prospectus, an additional 2,192,503 shares of our common stock are outstanding (including the 1,000,000 shares issued to secure the escrow note) and are “restricted securities” under Rule 144 of the Securities Act. All of those remaining shares will be available for sale in the public markets 90 days after the date of this prospectus pursuant to Rule 144 (subject in some cases to volume limitations) or Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person, including an affiliate of ours, who has beneficially owned shares of our common stock for a period of at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the then-outstanding shares of our common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our stockholders because the OTC Bulletin Board (if and when our shares are listed thereon) is not an “automated quotation system” and market based volume limitations are not available for securities quoted only over the OTC Bulletin Board.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about us.

Rule 144(b)(1)(i)

Under Rule 144(b)(1)(i), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least one year, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who acquired shares of our common stock from us in connection with a written compensatory benefit plan or contract before the effective date of this offering, or who acquired shares of our common stock from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144 but without complying with the holding period, public information, voting limitations, or notice provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its six-month minimum holding period, but subject to the other Rule 144 restrictions.

Lock-Up Arrangements

Messrs. Stierwalt, Neuhaus and Mackell have agreed that, without the prior written consent of Maxim Group LLC, the placement agent for the private equity offering, and Centrecourt Asset Management LLC, an affiliate of the purchasers of the senior secured notes in the debt offering, they will not, offer, pledge, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock during the period beginning on and including the date of this prospectus through and including the date that is the one year after the date of this prospectus, except for estate planning purposes or charitable donations. Maxim Group LLC and Centrecourt Asset Management LLC may, in their discretion and at any time or from time to time without notice, release all or any portion of the shares or other securities subject to the lock up agreements.

LEGAL MATTERS

The validity of the common stock that is being offered pursuant to this prospectus will be passed upon for us by Katten Muchin Rosenman LLP, New York, New York.

EXPERTS

Marcum & Kliegman LLP, independent registered public accountants, located in New York, has audited the financial statements of United Benefits & Pension Services, Inc. as of April 30, 2007 and for the period from October 6, 2006 (date of inception) to April 30, 2007 and the consolidated financial statements of Associated Third Party Administrators and Subsidiary at April 30, 2007, 2006 and 2005 and for the years then ended, which are included with this prospectus to the extent, and for the periods, set forth in its reports. We have relied upon the reports of Marcum & Kliegman LLP, given upon the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the registration of common stock offered for sale with this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information included in the registration statement nor all of the exhibits. Additional information about us is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that might constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

United Benefits & Pension Services, Inc.
575 Madison Avenue, 10th Floor
New York, New York 10022
Telephone: (212) 605-0110

Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by, reported on, and with an opinion expressed by an independent accounting firm.

INDEX TO FINANCIAL STATEMENTS

United Benefits & Pension Services, Inc.:

Report of Independent Registered Public Accounting Firm	F-4

Balance Sheet as of April 30, 2007	F-5

Statement of Operations for the Period from October 6, 2006 (Date of Inception) to April 30, 2007	F-6

Statement of Stockholders’ Deficiency for the Period from October 6, 2006 (Date of Inception) to April 30, 2007	F-7

Statement of Cash Flows for the Period from October 6, 2006 (Date of Inception) to April 30, 2007	F-8

Notes to Financial Statements	F-9

United Benefits & Pension Services, Inc. (Unaudited):

Condensed Balance Sheets as of November 30, 2007 (Unaudited) and April 30, 2007 (Audited)	F-19

Unaudited Condensed Statements of Operations for the Seven Months Ended November 30, 2007, the Period from October 6, 2006 (Date of Inception) to November 30, 2006 and the Cumulative Period from October 6, 2006 (Date of Inception) to November 30, 2007
F-20

Unaudited Condensed Statement of Stockholders Deficiency for the Seven Months Ended November 30, 2007	F-21

Unaudited Condensed Statement of Cash Flows for the Seven Months Ended November 30, 2007, the Period from October 6, 2006 (Date of Inception) to November 30, 2006 and the Cumulative Period from October 6, 2006 (Date of Inception) to November 30, 2007
F-22

Notes to Unaudited Condensed Financial Statements	F-23

Associated Third Party Administrators and Subsidiary:

Independent Auditors’ Report	F-33

Consolidated Balance Sheets as of April 30, 2007 and 2006	F-34

Consolidated Statement of Operations for the Years Ended April 30, 2007 2006 and 2005	F-35

Consolidated Statements of Comprehensive Income (Loss) for the Years Ended April 30, 2007, 2006 and 2005	F-36

Consolidated Statements of Cash Flows for the Years Ended April 30, 2007, 2006 and 2005	F-37

Notes to Consolidated Financial Statements	F-39

United Benefits & Pension Services, Inc. Unaudited Pro Forma
Condensed Combined Financial Statements

Introduction to the Unaudited Pro Forma Condensed Combined Financial Statements	F-79

Condensed Combined Pro Forma Balance Sheet as of November 30, 2007	F-80

Condensed Combined Pro Forma Statement of Operations for the Seven Months Ended November 30, 2007	F-82

Condensed Combined Pro Forma Statement of Operations for the Year Ended April 30, 2007	F-83

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

FINANCIAL STATEMENTS

OCTOBER 6, 2006 (DATE OF INCEPTION) TO APRIL 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of United Benefits & Pension Services, Inc.

We have audited the accompanying balance sheet of United Benefits & Pension Services, Inc. (the development stage enterprise) (the “Company”) as of April 30, 2007, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from October 6, 2006 (date of inception) to April 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Benefits & Pension Services, Inc. (a development stage enterprise), as of April 30, 2007, and the results of its operations and its cash flows for the period from October 6, 2006 (date of inception) to April 30, 2007 in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP
New York, NY
March 28, 2008

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
April 30, 2007

ASSETS
Current Assets:
Cash	$68,711
Prepaid expenses	5,000
Total current assets	73,711
Deferred financing costs, net	22,611
Prepaid acquisition costs	107,566
Deferred offering costs	84,743
TOTAL ASSETS	$288,631

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$36,268
Accrued interest	3,083
Loans payable (including related party loans of $9,590)	22,090
Secured convertible notes payable	250,000
Total current liabilities	311,441

Stockholders' Deficiency:
Common stock, par value $.00001, 50,000,000 shares authorized and 427,600 shares issued and outstanding	4
Additional paid-in capital	1,069,996
Accumulated deficit during the development stage	(1,092,810)
Total stockholders' deficiency	(22,810)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	$288,631

The accompanying notes are an integral part of these financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS
For the Period from October 6, 2006 (Date of Inception) to April 30, 2007

Costs and expenses:
Stock-based compensation	$1,069,000
General and administrative	20,727
Interest expense	3,083
Net loss	$1,092,810

The accompanying notes are an integral part of these financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF STOCKHOLDERS' DEFICIENCY
For the Period from October 6, 2006 (Date of Inception) to April 30, 2007

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficiency
Balance at October 6, 2006 (date of inception)	-	$-	$-	$-	$-
Capital contribution from founder	-	-	1,000	-	1,000
Issuance of founder shares to officers	427,600	4	1,068,996	-	1,069,000
Net loss	-	-	-	(1,092,810)	(1,092,810)
Balance at April 30, 2007	427,600	$4	$1,069,996	$(1,092,810)	$(22,810)

The accompanying notes are an integral part of these financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CASH FLOWS
For the Period from October 6, 2006 (Date of Inception) to April 30, 2007

CASH FLOWS - OPERATING ACTIVITIES
Net loss	$(1,092,810)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	1,069,000
Amortization of deferred financing costs	2,069
Non-cash interest	2,500
Changes in operating assets and liabilities:
Prepaid expenses	(5,000)
Accounts payable	36,268
Accrued interest	583
Net cash provided by operating activities	12,610

CASH FLOWS INVESTING ACTIVITIES
Prepaid acquisition costs	(107,566)
Net cash used in investing activities	(107,566)

CASH FLOWS FINANCING ACTIVITIES
Proceeds from convertible notes payable	250,000
Proceeds from loans payable	25,000
Proceeds from loans payable - related party	44,354
Repayments of loans payable	(12,500)
Repayments of loans payable - related party	(34,764)
Deferred financing costs	(24,680)
Deferred offering costs	(84,743)
Capital contributed from founder	1,000
Net cash provided by financing activities	163,667
Net change in cash	68,711
Cash - Beginning of period	-
Cash - End of period	$68,711

The accompanying notes are an integral part of these financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

1.     The Business and Basis of Presentation

Organization: United Benefits & Pension Services, Inc. (referred to herein as we, our or us), is a privately held Delaware corporation organized on October 6, 2006. Our fiscal year ends on April 30.

Development Stage Enterprise: Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS 7”), we are considered a development stage enterprise because as of April 30, 2007 we devoted substantially all of our efforts to establishing a new business and our planned principal operations had not commenced. We are subject to a number of risks similar to those of other early development stage companies.

We were recently formed to create a national third party pension and benefit administration services company specializing in servicing Taft-Hartley multi-employer benefit plans through a strategy of acquiring regional Taft-Hartley pension and benefit administration services companies.

On December 17, 2007, we acquired Associated Third Party Administrators (“ATPA”), a Taft-Hartley third party administrator. ATPA services numerous labor/management trusts and public employee/employer benefit plans primarily in California and the Northwestern United States. ATPA provides a broad array of administrative services for Taft-Hartley multi-employer health and welfare plan and pension plan benefits and under collective bargaining agreements, including billing, record keeping, accounting, customer service, and claims processing, reporting and adjudication and determination services. We acquired 100% of the equity of ATPA from it’s stockholders for aggregate consideration of $15.0 million, consisting of (i) aggregate cash consideration of $11,000,000 of which $10,000,000 was paid at closing and $1,000,000 was deposited in an interest bearing escrow account, (ii) an aggregate of 600,000 shares of our Common Stock valued at $1.5 million; and, (iii) a note for $2.5 million, secured by 1,000,000 shares of our Common Stock valued at $2.5 million and held in escrow.

In connection with our acquisition of ATPA, we entered into two escrow agreements. The escrow agreements secure us against losses caused by the termination of certain client relationships, increases in labor costs, certain uncertainties and the breach of any representations and warranties made by the sellers of ATPA. Should there be a reduction of the payments due under the escrow agreement, such reduction in payment will result in a reduction of the purchase price paid by us for ATPA.

The acquisition of ATPA will be accounted for using the purchase method of accounting under the accounting standards established in Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (SFAS 141) and SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Accordingly, the purchase price was allocated to the tangible acquired assets and assumed liabilities 100% of their fair values and the excess of the purchase price over the fair values of the net tangible assets of approximately $11,000,000 was recorded as intangible assets and goodwill.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

On December 17, 2007, we sold 180 Units (the “Units”), at a price of $25,000 per Unit, or an aggregate purchase price of $4,500,000 to selected qualified investors (including ten Units sold to our chief operating officer and chief financial officer) (the “Stock Offering”). On January 15, 2008 we sold 20 Units, at a price of $25,000 per Unit, or an aggregate purchase price of $500,000 to our chief executive officer. Each Unit consisted of 10,000 shares of our common stock, par value $.00001 per share (the “Common Stock”), and 5,000 warrants (the “Warrants”). Each Warrant entitles the holder thereof to purchase, at any time during a five-year period from the date of issuance, one share of our Common Stock at an exercise price of $0.00001 per share, subject to certain adjustments.

On December 17, 2007 pursuant to a debt offering (the “Debt Offering”), ATPA sold an aggregate of $8,000,000 principal amount of Senior Secured Notes (the “Senior Secured Notes”) which we guaranteed. The Senior Secured Notes mature 42 months from the date of issuance and bear interest at a rate of 14% per annum, payable quarterly in arrears on January 1, April 1, July 1, and October 1 or the first business day thereafter is such date is not a business day. Principal on the Senior Secured Notes is payable in 36 equal monthly installments of $222,222 commencing on June 30, 2008. In connection with the Debt Offering we paid the lenders a fee of $305,000.

In order to induce the senior lenders to issue the Senior Secured Notes, ATPA agreed to be bound by certain covenants. These covenants include affirmative covenants such as a fixed charge coverage ratio, a mandatory prepayment of 125% of the outstanding balance upon an equity financing with gross proceeds of at least $15,000,000 and various negative covenants. In addition, ATPA may prepay the note at any time after December 17, 2009 at 110% of the remaining balance and can elect to pay up to two percent of the interest on the notes in additional notes.

The Senior Secured Notes will be guaranteed by all of our current and future subsidiaries, including ATPA, and will be secured by a first priority lien on, and security interest in, all of our assets and all of the assets of our current and future subsidiaries, including ATPA, and a pledge of the stock of such current and future subsidiaries. Contemporaneously with the issuance of the Senior Secured Notes, the investors in the Debt Offering received warrants entitling the holders thereof to purchase, at any time during a five-year period from their date of issuance, at an exercise price of $.00001 per share, an aggregate of 2,752,575 shares of our Common Stock.

We accounted for the Debt Offering in accordance with Emerging Issues Task Force No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.". We determined that under the terms of the agreement the warrants are exercisable into registered shares. Accordingly, the warrant is recorded as a derivative liability at the fair market value and will be marked to market through earnings at the end of each reporting period. The gross proceeds were recorded net of a discount of approximately $4,597,000. The debt discount consisted of the fair value of the warrant. The debt discount will be amortized to interest expense ratably over the life of the loan. The debt discount of $4,597,000 represents the estimated fair value of the warrants as calculated using the Black-Sholes option valuation formula (see Stock-Based Compensation in Note 2).

On December 17, 2007 we paid cash placement agent fees of 10% (including 1% for non-accountable expense reimbursement) of the Stock Offering and 1.25% of the Debt Offering and up to $50,000 for reimbursement of accountable expenses. In addition, we issued five year warrants to purchase an aggregate of 162,000 shares of common stock for $2.50 per share, having a fair value approximating $42,000 as calculated using the Black-Sholes option valuation formula (see Stock-Based Compensation in Note 2).

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

2.     Significant Accounting Policies

Cash and cash equivalents: We consider all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. As of April 30, 2007, we had no cash equivalents.

Deferred financing costs: In connection with a bridge financing (see Note 3) we incurred financing costs of $24,680 which is being amortized on a straight-line basis over the term of Bridge Notes. As of April 30, 2007, $2,069 of such financing costs has been amortized.

Prepaid acquisition costs: In connection with our planned acquisition of ATPA (see Note 1), we incurred certain professional fees which have been recorded as prepaid acquisition costs. Once the acquisition is completed, these costs will be adjusted as part of the purchase price of the acquisition. As of April 30, 2007, prepaid acquisition costs amounted to $107,566.

Deferred Offering Costs: The direct costs related to the Offering have been capitalized and will be recognized as a reduction to the fair value of the securities issued in the Offering to raise capital for the acquisition of ATPA. As of April 30, 2007, deferred offering costs amounted to $84,743.

Registration Rights Liquidated Damage Obligations: We account for potential registration rights liquidated damage obligations in accordance with FASB Staff Position 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”), which we adopted in April 2007. The adoption of FSP EITF 00-19-02 did not have a material impact on our financial position, results of operations or cash flows.

Income Taxes: Since our inception, we have been an S Corporation pursuant to Section 1362(a) of the Internal Revenue Code (“IRC”). Generally, an S corporation is exempt from federal and state income taxes other than tax on certain capital gains and passive income and any tax income and loss is passed through to its stockholders. Pursuant to Section 1362(a), in order to maintain our S corporation status, we must, among other things, have no more than 100 stockholders. As a result of the Stock Offering, we will no longer qualify for S corporation status and will be subject to applicable federal and state income taxes that will be an expense on our statement of operations for periods after December 17, 2007, the date of the offering.
Fair Value of Financial Instruments: Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, we used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

Stock-Based Compensation: We report stock based compensation under accounting guidance provided by SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on their estimated fair values. SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is charged to operations over the requisite service periods in the Company’s statement of operations.

We estimated the value of stock options and similar equity issuances using the Black-Scholes option valuation model, assuming a dividend yield of 0%, expected volatility of 25%, a risk free interest rate of 4.45%, and a term of five years.

The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by Staff Accounting Bulletin No. 107 for “plain vanilla” options. We used this approach as we did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for our stock options for the period from October 6, 2006 (Date of inception) to April 30, 2007 was determined examining the historical volatilities for industry peers and using an average of the historical volatilities of our industry peers as we did not have any trading history for our Common Stock. We will continue to analyze the historical stock price volatility and expected term assumption as more historical data for our Common Stock becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent the expected term or our stock options. The expected dividend assumption is based on our history and expectation of dividend payouts.

During the period October 6, 2006 (date of inception) to April 30, 2007 stock-based compensation expense recognized in our statement of operations was $1,069,000 for the issuance of stock to our chief executive officer and our chief financial officer (see Note 5). We attribute the value of stock-based compensation to operations on the straight-line single option method.

New Authoritative Pronouncements: In June 2006 the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which supplements SFAS No.109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. Based on our evaluation, FIN 48 will not impact our financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new circumstance. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an arm’s length transaction between market participants in the markets where we conduct business. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to data lacking transparency. The level of the reliability of inputs utilized for fair value calculations drives the extent of disclosure requirements of the valuation methodologies used under the standard. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS 157 should be applied prospectively, except for certain financial instruments for which the standard should be applied retrospectively. SFAS 157 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”), which amends SFAS No. 87, Employers’ Accounting for Pensions; SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. The asset or liability is the offset to other accumulated comprehensive income, consisting of previously unrecognized prior service costs and credits, actuarial gains or losses, and accumulated transition obligations and assets. SFAS 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives for companies to make the measurement-date provisions. Our recognition of an asset or liability related to funded status provision is effective for the fiscal year ending April 30, 2008, and the change in measurement is effective for fiscal years ending after December 15, 2008. SFAS 158 is not expected to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently assessing the effect of implementing this guidance, which directly depends on the nature and extent of eligible items elected to be measured at fair value, upon initial application of the standard on January 1, 2008. SFAS 159 is not expected to have a material impact on our financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, we would be required to report any noncontrolling interest as a separate component of stockholders’ equity. We would also be required to present any net income allocable to noncontrolling interests and net income attributable to our stockholders separately in our consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interest of any non wholly-owned businesses acquired in the future.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for us for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. SFAS 141(R) will have an impact on the accounting for any business we acquire after the effective date of this pronouncement.

3.    Secured Convertible Notes Payable

In April 2007, we entered into a Secured Convertible Note Purchase Agreement, as amended in October 2007, (the “Note Purchase Agreement”) with a group of investors (the “Bridge Lenders”) under which we borrowed from the Bridge Lenders an aggregate of $250,000 pursuant to Secured Convertible Notes (the “Bridge Notes”) we executed in favor of each of the Bridge Lenders (such transaction is referred to herein as the “Bridge Financing”). The net proceeds we received in the Bridge Financing were used by us for working capital purposes, including funding a portion of the expenses incurred by us in connection with the acquisition of ATPA, the Offering and ATPA’s Debt Offering. The Bridge Notes originally matured on September 30, 2007, and bear interest at a rate of 6% per annum. Interest and principal are payable on maturity. The obligations under the Bridge Notes are secured by a pledge of shares of common stock held by the President and Chief Executive Officer of the Company in an unrelated public company having a fair value at April 30, 2007 of $358,340 based on the closing price of such shares on April 30, 2007. In October 2007, we repaid an aggregate principal amount of $60,000 of Bridge Notes and issued an additional $100,000 of Bridge Notes. Subsequent to April 30, 2007, we paid $25,000 in penalties because the Bridge Notes were not repaid timely. Interest expense on the Bridge Notes for the period from October 6, 2006 (Date of inception) to April 30, 2007 was $3,083.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

The terms of the Bridge Notes originally provided that, upon the occurrence of a reverse merger, reverse share exchange, reverse triangular merger or similar transaction by us with an existing public corporation, the principal amount of the outstanding bridge notes would automatically convert into shares of the public corporation common stock and accrued interest on the bridge notes would be due and payable in cash upon such conversion. In October 2007 the terms of the Bridge Notes were modified whereby the outstanding Bridge Notes either (i) would automatically convert into shares of public corporation common stock upon completion of a public reverse merger at a conversion price equal to 50% of the offering price per share in any private equity offering completed in connection with a public reverse merger, or (ii) would be convertible into 232,000 shares of our Common Stock upon completion of the Stock Offering (see Note 1).

Upon completion of the Stock Offering on December 17, 2007, the Bridge Notes were converted into 232,000 shares of our Common Stock, resulting in additional financing fees approximating $290,000, the amount by which the value of the shares issued exceeded the book value of the bridge notes converted to Common Stock. The Note Purchase Agreement obligates us to file a registration statement with the Securities and Exchange Commission (“SEC”) to register for resale our Common Stock issued upon conversion of the Bridge Notes within 60 days after the closing of the Stock Offering, or sooner if a registration statement registering any other of our Common Stock is filed prior to the expiration of such 60-day period. In the event that we do not file such registration statement within 60 days after the closing of the Stock Offering, we will be obligated to pay to the Bridge Lenders a one-time cash payment of $25,000 in the aggregate. In the event that such registration statement is not declared effective by the SEC within 120 days after such 60-day period, we will be obligated to pay to the Bridge Lenders an additional amount equal to $5,000 in the aggregate for each month until such registration statement is declared effective, or until such time as the exemption provided under Rule 144 promulgated under the Securities Act is available for resale of the shares, whichever occurs first.

4.    Loans Payable

The loans payable outstanding as of April 30, 2007 are amounts due to an individual who made a $25,000 payment to a vendor on our behalf of which we repaid $12,500. The $12,500 loan balance owed to such individual is due on demand and is non-interest bearing.

In addition, during the period from October 6, 2006 through April 30, 2007, our chief executive officer loaned us $44,354 of which $34,764 was repaid to us without interest.

5.    Common Stock and Additional Paid-in Capital

In January 2007, our chief executive officer contributed $1,000 to us for no consideration which is included in additional paid-in capital as of April 30, 2007. On December 17, 2007, we amended our Certificate of Incorporation increasing our authorized shares of Common Stock to 50,000,000 and effecting a 5,325.03 for 1 stock split and all share and per share amounts in the these financial statements are presented on a post stock split basis.

On October 6, 2006, we issued 427,600 shares of Common Stock, resulting in stock-based compensation expense of $1,069,000.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

6.    Subsequent Events

In December 2007 we entered into a two year consulting agreement with the chairman of our board of directors who will assist us with effecting current and future acquisitions. In connection with services performed by the consultant related to our acquisition of ATPA, a finders fee of $150,000 was payable to him, which was satisfied with the issuance of 60,000 shares of our Common Stock. The $150,000 was included in the purchase price of the ATPA acquisition. For future acquisitions, the consultant will be compensated based on a percentage ranging from 1% to 1.5% of the acquisition price up to a maximum of $150,000 per acquisition which will be paid 75% in cash and 25% in Common Stock.

In December 2007, we entered into a two year employment agreement with our chief executive officer. The agreement provides our chief executive officer with an annual base salary of $275,000, an annual performance bonus of up to 50% of the base salary at the discretion of our board of directors, fringe benefits commensurate with those provided to the officers of ATPA and severance compensation of one months base salary for each month of service, but not less than three months. The agreement also provides our chief executive officer with incentive stock based compensation upon the achievement of performance objectives established by our board of directors.

In December 2007, we entered into a two year employment agreement, effective as of January 1, 2008, with our chief financial officer and chief operating officer. The agreement provides our chief financial officer and chief operating officer with an annual base salary of $225,000, an annual performance bonus of up to 50% of the base salary at the discretion of our board of directors, fringe benefits commensurate with those provided to the officers of ATPA and severance compensation of one months base salary for each month of service, but not less than three months. The agreement also provides our chief financial officer and chief operating officer with incentive stock based compensation upon the achievement of performance objectives established by our board of directors.

In addition, up to a total of 417,362 performance incentive shares of our common stock to be issued to our chief executive officer and president and to our chief operating officer and chief financial officer, upon our achieving the following budgeted performance levels: (i) 50% of such shares will be issued to such officers upon our achieving consolidated EBITDA (as defined in the Senior Secured Notes) of $4.75 million for the four fiscal quarters ending October 31, 2008; and (ii) 50% of such shares will be issued to such officers upon our achieving consolidated EBITDA (as defined in the Senior Secured Notes) of $5.9 million for the four fiscal quarters ending October 31, 2009.

On December 17, 2007, we issued 104,903 shares of our common stock to an individual who assisted us with the negotiations related to the bridge financings (see Note 3). The value of the shares of $262,258 was recorded as a financing fee and the shares were issued upon the closing of the acquisition of ATPA.

In December 2007, we authorized 10,000,000 shares of $.01 par value preferred stock, none of which are issued or outstanding.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Financial Statements
For the period from October 6, 2006 (Date of inception) to April 30, 2007

On December 17, 2007, ATPA, our newly acquired subsidiary, entered into separate employment agreements with 23 of its officers and employees. The employment agreements have two year terms and provide for base salaries ranging from $75,000 to $150,000 per year and the provision for discretionary bonuses if approved by the board of directors. Each of the employment agreements provide the employee with the right to participate in pension health and other group plans as provided by us and vacation pay in accordance with our policies as approved and published from time to time. In addition the agreements provide the employees with severance of up to four months of their base pay.

On December 14, 2007, our board of directors and our stockholder adopted and approved the 2007 Stock Option Plan (the “2007 Stock Option Plan”). The 2007 Stock Option Plan provides for the grant of stock options. An aggregate of 733,908 shares of our Common Stock are initially available for grant or award under the 2007 Stock Option Plan, of which no options have been granted. In addition, the maximum number of shares covered by stock options that may be granted to any individual during any calendar year is 366,954.

In the event of any change affecting the outstanding shares of our Common Stock by reason of, among other things, a stock dividend, special cash dividend, stock split, combination or exchange of shares, recapitalization or other change in our capital structure, our corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or other distribution to our stockholders, other than a normal cash dividend), sale by us of all or a substantial portion of our assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which we are the surviving corporation or any transaction similar to the foregoing, our board of directors or a committee thereof in its discretion, may make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares that may be delivered under the stock option plan and/or the number or kind of shares subject to outstanding awards, (2) the exercise price of outstanding options, and/or (3) other affected terms of the awards.

Under the 2007 Stock Option Plan, the board or committee may grant both options intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options. The exercise price for options will be determined by the board or committee; provided, however, that the exercise price cannot be less than 100% of the fair market value (as defined in the stock option plan) of our Common Stock on the grant date. In the case of incentive stock options granted to an employee who, immediately before the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our subsidiaries, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date and the incentive stock option will terminate on a date not later than one day preceding the fifth anniversary of the date on which such incentive stock option was granted.

The board or committee determines when, and upon what terms and conditions, options granted under the plan will be exercisable, except that no option will be exercisable more than 10 years after the date on which it is granted. The board or committee determines the vesting of stock options at the time of grant. The exercise price may be paid (1) with cash, (2) with unrestricted and vested shares owned by the optionee, (3) unless otherwise prohibited by law for either us or the optionee, by irrevocably authorizing a third party to sell shares (or a sufficient portion of the shares) acquired upon the exercise of the stock option and remit to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (4) with a combination of cash and/or stock.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

UNAUDITED CONDENSED FINANCIAL STATEMENTS

As of November 30, 2007 and April 30, 2007
and for the Seven Months Ended November 30, 2007,
the period from October 6, 2006 (Date of Inception) to November 30, 2006
and the cumulative period from October 6, 2006 (Date of Inception) to November 30, 2007

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED BALANCE SHEETS

	November 30, 2007	April 30, 2007
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$13	$68,711
Prepaid Expenses	-	5,000
Total current assets	13	73,711
Deferred financing costs, net	-	22,611
Prepaid acquisition costs	936,071	107,566
Deferred offering costs	115,362	84,743
TOTAL ASSETS	$1,051,446	$288,631

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$691,601	$36,268
Accrued interest	56,570	3,083
Loans payable (including related party loans of $140,204 and $9,590 at November 30, 2007 and April 30, 2007, respectively)	152,704	22,090
Secured convertible notes payable	290,000	250,000
Total current liabilities	1,190,875	311,441
Stockholders’ Deficiency:
Common stock, par value $.00001, 50,000,000 shares authorized and 427,600 shares issued and outstanding	4	4
Additional paid-in capital	1,069,996	1,069,996
Accumulated deficit during the development stage	(1,209,429)	(1,092,810)
Total stockholders’ deficiency	(139,429)	(22,810)
TOTAL LIABILITIES AND STOCKHOLDERS DEFICIENCY	$1,051,446	$288,631

The accompanying notes are an integral part of these condensed financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENT OF OPERATIONS

			Cumulative
		Period from	Period from
	For the	October 6,	October 6,
	Seven	2006	2006
	Months	(Date of	(Date of
	Ended	Inception) to	Inception) to
	November 30,	November 30,	November 30,
	2007	2006	2007
Costs and expenses:
Stock-based compensation	$-	$1,069,000	$1,069,000
General and administrative	55,442	13,533	76,169
Interest expense	61,177	-	64,260
Net loss	$116,619	$1,082,533	$1,209,429

The accompanying notes are an integral part of these condensed financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIENCY
For the Seven Months Ended November 30, 2007

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Par Value	Paid-in Capital	Deficit	Deficiency
Balance at May 1, 2007 (Audited)	427,600	$4	$1,069,996	$(1,092,810)	$(22,810)
Net loss	-	-	-	(116,619)	(116,619)
Balance at November 30, 2007	427,600	$4	$1,069,996	$(1,209,429)	$(139,429)

The accompanying notes are an integral part of these financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	For the Seven Months Ended November 30, 2007	Period from October 6, 2006 (Date of Inception) to November 30, 2006	Cumulative Period from October 6, 2006 (Date of Inception) to November 30, 2007
CASH FLOWS – OPERATING ACTIVITIES
Net loss	$(116,619)	$(1,082,533)	$(1,209,429)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	-	1,069,000	1,069,000
Amortization of deferred financing costs	22,611	-	24,680
Non-cash interest	51,500	-	54,000
Changes in operating assets and liabilities:
Prepaid expenses	5,000	-	-
Accounts payable	655,332	6,251	691,601
Accrued interest	1,987	-	2,570
Net cash provided by (used in) operating activities	619,811	(7,282)	632,422
CASH FLOWS INVESTING ACTIVITIES
Prepaid acquisition costs	(828,505)	(5,767)	(936,071)
Net cash used in investing activities	(828,505)	(5,767)	(936,071)
CASH FLOWS FINANCING ACTIVITIES
Proceeds from convertible notes payable	100,000	-	350,000
Repayment of convertible notes payable	(60,000)	-	(60,000)
Proceeds from loans payable – related party	230,614	23,319	274,968
Repayments of loans payable – related party	(100,000)	-	(134,764)
Deferred financing costs	-	-	(24,680)
Proceeds from loans payable	-	-	25,000
Repayments of loans payable	-	-	(12,500)
Deferred offering costs	(30,618)	(11,270)	(115,362)
Capital contributed from founder	-	1,000	1,000
Net cash provided by financing activities	139,996	13,049	303,662
Net change in cash	(68,698)	-	13
Cash – Beginning of period	68,711	-	-
Cash – End of period	$13	$-	$13
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$7,690	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

1.    The Business and Basis of Presentation

Organization: United Benefits & Pension Services, Inc. (referred to herein as we, our or us), is a privately held Delaware corporation organized on October 6, 2006. Our fiscal year ends on April 30.

Development Stage Enterprise: Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS 7”), we are considered a development stage enterprise because as of November 30, 2007 we devoted substantially all of our efforts to establishing a new business and our planned principal operations had not commenced. We are subject to a number of risks similar to those of other early development stage companies.

We were recently formed to create a national third party pension and benefit administration services company specializing in servicing Taft-Hartley multi-employer benefit plans through a strategy of acquiring regional Taft-Hartley pension and benefit administration services companies.

On December 17, 2007, we acquired Associated Third Party Administrators (ATPA), a Taft-Hartley third party administrator. ATPA services numerous labor/management trusts and public employee/employer benefit plans primarily in California and the Northwestern United States. ATPA provides a broad array of administrative services for Taft-Hartley multi-employer health and welfare plan and pension plan benefits and under collective bargaining agreements, including billing, record keeping, accounting, customer service, and claims processing, reporting and adjudication and determination services. We acquired 100% of the equity of ATPA from it’s stockholders for aggregate consideration of $15.0 million, consisting of (i) aggregate cash consideration of $11,000,000 of which $10,000,000 was paid at closing and $1,000,000 was deposited in an interest bearing escrow account, (ii) an aggregate of 600,000 shares of our Common Stock valued at $1.5 million; and, (iii) a note for $2.5 million, secured by 1,000,000 shares of our Common Stock valued at $2.5 million and held in escrow.

In connection with our acquisition of ATPA, we entered into two escrow agreements. The escrow agreements secure us against losses caused by the termination of certain client relationships, increases in labor costs, certain uncertainties and the breach of any representations and warranties made by the sellers of ATPA. Should there be a reduction of the payments due under the escrow agreement, such reduction in payment will result in a reduction of the purchase price paid by us for ATPA.

The acquisition of ATPA will be accounted for using the purchase method of accounting under the accounting standards established in Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (SFAS 141) and SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Accordingly, the purchase price was allocated to the tangible acquired assets and assumed liabilities 100% of their fair values and the excess of the purchase price over the fair values of the net tangible assets of approximately $11,000,000 was recorded as intangible assets and goodwill.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

On December 17, 2007, we sold 180 Units (the Units), at a price of $25,000 per Unit, or an aggregate purchase price of $4,500,000 to selected qualified investors (including ten Units sold to our chief operating officer and chief financial officer) (the Stock Offering). On January 15, 2008 we sold 20 Units, at a price of $25,000 per Unit, or an aggregate purchase price of $500,000 to our chief executive officer. Each Unit consisted of 10,000 shares of our common stock, par value $.00001 per share (the Common Stock), and 5,000 warrants (the Warrants). Each Warrant entitles the holder thereof to purchase, at any time during a five-year period from the date of issuance, one share of our Common Stock at an exercise price of $0.00001 per share, subject to certain adjustments.

On December 17, 2007 pursuant to a debt offering (the “Debt Offering”), ATPA sold an aggregate of $8,000,000 principal amount of Senior Secured Notes (the “Senior Secured Notes”) which we guaranteed. The Senior Secured Notes mature 42 months from the date of issuance and bear interest at a rate of 14% per annum, payable quarterly in arrears on January 1, April 1, July 1, and October 1 or the first business day thereafter if such date is not a business day. Principal on the Senior Secured Notes is payable in 36 equal monthly installments of $222,222 commencing on the June 30, 2008. In connection with the Debt Offering we paid the lenders a fee of $305,000.

In order to induce the senior lenders to issue the Senior Secured Notes to ATPA, we agreed to be bound by certain covenants. These covenants include affirmative covenants such as a fixed charge coverage ratio, a mandatory prepayment of 125% of the outstanding balance upon an equity financing with gross proceeds of at least $15,000,000 and various negative covenants. In addition, ATPA may prepay the note at any time after December 17, 2009 at 110% of the remaining balance and can elect to pay up to two percent of the interest on the notes in additional notes.

The Senior Secured Notes will be guaranteed by all of our current and future subsidiaries, including ATPA, and will be secured by a first priority lien on, and security interest in, all of our assets and all of the assets of our current and future subsidiaries, including ATPA, and a pledge of the stock of such current and future subsidiaries. Contemporaneously with the issuance of the Senior Secured Notes, the investors in the Debt Offering received warrants entitling the holders thereof to purchase, at any time during a five-year period from their date of issuance, at an exercise price of $.00001 per share, an aggregate of 2,752,575 shares of our Common Stock.

We accounted for the Debt Offering in accordance with Emerging Issues Task Force No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.". We determined that under the terms of the agreement the warrants are exercisable into registered shares. Accordingly, the warrant is recorded as a derivative liability at the fair market value and will be marked to market through earnings at the end of each reporting period. The gross proceeds were recorded net of a discount of approximately $4,597,000. The debt discount consisted of the fair value of the warrant. The debt discount will be amortized to interest expense ratably over the life of the loan. The debt discount of $4,597,000 represents the estimated fair value of the warrants as calculated using the Black-Sholes option valuation formula, (see Stock-Based Compensation in Note 2).

On December 17, 2007 we paid cash placement agent fees of 10% (including 1% for non-accountable expense reimbursement) of the Stock Offering and 1.25% of the Debt Offering and up to $50,000 for reimbursement of accountable expenses. In addition, we issued five year warrants to purchase an aggregate of 162,000 shares of common stock for $2.50 per share, having a fair value approximating $42,000 as calculated using the Black-Sholes option valuation formula (see Stock-Based Compensation in Note 2).

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

2.     Significant Accounting Policies

Cash and cash equivalents: We consider all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. As of November 30, 2007 and April 30,2007, we have no cash equivalents.

Deferred financing costs: In connection with a bridge financing (see Note 3) we incurred financing costs of $24,680 which was amortized on a straight-line basis over the initial term of the Bridge Notes. As of November 30, 2007, all of such financing costs have been amortized of which $22,611 was an expense during the seven months ended November 30, 2007.

Prepaid acquisition costs: In connection with our planned acquisition of ATPA (see Note 1), we have incurred certain professional fees which have been recorded as prepaid acquisition costs. Once the acquisition is completed, these costs will be adjusted as part of the purchase price of the acquisition. As of November 30, 2007 and April 30, 2007, prepaid acquisition costs amounted to $936,071 and $107,566, respectively.

Deferred Offering Costs: The direct costs related to the Offering have been capitalized and will be recognized as a reduction to the fair value of the securities issued in the Offering to raise capital for the acquisition of ATPA. As of November 30, 2007 and April 30, 2007 deferred offering costs amounted to $115,362 and $84,743, respectively.

Registration Rights Liquidated Damage Obligations: We account for potential registration rights liquidated damage obligations in accordance with FASB Staff Position 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”), which we adopted in April 2007. The adoption of FSP EITF 00-19-02 did not have a material impact on our financial position, results of operations or cash flows.

Income Taxes: Since our inception, we have been an S Corporation pursuant to Section 1362(a) of the Internal Revenue Code (“IRC”). Generally, an S corporation is exempt from federal and state income taxes other than tax on certain capital gains and passive income and any tax income and loss is passed through to its stockholders. Pursuant to Section 1362(a), in order to maintain our S corporation status, we must, among other things, have no more than 100 stockholders. As a result of Stock Offering, we will no longer qualify for S corporation status and will be subject to applicable federal and state income taxes that will be an expense on our statement of operations for all periods after December 17, 2007, the date of the offering.

Fair Value of Financial Instruments: Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, we used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, deferred financing costs, deferred offering costs, and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

Stock-Based Compensation: We report stock based compensation under accounting guidance provided by SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on their estimated fair values. SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is charged to operations over the requisite service periods in the Company’s statement of operations.

We estimated the value of stock options and similar equity issuances using the Black-Scholes option valuation model, assuming a dividend yield of 0%, expected volatility of 25%, a risk free interest rate of 4.45%, and a term of five years.

The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by Staff Accounting Bulletin No. 107 for “plain vanilla” options. We used this approach as we did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for our stock options was determined examining the historical volatilities for industry peers and using an average of the historical volatilities of our industry peers as we did not have any trading history for our Common Stock. We will continue to analyze the historical stock price volatility and expected term assumption as more historical data for our Common Stock becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent the expected term or our stock options. The expected dividend assumption is based on our history and expectation of dividend payouts.

During the period from October 6, 2006 (date of inception) to November 30, 2007 stock-based compensation expense recognized in our statement of operations was $1,069,000 for the issuance of stock to our chief executive officer and our chief financial officer (see Note 5). We attribute the value of stock-based compensation to operations on the straight-line single option method.

New Authoritative Pronouncements: In June 2006 the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which supplements SFAS No.109 by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. Based on our evaluation, FIN 48 will not impact our financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value, and therefore, does not expand the use of fair value in any new circumstance. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an arm’s length transaction between market participants in the markets where we conduct business. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets and the lowest priority to data lacking transparency. The level of the reliability of inputs utilized for fair value calculations drives the extent of disclosure requirements of the valuation methodologies used under the standard. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS 157 should be applied prospectively, except for certain financial instruments for which the standard should be applied retrospectively. SFAS 157 is not expected to have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158), which amends SFAS No. 87, Employers’ Accounting for Pensions; SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits; SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions; and SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. The asset or liability is the offset to other accumulated comprehensive income, consisting of previously unrecognized prior service costs and credits, actuarial gains or losses, and accumulated transition obligations and assets. SFAS 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives for companies to make the measurement-date provisions. Our recognition of an asset or liability related to funded status provision is effective for the fiscal year ending April 30, 2008, and the change in measurement is effective for fiscal years ending after December 15, 2008. SFAS 158 is not expected to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. Subsequent changes in fair value for designated items will be required to be reported in earnings in the current period. SFAS 159 also establishes presentation and disclosure requirements for similar types of assets and liabilities measured at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently assessing the effect of implementing this guidance, which directly depends on the nature and extent of eligible items elected to be measured at fair value, upon initial application of the standard on January 1, 2008. SFAS 159 is not expected to have a material impact on our financial statements.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, we would be required to report any noncontrolling interest as a separate component of stockholders’ equity. We would also be required to present any net income allocable to noncontrolling interests and net income attributable to our stockholders separately in our consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interest of any non wholly-owned businesses acquired in the future.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for us for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. SFAS 141(R) will have an impact on the accounting for any business we acquire after the effective date of this pronouncement.

3.    Secured Convertible Notes Payable

In April 2007, we entered into a Secured Convertible Note Purchase Agreement, as amended in October 2007 (the “Note Purchase Agreement”) with a group of investors (the “Bridge Lenders”) under which we borrowed from the Bridge Lenders an aggregate of $250,000 pursuant to Secured Convertible Notes (the “Bridge Notes”) we executed in favor of each of the Bridge Lenders (such transaction is referred to herein as the “Bridge Financing”). The net proceeds we received in the Bridge Financing are being used by us for working capital purposes, including funding a portion of the expenses incurred by us in connection with the acquisition of ATPA, the Offering and ATPA’s Debt Offering. The Bridge Notes originally matured on September 30, 2007, and bear interest at a rate of 6% per annum. Interest and principal are payable on maturity. The obligations under the Bridge Notes are secured by a pledge of shares of common stock held by our president and chief executive officer in an unrelated public company having a fair value at November 30, 2007 of $284,050 based on the closing price of such shares on November 30, 2007. Interest expense on the Bridge Notes for the seven months ended November 30, 2007 and the period from October 6, 2006 (Date of inception) to November 30, 2007 was $61,177 and $64,260, respectively.

The terms of the Bridge Notes originally provided that, upon the occurrence of a reverse merger, reverse share exchange, reverse triangular merger or similar transaction by us with an existing public corporation, the principal amount of the outstanding bridge notes would automatically convert into shares of the public corporation common stock and accrued interest on the bridge notes would be due and payable in cash upon such conversion. In October 2007 the terms of the Bridge Notes were modified whereby the outstanding Bridge Notes either (i) would automatically convert into shares of public corporation common stock upon completion of a public reverse merger at a conversion price equal to 50% of the offering price per share in any private equity offering completed in connection with a public reverse merger, or (ii) would be convertible into 232,000 shares of our Common Stock upon completion of the Stock Offering (see Note 1).

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

Upon completion of the Stock Offering on December 17, 2007, the Bridge Notes were converted into 232,000 shares of our Common Stock, resulting in additional financing fees approximating $290,000, the amount by which the value of the shares issued exceeded the book value of the bridge notes converted to Common Stock. The Note Purchase Agreement obligates us to file a registration statement with the Securities and Exchange Commission (“SEC”) to register for resale our Common Stock issued upon conversion of the Bridge Notes within 60 days after the closing of the Stock Offering, or sooner if a registration statement registering any other of our Common Stock is filed prior to the expiration of such 60-day period. In the event that we do not file such registration statement within 60 days after the closing of the Stock Offering, we will be obligated to pay to the Bridge Lenders a one-time cash payment of $25,000 in the aggregate. In the event that such registration statement is not declared effective by the SEC within 120 days after such 60-day period, we will be obligated to pay to the Bridge Lenders an additional amount equal to $5,000 in the aggregate for each month until such registration statement is declared effective, or until such time as the exemption provided under Rule 144 promulgated under the Securities Act is available for resale of the shares, whichever occurs first.

4.    Loans Payable

The loans payable outstanding as of November 30, 2007 and April 30, 2007 include amounts due to an individual who made a $25,000 payment to a vendor on our behalf of which we repaid $12,500. The $12,500 loan balance owed to such individual is due on demand and is non-interest bearing.

In addition, our chief executive officer loaned us a total of $274,968, including $230,614 advanced during the seven months ended November 30, 2007 and $23,319 advanced during the period from October 6, 2006 (date of inception) to November 30, 2006. We have repaid a total of $134,764, of such loans, including $100,000 repaid during the seven months ended November 30, 2007. As of November 30, 2007 and April 30, 2007, $140,204 and $9,590, respectively, of such related party loans were outstanding. All such amounts are non-interest bearing.

5.    Common Stock and Additional Paid-in Capital

In January 2007, our chief executive officer contributed $1,000 to us for no consideration which is included in additional paid-in capital as of November 30, 2007 and April 30, 2007. On December 17, 2007, we amended our Certificate of Incorporation increasing our authorized shares of Common Stock to 50,000,000 and effecting a 5,325.03 for 1 stock split and all share and per share amounts in these financial statements are presented on a post stock split basis.

On October 6, 2006, we issued 427,600 shares of Common Stock resulting in stock-based compensation expense of $1,069,000.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

6.    Subsequent Events

In December 2007 we entered into a two year consulting agreement with the chairman of our board of directors who will assist us with effecting current and future acquisitions. In connection with services performed by the consultant related to our acquisition of ATPA, a finders fee of $150,000 was payable to him, which was satisfied with the issuance of 60,000 shares of our Common Stock. The $150,000 was included in the purchase price of the ATPA acquisition. For future acquisitions, the consultant will be compensated based on a percentage ranging from 1% to 1.5% of the acquisition price up to a maximum of $150,000 per acquisition which will be paid 75% in cash and 25% in Common Stock.

In December 2007, we entered into a two year employment agreement with our chief executive officer. The agreement provides our chief executive officer with an annual base salary of $275,000, an annual performance bonus of up to 50% of the base salary at the discretion of our board of directors, fringe benefits commensurate with those provided to the officers of ATPA and severance compensation of one months base salary for each month of service, but not less than three months. The agreement also provides our chief executive officer with incentive stock based compensation upon the achievement of performance objectives established by our board of directors.

In December 2007, we entered into a two year employment agreement, effective as of January 1, 2008, with our chief financial officer and chief operating officer. The agreement provides our chief financial officer and chief operating officer with an annual base salary of $225,000, an annual performance bonus of up to 50% of the base salary at the discretion of our board of directors, fringe benefits commensurate with those provided to the officers of ATPA and severance compensation of one months base salary for each month of service, but not less than three months. The agreement also provides our chief financial officer and chief operating officer with incentive stock based compensation upon the achievement of performance objectives established by our board of directors.

In addition, up to a total of 417,362 performance incentive shares of our common stock to be issued to our chief executive officer and president and to our chief operating officer and chief financial officer, upon our achieving the following budgeted performance levels: (i) 50% of such shares will be issued to such officers upon our achieving consolidated EBITDA (as defined in the Senior Secured Notes) of $4.75 million for the four fiscal quarters ending October 31, 2008; and (ii) 50% of such shares will be issued to such officers upon our achieving consolidated EBITDA (as defined in the Senior Secured Notes) of $5.9 million for the four fiscal quarters ending October 31, 2009.

On December 17, 2007, we issued 104,903 shares of our common stock to an individual who assisted us with the negotiations related to the bridge financings (see Note 3). The value of the shares was $262,258 which is recorded as a financing fee.

In December 2007, we authorized 10,000,000 shares of $.01 par value preferred stock, none of which are issued or outstanding.

UNITED BENEFITS & PENSION SERVICES, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
Notes to Unaudited Condensed Financial Statements

On December 17, 2007, ATPA, our newly acquired subsidiary, entered into separate employment agreements with 23 of its officers and employees. The employment agreements have two year terms and provide for base salaries ranging from $75,000 to $150,000 per year and the provision for discretionary bonuses if approved by the board of directors. Each of the employment agreements provide the employee with the right to participate in pension health and other group plans as provided by us and vacation pay in accordance with our policies as approved and published from time to time. In addition the agreements provide the employees with severance of up to four months of their base pay.

On December 14, 2007, our board of directors and our stockholder adopted and approved the 2007 Stock Option Plan (the “2007 Stock Option Plan”). The 2007 Stock Option Plan provides for the grant of stock options. An aggregate of 733,908 shares of our Common Stock are initially available for grant or award under the 2007 Stock Option Plan, of which no options have been granted. In addition, the maximum number of shares covered by stock options that may be granted to any individual during any calendar year is 366,954.

In the event of any change affecting the outstanding shares of our Common Stock by reason of, among other things, a stock dividend, special cash dividend, stock split, combination or exchange of shares, recapitalization or other change in our capital structure, our corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or other distribution to our stockholders, other than a normal cash dividend), sale by us of all or a substantial portion of our assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which we are the surviving corporation or any transaction similar to the foregoing, our board of directors or a committee thereof in its discretion, may make such substitution or adjustment as it deems equitable as to (1) the number or kind of shares that may be delivered under the stock option plan and/or the number or kind of shares subject to outstanding awards, (2) the exercise price of outstanding options, and/or (3) other affected terms of the awards.

Under the 2007 Stock Option Plan, the board or committee may grant both options intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options. The exercise price for options will be determined by the board or committee; provided, however, that the exercise price cannot be less than 100% of the fair market value (as defined in the stock option plan) of our Common Stock on the grant date. In the case of incentive stock options granted to an employee who, immediately before the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our subsidiaries, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date and the incentive stock option will terminate on a date not later than one day preceding the fifth anniversary of the date on which such incentive stock option was granted.

The board or committee determines when, and upon what terms and conditions, options granted under the plan will be exercisable, except that no option will be exercisable more than 10 years after the date on which it is granted. The board or committee determines the vesting of stock options at the time of grant. The exercise price may be paid (1) with cash, (2) with unrestricted and vested shares owned by the optionee, (3) unless otherwise prohibited by law for either us or the optionee, by irrevocably authorizing a third party to sell shares (or a sufficient portion of the shares) acquired upon the exercise of the stock option and remit to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (4) with a combination of cash and/or stock.

ASSOCIATED THIRD PARTY ADMINISTRATORS
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF APRIL 30, 2007 AND 2006
AND FOR THE YEARS ENDED
APRIL 30, 2007, 2006 and 2005

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
Associated Third Party Administrators and Subsidiary

We have audited the accompanying consolidated balance sheets of Associated Third Party Administrators and Subsidiary (the “Company”) as of April 30, 2007 and 2006, and the related consolidated statements of operations, changes in comprehensive income (loss) and cash flows for the years ended April 30, 2007, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. We also conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Associated Third Party Administrators and Subsidiary as of April 30, 2007 and 2006, and the consolidated results of their operations, and their cash flows for the years ended April 30, 2007, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP
August 22, 2007
New York, New York

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

As of April 30,	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$500,876	$768,076
Accounts receivable	2,637,961	2,113,933
Prepaid expenses and other current assets	348,792	250,427
Current portion of deferred tax assets	50,495	61,000
Assets of discontinued operations	372,313	475,391
Total current assets	3,910,437	3,668,827
Property and equipment, net	1,914,849	1,650,971
Software license costs	583,185	—
Cash surrender value, officers’ life insurance, net of policy loans	1,304,173	1,198,283
Intangible assets, net	45,260	90,260
Security deposits	96,455	90,688
Deferred tax assets	499,736	405,911
TOTAL ASSETS	$8,354,095	$7,104,940

LIABILITIES
Current Liabilities:
Accounts payable	$1,007,437	$704,351
Income taxes payable	395,494	145,578
Accrued pension liability	736,952	466,296
Accrued compensation	1,666,127	1,719,795
Accrued settlement costs	300,000	300,000
Current portion of deferred rent payable	56,832	42,610
Current portion of notes payable	427,071	135,549
Current portion of capitalized lease obligations	25,863	17,017
Liabilities of discontinued operations	103,448	175,867
Total current liabilities	4,719,224	3,707,063
Deferred rent payable, less current portion	225,153	269,241
Notes payable, less current portion	18,135	322,863
Capitalized lease obligations, less current portion	59,558	—
Liabilities other than shares of common stock subject to mandatory redemption	5,022,070	4,299,167

Commitments and contingencies

Common stock subject to mandatory redemption, 44,555 and 45,242 shares issued and outstanding, respectively	3,332,025	2,805,773
TOTAL LIABILITIES	$8,354,095	$7,104,940

The accompanying notes are an integral part of these consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended April 30,	2007	2006	2005

Revenue	$55,003,930	$54,545,054	$56,302,043

Costs and expenses:
Compensation and related benefits	39,122,687	40,576,921	40,553,424
General and administrative	13,036,580	13,375,610	14,607,126
Gain from litigation settlement, net of related expenses	—	(1,721,617)	585,000
(Gain) loss on sale of property and equipment	(278,254)	39,556	8,293
Depreciation and amortization	539,157	722,718	804,147
Total costs and expenses	52,420,170	52,993,188	56,557,990
Income (loss) from operations	2,583,760	1,551,866	(255,947)
Other income (expense):
Interest expense	(44,367)	(55,477)	(62,020)
Interest income related to litigation settlement	—	410,383	—
Interest and other income	54,361	42,203	13,316
Total other income (expense)	9,994	397,109	(48,704)
Income (loss) before provision for (benefit from) income taxes and discontinued operations	2,593,754	1,948,975	(304,651)
Provision for (benefit from) income taxes	1,183,889	879,681	(113,031)
Income (loss) from continuing operations	1,409,865	1,069,294	(191,620)
Discontinued Operations:
Loss from operations of discontinued operations	(1,358,490)	(1,102,019)	(1,015,126)
Income tax benefit of discontinued operations	(589,905)	(474,912)	(14,532)
Loss from discontinued operations	(768,585)	(627,107)	(1,000,594)
Net income (loss)	$641,280	$442,187	$(1,192,214)

The accompanying notes are an integral part of these consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended April 30,	2007	2006	2005

Net income (loss)	$641,280	$442,187	$(1,192,214)
Other comprehensive (expense) income, net of tax:
Minimum pension liability adjustment	(298,237)	370,737	(370,737)
Total other comprehensive (expense) income, net of tax	(298,237)	370,737	(370,737)
Total comprehensive income (loss)	$343,043	$812,924	$(1,562,951)

The accompanying notes are an integral part of these consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended April 30,	2007	2006	2005

CASH FLOWS - OPERATING ACTIVITIES
Income (loss) from continuing operations	$1,409,865	$1,069,294	$(191,620)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	539,157	722,718	804,147
Provision for bad debts	—	—	113,423
Non-cash change in cash surrender value of officers life insurance	39,425	—	—
Deferred rent	(29,866)	34,420	65,155
(Gain) loss on sale of property and equipment	(278,254)	39,556	8,293
Non-cash compensation from the forgiveness of notes receivable stockholders	239,700	—	—
Deferred taxes	139,396	271,616	(117,519)
Pension (income) expense	(85,753)	1,361,890	892,999
Changes in operating assets:
Accounts receivable	(524,027)	(37,696)	237,597
Income tax receivable	(900)	3,245	47,833
Prepaid expenses and other current assets	(97,466)	(31,107)	60,353
Changes in operating liabilities:
Accounts payable and accrued expenses	303,086	82,273	(134,568)
Income taxes payable	249,915	145,578	—
Accrued pension liability	(130,000)	(1,571,063)	(511,826)
Accrued compensation	(53,667)	272,275	162,719
Net cash provided by operating activities	1,720,611	2,362,999	1,436,986
CASH FLOWS - INVESTING ACTIVITIES
Capital expenditures	(945,051)	(138,336)	(585,088)
Cash surrender value, officers’ life insurance	(145,314)	(204,412)	(144,216)
Proceeds from the sale of property and equipment	572,977	4,500	—
Security deposits	(5,767)	14,292	(48,011)
Net cash used in investing activities	(523,155)	(323,956)	(777,315)
CASH FLOWS – FINANCING ACTIVITIES
Net (repayments of) advances on line-of-credit	—	(400,000)	400,000
Proceeds from notes payable	—	—	471,356
Repayments of notes payable	(596,392)	(437,155)	(702,787)
Payments of capital lease obligations	(39,304)	(99,773)	(95,305)
Collections of stock subscriptions receivable	—	36,870	35,114
Repurchase of common stock	(56,491)	(18,134)	—
Net cash (used in) provided by financing activities	(692,187)	(918,192)	108,378
Net increase in cash from continuing operations	505,269	1,120,851	768,049

The accompanying notes are an integral part of these consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended April 30,	2007	2006	2005

Cash flows of discontinued operations:
Operating cash flows	(717,635)	(560,266)	(927,258)
Investing cash flows	(17,753)	(16,786)	(41,788)
Financing cash flows	(37,081)	(126,065)	(35,954)
Cash used in discontinued operations	(772,469)	(703,117)	(1,005,000)
Net (decrease) increase in cash and cash equivalents	(267,200)	417,734	(236,951)
Cash and cash equivalents – Beginning of year	768,076	350,342	587,293
Cash and cash equivalents – End of year	$500,876	$768,076	$350,342

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$43,152	$55,477	$62,020
Cash paid during the year for income taxes	$222,846	$808	$24,509

The accompanying notes are an integral part of these consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

1.     Description of Business and Summary of Significant Accounting Policies

Organization: Associated Third Party Administrators (the "Company"), is a privately held California corporation organized on April 27, 1993. On June 8, 2000, the Company formed Trust Benefits Online, LLC (“TBOL”) to develop a new line of business to provide participants of benefit plans on-line access to their plans. As a result of the proposed change of control (see discussion below), the Company is required to sell TBOL and therefore has presented this disposal group as held for sale and its assets and liabilities are presented separately in the asset and liability sections, respectively, of the consolidated balance sheet.

Proposed Change of Control and Reclassification of Prior Year Financial Information: On December 20, 2006, holders of 53.1% of the Company’s Common Stock (“Sellers”) entered into a letter of intent with United Benefits & Pension Services, Inc. (“UBPS”), pursuant to which UBPS would acquire 100% of the Company’s outstanding Common Stock in consideration of $13,500,000 and shares of UBPS common stock valued at $1,500,000. The purchase price will be paid as follows: $12,500,000 in cash at closing with $1,000,000 held in escrow to be paid during the first year after the date of closing (the “measurement period”). The amount in escrow will be paid out at a rate of 12.5% per quarter for the first three quarters of the measurement period with the balance paid out as soon as practicable after the measurement period. If revenue of the Company for the first year after the anniversary of the closing increases or there is a decrease of up to 10%, then the Sellers will be entitled to 100% of the escrow amount. If the revenue for the Company decreases between 10.01% and 20%, then the Sellers will be entitled to 50% of the escrow amount and if the revenue decreases by more than 20%, then the sellers will not be entitled to any payment from the escrow.

The letter of intent was amended on March 21, 2007 to extend the date and exclusivity provisions of the letter of intent to July 20, 2007 and on July 17, 2007 was further extended to September 20, 2007. On April 13, 2007, the letter of intent was amended to modify the measurement period from one year from the anniversary of the closing to the fiscal year ending April 30, 2008. Therefore, the percentages and the calculation of the amounts to be released from escrow to the Sellers referred to above will be based on the April 30, 2007 fiscal year (excluding TBOL) as compared to the April 30, 2008 fiscal year. In addition, the intended transaction requires the sale of TBOL.

On May 4, 2007, the Company accepted the terms of a letter offering to purchase 80% of TBOL from the Company for $1,000,000. In June of 2007, the terms of the letter of intent to sell TBOL were mutually terminated and are currently being renegotiated by the parties. As of April 30, 2006, and for the years ended April 30, 2006 and 2005, the Company’s operating activity reflected TBOL’s operations as a separate operating segment. The two operating segments previously reported were (1) benefit plan administration and processing and (2) on-line participant reporting. TBOL’s results were previously reported as “on-line participant reporting”. However, since the Company is presenting its on-line benefit plan reporting segment as a discontinued operation the Company is no longer required to disclose segment information required by Statement of Financial Accounting Standards (“SFAS”) No. 131 “Disclosures about Segments of an Enterprise and Related Information”. Accordingly, the consolidated financial statements and other financial information as of April 30, 2006 and 2005 and for the fiscal years then ended have been reclassified to show the on-line benefit plan reporting segment as a discontinued operation.

Nature of Operations: Since its formation, the Company’s principal business has been administering multi-employer, governmental and corporate benefit plans and providing various related benefit processing services. The Company’s headquarters are located in Alameda, California, from where it provides services for customers throughout the United Sates of America.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TBOL. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on April 30.

Cash and cash equivalents: The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable: All of the Company’s accounts receivable are reported at their net collectible amounts. The Company records a reserve against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. Collections and payments from customers are continuously monitored. Changes in the allowance for doubtful accounts are as follows:

For the years ended April 30,	2007	2006	2005

Balance as of the beginning of the year	$—	$(113,423)	$(9,000)
Provisions for bad debts	—	—	(113,423)
Doubtful accounts written-off	—	113,423	9,000
Balance as of the end of the year	$—	$—	$(113,423)

Property and Equipment: Property and equipment is carried at cost less allowances for accumulated depreciation and amortization. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease and are amortized by the straight-line method over the term of the lease which are three to five years. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which are five to ten years for furniture and fixtures and 20 years for buildings. Amortization of leasehold improvements and equipment held under capital leases is included with depreciation expense and is calculated on the straight-line method over the shorter of the term of the underlying leases which range from five to ten years or the estimated useful life of the assets. Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the consolidated statements of operations in the period of disposal.

Software Development and Enhancements: Expenditures for software purchases and software developed for internal use are capitalized and amortized on a straight-line basis commencing on the date the software is placed into service over the estimated useful lives, which are generally five years, except for substantial changes in the functionality of processing applications, for which the estimated useful life may be longer. For software developed for internal use, costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized internal use software costs include external direct costs of materials and services associated with developing or obtaining the software, and payroll and payroll-related costs for employees who are directly associated with internal-use software projects. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Costs associated with preliminary project stage activities, training, maintenance, and other post-implementation stage activities are expensed as incurred. The carrying value of software and development costs, along with other long-lived assets, is reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. During the year ended April 30, 2007, the Company has capitalized $726,897 of internally developed software, which represents the approximate net book value as of April 30, 2007. As of April 30, 2007, the software has not been placed in service.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

Cash Surrender Value: The Company has purchased insurance on the lives of certain key executive officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated and upon death of the insured, receives all benefits payable. The cash surrender values represents the redeemable value of life insurance policies and is reported net of loans outstanding of approximately $51,000 and $47,000 as of April 30, 2007 and 2006, respectively. The loans carry interest at a rate of 7.4%, require interest only payments annually, and are collateralized by the cash value of the policies.

Intangible Assets: The intangible assets are comprised of a customer list acquired in connection with the acquisition of a business during the year ended April 30, 2002. The customer list is being amortized on a straight-line basis over its estimated useful life of six years.

Impairment of Long-lived Assets: Long-lived assets consist of property and equipment and intangible assets. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets. Based on the Company’s review, no impairment loss was recognized in the consolidated statements of operations for the years ended April 30, 2007, 2006 and 2005. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

Income Taxes: The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. If it becomes more likely than not that a deferred tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances of reversals of reserves may be necessary.

Revenue Recognition Policy: The Company earns its revenues from administering multi-employer and governmental benefit plans and providing various related benefit processing services. The Company bills a substantial portion of these administrative services on fixed-fee arrangements based on eligible lives of participants, a cost plus billing basis or a flat monthly fee pursuant to contractual arrangements with its clients. The Company recognizes its revenues in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable; and, (iv) collectibility is probable.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

Advertising Costs: Advertising costs, which for the years ended April 30, 2007, 2006 and 2005 were approximately $96,000, $103,000 and $123,000, respectively, are expensed as incurred and are included within general and administrative expense in the consolidated statements of operations.

Fair Value of Financial Instruments: Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, accounts receivable, and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the Company's property and equipment is estimated to approximate their net book values.

Comprehensive Income (Loss): In accordance with SFAS No, 130, “Reporting Comprehensive Income”, the Company is required to display comprehensive income (loss) and its components as part of its complete set of financial statements. Comprehensive income (loss) represents the change in stockholders’ equity resulting from transactions other than stockholder investments and distributions. Included in accumulated other comprehensive income (loss) are changes in stockholders’ equity that are excluded for the Company’s net income (loss), specifically, changes in fair value of the minimum pension liability.

Concentration of Credit Risk and Major Customers: Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and cash equivalents and accounts receivable. As of April 30, 2007 and 2006, all of the Company's cash and cash equivalents is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits of $100,000 is subject to credit risk. As of April 30, 2007 and 2006, the Company had approximately $746,000 and $739,000, respectively, of cash and cash equivalent balances in excess of federally insured limits. The Company mitigates its risk by depositing its cash and investing its cash equivalents in or through major financial institutions.

The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk. For the years ended April 30, 2007, 2006 and 2005 two customers accounted for 11% and 10%, respectively, of total revenues for each of the three years then ended. As of April 30, 2007 and 2006, one customer accounted for approximately 10% of gross accounts receivable. The Company records a reserve against accounts receivable as required, which would be based upon historical experience as well as specific customer collection issues that have been identified. At April 30, 2007 and 2006, the Company determined that no reserve against accounts receivable was required. While such bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. If the financial conditions of customers were to deteriorate, resulting in an impairment of their ability to make payments, an allowance may be required.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by the Company include the allowance for doubtful accounts, the estimated lives of property and equipment and intangible assets, assumptions used to calculate accrued pension liabilities and the deferred tax asset valuation allowance. Actual results could differ from those estimates.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

New Authoritative Pronouncements: In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48.”) FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is in the process of evaluating the impact FIN 48 will have on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS 157 will have on its consolidated statements of operations and financial condition.

In September 2006, the staff of the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007 (fiscal year ending on or after November 15, 2006). Adoption of SAB 108 did not have a material impact on the Company's consolidated statements of financial position, statement of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize an asset or liability for the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan). Any changes in the funded status will be recognized in the year in which the changes occur through comprehensive income. SFAS 158 also requires that employers measure the funded status of a plan as of the date of its year-end balance sheet. SFAS 158 is effective as of the end of the fiscal year ending after December 15, 2006 for employers with publicly traded securities and June 15, 2007 for employers without publicly traded securities. The Company is in the process of evaluating the impact SFAS 158 will have on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS 115," ("SFAS 159"). SFAS 159 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, provided the entity elects to apply the provisions of SFAS 157. SFAS 159 is not expected to have a material impact on the Company’s consolidated financial statements.

2.     Property and Equipment

The Company’s property and equipment is summarized as follows:

As of April 30,	2007	2006

Land (condominium)	$—	$100,000
Building (condominium)	—	222,500
Leasehold improvements	1,628,333	1,633,833
Furniture and fixtures	6,815,319	6,657,734
Capitalized software costs	765,685	—
	9,209,337	8,614,067
Less: Accumulated depreciation and amortization	(7,391,424)	(7,009,096)
	1,817,913	1,604,971
Equipment held under capitalized lease obligations	107,707	460,000
Less: Accumulated amortization	(10,771)	(414,000)
	96,936	46,000
Property and equipment, net	$1,914,849	$1,650,971

During the years ended April 30, 2007, 2006 and 2005, the Company recorded depreciation and amortization expense related to property and equipment of $494,157, $677,718 and $759,147, respectively. On March 7, 2007, Company sold its condominium for net proceeds of $567,963 resulting in a gain on sale of approximately $290,638. With the proceeds, the Company repaid an outstanding mortgage on the condominium approximating $275,000 (see Note 5).

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

3.    Software License Costs

In January 2007, the Company entered into a perpetual, non-transferable Standard Non-exclusive License Agreement with Information Concepts Inc. (“ICI”) for the use of benefits administration software for $600,000 payable over one year. As of April 30, 2007, the Company has not accepted delivery of the software and the net present value of such obligation of $583,185 is recorded as a long-term asset (and related software license obligations (see Note 5). As of April 30, 2007, no amortization expense had been recorded since the asset was not placed in service. In April 2007, the Company entered into another perpetual, non-transferable Standard Non-exclusive License Agreement for a different software component with ICI. The Company has accepted delivery of this component and as such, the cost, which approximated $38,000, is included in property and equipment.

4.     Intangible Assets

The Company’s intangible assets consist of the following:

As of April 30,	2007	2006

Client list	$180,260	$180,260
Less: Accumulated amortization	(135,000)	(90,000)
Intangible assets, net	$45,260	$90,260

Amortization expense for each of the years ended April 30, 2007, 2006 and 2005 was $45,000. The estimated amortization expense for the future fiscal years relating to intangible asset balances is $45,260 which will be expensed in the year ended April 30, 2008.

5.     Notes Payable

The Company’s notes payable are summarized as follows:

As of April 30,	2007	2006

Mortgage note dated May 4, 2004(a)	$—	$274,779
Bank loan dated December 6, 2004 (b)	—	71,290
Notes payable to employee stockholders (c)	51,742	112,343
Software license obligation (d)	393,464	—
Total notes payable	445,206	458,412
Current portion of notes payable	427,071	135,549
Long-term portion of notes payable	$18,135	$322,863

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

The aggregate maturities of notes payable are as follows:

Year ending April 30,	Amount

2008	$427,071
2009	18,135
Total maturities of notes payable	$445,206

Interest expense on notes payable for the years ended April 30, 2007, 2006 and 2005 was approximately $38,000, $52,000 and $54,000, respectively.

(a) On May 4, 2004, the Company obtained a mortgage note from a bank in the amount of $281,250 on a condominium it owned. From May 2004 until May 2009, the mortgage payments were to be $1,641 per month using a fixed interest rate of 5.75%. In May 2009, the mortgage terms were to change from a fixed interest rate to an adjustable interest rate equal 3.375% plus an index equal to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year but in no event greater than 10.75% or less than 3.375% and increasing no greater than 2% per year thereafter. The original maturity date of the mortgage was May 1, 2034. On March 7, 2007, the condominium was sold for net proceeds of $567,963 resulting in a gain on sale of the condominium of $290,638 and the repayment in full of the mortgage.

(b) On December 6, 2004, the Company obtained a $190,106 term loan from a bank. The loan bore interest at the prime rate (5.75% as of April 30, 2006) and required monthly principal payments of $7,921 plus interest through January 2007. The loan was collateralized by the assets of the Company. The financial covenants of the loan agreement require a current ratio of 1:1 and a debt service coverage ratio of 1.25:1. In January 2007, the loan was paid in full.

(c) At various dates from October 2003 through January 2006, the Company issued promissory notes to employees for the purchase of the Company’s common stock held by them on the date their employment terminated. The original principal amounts of such promissory note issuances during the years ended April 30, 2006 and 2005 were $54,404 and $61,892, respectively. The promissory notes (i) require annual principal and interest payments aggregating $33,608 as of April 30, 2007; (ii) bear interest at rates ranging from 4.5% to 7% per annum; and, (iii) have terms ranging from three to four years.

(d) In January 2007, the Company entered into a perpetual, non-transferable Standard Non-exclusive License Agreement with ICI for the use of benefits administration software (see Note 3). The license fee of $600,000 requires twelve monthly payments of $50,000 which began in January of 2007 with no stated interest. The obligation was recorded at a net present value of $583,185, as calculated assuming an incremental borrowing rate of 8.25%. Imputed interest expense on such obligation for the year ended April 30, 2007 was approximately $10,000. In June 2007, the Company paid off the balance of the obligation which approximated $300,000.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

6.    Capitalized Lease Obligations

As of April 30, 2007, the future minimum lease payments under capital leases are as follows:

Year ending April 30,	Amount

2008	$30,632
2009	30,632
2010	30,632
2011	2,559
94,455
Less amount representing imputed interest	(9,034)
Present value of net minimum capital lease payments	85,421
Current portion of capitalized lease obligations	25,863
Non current portion of capitalized lease obligations	$59,558

Interest expense on capitalized lease obligations for the years ended April 30, 2007, 2006 and 2005 was approximately $6,000, $3,000 and $8,000, respectively.

7.     Income Taxes

The components of the provision for (benefit from) income taxes are as follows:

For the years ended April 30,	2007	2006	2005

Current:
Federal	943,504	517,345	—
State	100,989	90,720	4,488
Total current	1,044,493	608,065	4,488
Deferred:
Federal	93,545	206,433	(54,129)
State	45,851	65,183	(63,390)
Total deferred	139,396	271,616	(117,519)
Provision for (benefit from) income taxes	$1,183,889	879,681	$(113,031)

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

The components of deferred tax assets are as follows:

As of April 30,	2007	2006
Current deferred tax assets:
Non-deductible accruals	$89,495	$100,000
Less: Valuation allowance	(39,000)	(39,000)
Net current deferred tax assets	50,495	61,000
Non-current deferred tax assets:
Net operating loss carryforwards	20,979	37,979
Non-deductible accruals	116,058	116,058
Accrued pension cost	285,098	137,837
Property and equipment	251,719	239,230
State employment and sales tax credit carryforwards	—	45,232
Deferred rent	109,089	120,642
	782,943	696,978

Non-current deferred tax liabilities	(11,207)	(19,067)
	771,736	677,911
Less: Valuation allowance	(272,000)	(272,000)
Net non-current deferred tax assets	499,736	405,911
Net deferred tax asset	$550,231	$466,911

For the years ended April 30, 2007, 2006 and 2005 the valuation allowance for net deferred tax assets (decreased) increased by $0, ($10,000) and $0, respectively.

As of April 30, 2007, the Company has Federal and State net operating loss carry-forwards of approximately $54,000 and $53,000, respectively. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited upon a change in control. Approximately $80,000 of net operating losses incurred by TBOL prior to April 30, 2004 is limited to approximately $8,000 per year due to a change of control that resulted from the Company’s increase in ownership of which approximately $54,000 remains unused as of April 30, 2007. All of the Company's Federal net operating loss carry-forwards at April 30, 2007 expire during the year ending April 30, 2021.

The following table reconciles the statutory federal income tax rate to the Company’s effective rate.

For the years ended April 30,	2007	2006	2005

Federal statutory tax rate	34.0%	34.0%	(34.0)%
State taxes, net of Federal benefit	7.4	8.0	4.8
Permanent differences	4.2	3.6	36.7
Utilization of net operating loss carryforward	—	—	(41.8)
Changes to valuation allowance	—	(0.5)	—
Other	—	—	(2.8)
Effective income tax rate	45.6%	45.1%	(37.1)%

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

8.     Defined Benefit Pension Plan

The Company has a non-contributory defined benefit pension plan covering non-union employees. Benefits are based on age at retirement, years of credited service and average compensation prior to retirement. The Company's funding policy is to contribute annually that amount which is deductible for income tax purposes. After reviewing the costs associated with maintaining the defined benefit pension plan as structured, the Company decided to freeze the plan as of June 30, 2006. As a result of freezing the plan and its April 30, 2006 over funded status, the Company was not required to make contributions to the plan during the year ended April 30, 2007. The freezing of the plan eliminated the effect of future salary increases which reduced the accumulated benefit obligation by $1,756,994 for the curtailment and also resulted in the recognition of previously unrecognized prior service costs of $1,213,633 and previously unrecognized actuarial losses of $852,495. In addition, the freeze resulted in the recognition of $309,134 in current service costs. The following table sets forth the funded status of the plan as of April 30, 2007 and 2006. The Company uses a measurement date of April 30 for this plan.

As of April 30,	2007	2006

Actuarial present value of accumulated plan benefits including vested benefits of $11,760,749 and $10,634,624 at April 30, 2007 and 2006, respectively.	$13,063,114	$12,020,560

Plan assets at fair value	$12,326,162	$11,554,264
Projected benefit obligation for services rendered to date	13,063,114	12,020,560
Funded status	(736,952)	(466,296)
Unrecognized prior service cost	—	—
Unrecognized net actuarial loss	486,409	—
	(250,543)	(466,296)
Minimum pension liability adjustment	(486,409)	—
Accrued pension liability	$(736,952)	$(466,296)

The following is a reconciliation of the accrued pension cost.

As of April 30,	2007	2006

Accrued pension liability at the beginning of year	$466,296	$2,253,063
Net periodic pension cost for the year	(85,753)	1,361,890
Change in minimum pension liability adjustment	486,409	(1,577,594)
Contributions made during the year	(130,000)	(1,571,063)
Accrued pension liability at the end of year	$736,952	$466,296

If a minimum pension liability is recognized, SFAS No. 87 “Employers' Accounting for Pensions” (“SFAS 87”) and SFAS No. 132 “Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statements No. 87, 88, and 106” (“SFAS 132”) allow an equal amount be recognized as an intangible asset, provided that asset recognized shall not exceed the amount of unrecognized prior service cost. As of April 30, 2007 and 2006, no intangible asset was recognized.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

The minimum pension liability adjustment is reported net of income tax in the accompanying consolidated balance sheet and statement of comprehensive loss as of and for the year ended April 30, 2007, as follows:

As of April 30,	2007	2006

Minimum pension liability adjustment	$486,409	$—
Income tax benefit	(188,172)	—
Accrued pension cost	$298,237	$—

To comply with FAS 87 and FAS 132, the Company has recorded a liability and related charge to accumulated other comprehensive loss of $486,409 that represents the funding necessary to meet the accrued benefit obligation at April 30, 2007.

The following table summarizes the change in accumulated benefit obligation and the change in plan assets:

As of and for the years ended April 30,	2007	2006

Accumulated benefit obligation at beginning of year	$12,020,560	$12,600,681
Service cost	—	814,146
Interest cost	764,483	725,943
Prior service cost	—	401,696
Curtailment	—	(1,756,994)
Actuarial gain (loss)	900,115	(645,457)
Benefit payments	(622,044)	(119,455)
Accumulated benefit obligation at end of year	$13,063,114	$12,020,560

As of April 30,	2007	2006

Fair value of plan assets at beginning of year	$11,554,264	$8,511,179
Actual return on plan assets	1,263,942	1,591,477
Employer contributions	130,000	1,571,063
Benefit payments	(622,044)	(119,455)
Fair value of plan assets at end of year	$12,326,162	$11,554,264

The following is a summary of components of net pension expense for the years ended April 30, 2007, 2006 and 2005 which is included in compensation and related benefits in the accompanying consolidated statements of operations:

For the years ended April 30,	2007	2006	2005

Service costs	$—	$814,146	$696,352
Service costs due to curtailments	—	309,134	—
Interest costs	764,483	725,943	672,186
Expected return on plan assets	(850,236)	(731,556)	(637,512)
Net amortization and deferrals	—	244,223	161,973
Pension (income) expense	$(85,753)	$1,361,890	$892,999

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

The following are the actuarial assumptions used to determine the accumulated benefit obligation at April 30, 2007 and 2006.

As of April 30,	2007	2006
Accumulated Benefit Obligation:
Weighted average discount rate	5.90%	6.50%
Weighted average rate of compensation increase	5.00%	5.00%
Weighted average cost of living	3.50%	3.50%

The following are the actuarial assumptions used to determine the net periodic pension cost for the years ended April 30, 2007, 2006 and 2005.

For the years ended April 30,	2007	2006	2005
Net Periodic Pension Cost:
Weighted average discount rate	6.50%	6.00%	6.75%
Weighted average rate of compensation increase	5.00%	5.00%	5.00%
Weighted average expected return on assets	8.00%	8.00%	8.00%
Weighted average cost of living	3.50%	3.50%	3.50%

Weighted-average asset allocations at year-end, by asset category are as follows:

As of April 30,	2007	2006
Asset Category:
Cash and cash equivalents	4.8%	2.7%
Fixed income	7.3	8.8
Equity mutual funds	72.3	69.4
Real estate	15.6	19.1
Total	100.0%	100.0%

The long-term rate of return is expected to be 8%. This rate of return was based on the conclusions of the plan's active investment managers after reviewing historical return and risk factors adjusted for forecasts reflecting recent return trends. To achieve this rate of return, plan assets are invested in a mixture of instruments, including corporate common stock, investment grade bond funds, cash, small/large cap equity funds, real estate and international equity funds. The target asset allocations are as follows; global bonds (international and domestic high quality) 30% with a discretionary range of 20-40%, domestic stocks 45% with a discretionary range of 35-55%, international stocks 10% with a discretionary range of 0-20%, real estate 15% with a discretionary range of 5-25% and cash 0% with a discretionary range of 0-10%.

Estimated future benefit payments in the next ten years are as follows:

For the year ending April 30,	Amount
2008	$458,089
2009	542,624
2010	543,698
2011	837,363
2012	845,253
2013-2017	4,868,697
Total	$8,095,724

In April 2006, the plan was amended to increase the compensation limit up to the limit permitted by the IRS Code for determination of benefits, for any determination period beginning in 1996 through 2001.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

9.    Defined Contribution Pension Plan

The Company has a qualified defined contribution plan covering all full-time non-union employees. There were no profit sharing contributions made to the defined contribution plan for the years ended April 30, 2007, 2006 and 2005. The plan also includes a 401(k) component, permitting employees to contribute up to 25% of their salary. Matching contributions are made at the discretion of the Board of Directors. No employer matching contributions were made to the plan for the years ended April 30, 2007, 2006 and 2005.

10.    Commitments and Contingencies

Line of Credit: As of April 30, 2007, the Company had unused borrowing capacity available under a $1,500,000 line of credit, which matures on October 31, 2007. The line of credit bears interest at prime, and is secured by the Company's accounts receivable and property and equipment and at April 30, 2007 there was no balance due on the line of credit. The credit agreement contains certain financial covenants including current ratio, tangible effective net worth, debt to tangible effective net worth, limitations on capital expenditures and minimum profitability requirements and as of April 30, 2007, the Company is in violation of the covenants regarding tangible effective net worth and limitations on capital expenditure. The Company is currently not able to draw funds on the line of credit pending the bank's review and approval of the proposed change of control transaction between the Company and UBPS (see Note 1).

Lease Commitments and Deferred Rent Payable: The Company leases office space and office equipment under various operating leases. Certain of the Company’s long-term leases for office facilities have terms that include annual increases in rent expense and/or free rent periods. The Company recognizes rent expense on a straight-line basis over the life of each lease. The differences between straight line expense and actual rent payments results in deferred rent credits or amortization of the credit. Deferred rent payable is summarized as follows:

As of April 30,	2006	2006

Current portion of deferred rent payable	$56,832	$42,610
Long-term portion of deferred rent payable	225,153	269,241
Total	$281,985	$311,851

Total office (including real estate taxes and maintenance costs) and equipment rent expense for the years ended April 30, 2007, 2006 and 2005 was approximately $4,470,000, $4,705,000 and $4,931,000, respectively. At April 30, 2007, future minimum lease payments under various non-cancelable operating leases with terms of more than one year are as follows:

For the year ending April 30,	Office Leases	Equipment Leases	Total

2008	$2,591,830	$593,947	$3,185,777
2009	2,396,751	435,613	2,832,364
2010	1,755,976	227,166	1,983,142
2011	947,933	201,242	1,149,175
2012	325,201	80,244	405,445
	$8,017,691	$1,538,212	$9,555,903

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

Labor Force: The Company has a 79% concentration of its labor supply in employees working under multi-employer union collective bargaining agreements (“CBA’s”). The Company’s union employees are represented by the Office & Professional Employees International Union (the “OPEIU”) (Locals 2, 3, 11, 29 and 537), the Freight Checkers, Clerical Employees & Helpers Union (Local 856), the United Food & Commercial Workers International Union (Local 1546), and the Professional & Clerical Workers Union (Local 2348).

•
The OPEIU (Locals 3, 11 and 29), CBA’s cover an aggregate of 56% of the Company’s employees. Each of such CBA’s, which expire on August 31, 2007, has been extended until new agreements are negotiated, and provides for annual wage increases of 5.5% and provides health and pension benefits which are subject to and capped by the annual wage increase.

•
The OPEIU (Local 2) CBA covers 8% of the Company’s employees, expires on August 31, 2007, provides for annual wage and increases of 4.5%, and provides for health and pension benefits and has been extended until new agreements are negotiated. The pension benefits are subject to the annual wage increase and the health benefits are paid by the Company.

•
The Professional & Clerical Workers Local 2348 CBA covers 12% of the Company’s employees, expires on December 31, 2007, and provides for annual wage increases of 4.5% and health and pension benefits which are subject to and capped by the annual wage increase.

•	Three other CBAs covering an aggregate of 3% of the employees have terms similar to those listed above.

Pension (benefit) expense relating to multi-employer pension plans amounted to approximately $2,475,000, $2,505,000 and $2,569,000 for the years ended April 30, 2007, 2006 and 2005, respectively.

Contingencies: The Company is subject to various claims and legal matters that arise in the normal course of business. These include disputes or potential disputes related to breach of contract, employment-related claims, tax claims and other matters. Management believes the resolutions of claims and legal matters will not have a material adverse effect, individually or in the aggregate, to the financial position, results of operations and cash flows of the Company.

On August 31, 2006, the Company notified its errors and omissions insurance carrier of a threatened claim purporting that errors were made when processing benefits for one of its customers. The Company’s insurance carrier has accepted coverage of the potential claim. Although the Company is not currently able to determine the likely outcome of such threatened claim, it believes that its maximum exposure is limited to its insurance policy deductible of $300,000 as management anticipates that the claim will not exceed the limit of the insurance coverage of $5,000,000. As a result, management has accrued $300,000 as of April 30, 2004, which represents management’s best estimated of loss for this claim. Management has estimated that the claim will result in the deductible being reached as of April 30, 2004 as a result of errors in processing made through that date. The Company and the insurance carrier have not reached terms of settlement as of the date of this report.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

11.   Common Stock Subject to Mandatory Redemption

Common Stock: As of April 30, 2007, the Company has 100,000 authorized shares of no par value common stock (“Common Stock”) of which 44,555, 45,242 and 46,368 shares are issued and outstanding as of April 30, 2007, 2006 and 2005, respectively. Pursuant to the terms of stockholder stock repurchase agreements, the Company’s Common Stock is mandatorily redeemable upon the death of the holder, upon which the Company is required to repurchase the shares of Common Stock at the then book value of the shares. In accordance with SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, the Company reports the mandatorily redeemable Common Stock as a liability in the accompanying consolidated balance sheets. In addition, at its option, the Company repurchased Common Stock during the years ended April 30, 2007, 2006 and 2005, all related to termination of employment, upon which the Company acquired 687 shares for $56,491 during the year ended April 30, 2007, 1,126 shares for $72,538 during the year ended April 30, 2006 and 686 shares for $61,892 during the year ended April 30, 2005. The repurchase price is based on the book value as of the end of the prior fiscal year. All employee stockholders have stock repurchase agreements on these same terms.

Notes Receivable-Stockholders: Notes receivable-stockholders consisted of non-interest bearing loans to officers of the Company which were presented net of the unamortized discount from the imputation of interest. Such notes were secured by shares of the Company’s Common Stock held by such officers and had no due date, except that, the notes were required to be repaid before any payments could be made to the officers for the repurchase of Common Stock they held. Imputed interest income on such notes for the years ended April 30, 2007, 2006 and 2005 approximated $14,000, $13,000 and $12,000, respectively. Subject to the consummation of a proposed change of control of the Company (see Note 1), on April 23, 2007, the Company’s Board of Directors approved the forgiveness of the notes receivable-stockholders which resulted in compensation expense in the amount of $239,700 on the date of forgiveness which was included in compensation and related benefits in the consolidated statement of operations for the year ended April 30, 2007.

Stock Subscriptions Receivable: Stock subscriptions receivable consists of amounts payable to the Company for the purchase of shares of its Common Stock.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

A reconciliation of the shares of Common Stock subject to mandatory redemption for the period from May 1, 2004 to April 30, 2007 is as follows:

			Notes	Stock		Accumulated Other
	Common Stock		Receivable-	Subscriptions	Retained	Comprehensive
	Shares	Value	Stockholders	Receivable	Earnings	Income (Loss)	Total
Balance at May 1, 2004	47,054	$1,111,495	$(239,700)	$(71,984)	$2,818,435	$—	3,618,246
Net loss	—	—	—	—	(1,192,214)	—	(1,192,214)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(370,737)	(370,737)
Collection of stock subscriptions receivable	—	—	—	35,114	—	—	35,114
Repurchase and retirement of common stock	(686)	(5,722)	—	—	(56,170)	—	(61,892)
Balance at April 30, 2005	46,368	1,105,773	(239,700)	(36,870)	1,570,051	(370,737)	2,028,517
Net income	—	—	—	—	442,187	—	442,187
Minimum pension liability adjustment, net of tax	—	—	—	—	—	370,737	370,737
Collection of stock subscriptions receivable	—	—	—	36,870	—	—	36,870
Repurchase and retirement of common stock	(1,126)	(51,612)	—	—	(20,926)	—	(72,538)
Balance at April 30, 2006	45,242	1,054,161	(239,700)	—	1,991,312	—	2,805,773
Net income	—	—	—	—	641,280	—	641,280
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(298,237)	(298,237)
Forgiveness of notes receivable-stockholders	—	—	239,700	—	—	—	239,700
Repurchase and retirement of common stock	(687)	(40,521)	—	—	(15,970)	—	(56,491)
Balance at April 30, 2007	44,555	$1,013,640	$—	$—	$2,616,622	$(298,237)	$3,332,025

12.   Other Comprehensive Income (Loss)

The following table sets forth the components included in the Company’s other comprehensive income (loss) consisting solely of the minimum pension adjustment:

For the years ended April 30,	2007	2006	2005

Minimum pension liability adjustment:
Before tax amount	$(486,409)	$603,686	$(603,686)
Tax (expense) benefit	188,172	(232,949)	232,949
Net-of-tax amount	$(298,237)	$370,737	$(370,737)

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

13.    Supplemental Disclosures of Non Cash Investing and Financing Activities

During the year ended April 30, 2007, the Company entered into a perpetual, non-transferable Standard Non-exclusive License Agreement with ICI for the use of benefits administration software. The license fee of $600,000 is to be paid in twelve monthly payments of $50,000 beginning in January of 2007 of which the net present value of $583,185 was recorded as long-term asset separate from property and equipment and as a software license obligation.

During the year ended April 30, 2007, the Company entered into a capital lease obligation having an aggregate net present value of $107,707 resulting in a non-cash increase in property and equipment.

During the year ended April 30, 2006, the Company issued a promissory note in the amount of $54,404 for the repurchase and retirement of shares of its Common Stock.

During the year ended April 30, 2006, intangible assets and accrued minimum pension liability were reduced by $973,908 as a result of a decrease in the minimum pension liability.

During the year ended April 30, 2005, the Company issued a promissory note in the amount of $61,892 for the repurchase and retirement of shares of its Common Stock.

During the year ended April 30, 2005, intangible assets and accrued minimum pension liability were reduced by $161,973 as a result of a decrease in the minimum pension liability.

14.   Litigation Settlement

During June 2002, the Company initiated a legal action against a software vendor for misrepresenting its product by making false and misleading claims. The Company sought full recovery of its investment in the product totaling approximately $1,800,000. On June 27, 2005, a settlement was reached and the vendor agreed to pay the Company $2,200,000, including interest of $410,383. This settlement, net of the costs of the lawsuit, is reported in costs and expenses in the consolidated statement of operations for the years ended April 30, 2006 and 2005 and amounted to $1,721,617 and ($585,000), respectively.

15.    Discontinued Operations

In December 2006, holders of 53.1% of the Company’s Common Stock entered into a letter of intent pursuant to which UBPS would acquire 100% of the Company’s outstanding Common Stock (see Note 1) and as a result the Company was required to sell TBOL and has therefore approved a plan to sell the business and has classified the TBOL segment as a discontinued operation as a result of this plan. In December of 2002, the Company acquired 100% of TBOL and in connection therewith, by agreement, Thomas Havey, LLP (“Havey”), the seller, relinquished all rights to its ownership in TBOL but retained a limited residual right in the future earning potential of TBOL. In connection with the Company’s approved plan to sell TBOL, on February 9, 2007, the Company entered into a Settlement Agreement with Havey in order to eliminate Havey’s limited residual right in the future earning potential of TBOL. Pursuant to the Settlement Agreement, the Company paid Havey $300,000 which was recorded as part of discontinued operations since this payment was considered an expense of selling its TBOL business.

On May 4, 2007, the Company accepted the terms of a letter offering to purchase 80% of TBOL from the Company for $1,000,000. In June of 2007, the terms of the letter of intent to dispose of TBOL were mutually terminated and are being renegotiated by the parties.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

The following tables provide information regarding the net assets to be disposed and related summary statements of operations for TBOL, which was previously reported in the “on-line participant reporting segment” as of April 30, 2006 and for the years ended April 30, 2006 and 2005:

As of April 30,	2007	2006

Assets:
Cash	$11,527	$64,141
Accounts receivable	76,225	69,863
Prepaid expenses and other current assets	27,472	27,821
Income taxes receivable	27,698	—
Deferred tax assets	2,818	20,089
Property and equipment, net	196,382	263,286
Security deposits	30,191	30,191
Assets of discontinued operations	372,313	475,391
Liabilities:
Accounts payable	24,231	6,826
Accrued compensation	8,245	8,372
Capitalized lease obligations	70,972	160,669
Liabilities of discontinued operations	103,448	175,867
Net assets to be disposed	$268,865	$299,524
For the years ended April 30,	2007	2006	2005

Revenues	$1,426,367	$1,123,082	$1,204,603
Costs and expenses:
Compensation and related benefits	1,003,794	1,218,628	1,224,176
General and administrative	1,388,952	892,331	902,032
Settlement costs	300,000	—	—
Depreciation and amortization	84,657	101,208	89,479
Total costs and expenses	2,777,403	2,212,167	2,215,687
Loss from discontinued operations	(1,351,036)	(1,089,085)	(1,011,084)
Other income (expense):
Interest expense	(7,510)	(12,934)	(4,042)
Interest and other income	56	—	—
Total other expense	(7,454)	(12,934)	(4,042)
Loss from discontinued operations before tax benefit	(1,358,490)	(1,102,019)	(1,015,126)
Benefit from Income Taxes:
Current	572,632	460,899	—
Deferred	17,273	14,013	14,532
Total benefit from income taxes	589,905	474,912	14,532
Net loss from discontinued operations	$(768,585)	$(627,107)	$(1,000,594)

For the years ended April 30, 2007, 2006 and 2005, the valuation allowance for net deferred tax assets from discontinued operations decreased by $0, $0 and $257,000, respectively. The net change for the year ended April 30, 2005 was the result of the utilization of the net operating loss from discontinued operations.

ASSOCIATED THIRD PARTY ADMINISTRATORS
Notes to Consolidated Financial Statements
For the Years Ended April 30, 2007, 2006 and 2005

16.    Subsequent Events

On July 1, 2007, the Company entered into a non-transferable Standard Non-exclusive License Agreement with ICI for a software component that corresponds to the software program as described in Note 3. The agreement requires payments of $50,000 per month for twelve months.

ASSOCIATED THIRD PARTY ADMINISTRATORS
AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of November 30, 2007 and April 30, 2007
and for the Seven Months Ended
November 30, 2007 and 2006

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30,	April 30,
	2007	2007
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$468,662	$500,876
Accounts receivable	2,273,331	2,637,961
Prepaid expenses and other current assets	821,205	348,792
Current portion of deferred tax assets	609	50,495
Assets of discontinued operations	294,511	372,313
Total current assets	3,858,318	3,910,437
Property and equipment, net	1,780,636	1,914,849
Software license costs	1,157,211	583,185
Cash surrender value, officers’ life insurance, net of policy loans	1,403,611	1,304,173
Intangible assets, net	18,858	45,260
Prepaid acquisition costs	-	-
Security deposits	61,439	96,455
Deferred tax assets	583,876	499,736
TOTAL ASSETS	$8,863,949	$8,354,095

LIABILITIES
Current Liabilities:
Accounts payable	$506,812	$1,007,437
Income taxes payable	459,242	395,494
Accrued pension liability	613,869	736,952
Accrued compensation	1,771,920	1,666,127
Accrued settlement costs	298,310	300,000
Current portion of deferred rent payable	66,295	56,832
Current portion of notes payable	601,678	427,071
Current portion of capitalized lease obligations	26,855	25,863
Liabilities of discontinued operations	150,100	103,448
Total current liabilities	4,495,081	4,719,224
Deferred rent payable, less current portion	223,016	225,153
Notes payable, less current portion	-	18,135
Capitalized lease obligations, less current portion	43,682	59,558
Liabilities other than shares of common stock subject to mandatory redemption	4,761,779	5,022,070

Commitments and contingencies

Common stock subject to mandatory redemption, 44,555 shares issued and outstanding	4,102,170	3,332,025
TOTAL LIABILITIES	$8,863,949	$8,354,095

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

For the Seven Months Ended November 30,	2007	2006
Revenue	$30,797,815	$32,267,696
Costs and expenses
Compensation and related benefits	21,211,948	22,922,022
General and administrative	7,112,422	7,641,810
Depreciation and amortization	261,281	374,652
Total costs and expenses	28,585,651	30,938,484
Income from operations	2,212,164	1,329,212
Other (expense) income:
Interest expense	(37,037)	(21,437)
Interest and other income	28,866	32,995
Total other (expense) income	(8,171)	11,558
Income before provision for income taxes and discontinued operations	2,203,993	1,340,770
Provision for income taxes	975,305	640,888
Income from continuing operations	1,228,688	699,882
Discontinued operations:
Loss from operations of discontinued operations	(800,724)	(726,655)
Income tax benefit of discontinued operations	342,181	347,341
Loss from discontinued operations	(458,543)	(379,314)
Net income	$770,145	$320,568

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

For the Seven Months Ended November 30,	2007	2006
CASH FLOWS - OPERATING ACTIVITIES
Income from continuing operations	$1,228,688	$699,882
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	261,281	374,652
Deferred rent	7,325	152,017
Deferred taxes	(34,254)	-
Non-cash change in cash surrender value of officers life insurance	51,424	23,998
Gain on sale of fixed assets	(742)	-
Changes in operating assets:
Accounts receivable	364,629	(252,776)
Prepaid expenses and other current assets	(472,411)	18,732
Changes in operating liabilities:
Accounts payable and accrued expenses	(502,314)	(267,046)
Income taxes payable	63,748	70,701
Accrued pension liability	(123,083)	(160,022)
Accrued compensation	105,793	310,293
Net cash provided by operating activities	950,084	970,431
CASH FLOWS - INVESTING ACTIVITIES
Capital expenditures	(101,376)	(448,789)
Cash surrender value, officers’ life insurance	(150,863)	(89,791)
Proceeds from sale of fixed assets	1,452	-
Security deposits	35,016	4,466
Net cash used in investing activities	(215,771)	(534,114)
CASH FLOWS – FINANCING ACTIVITIES
Proceeds from notes payable	433,923	-
Repayments of notes payable	(851,477)	(99,988)
Payments of capital lease obligations	(14,884)	(29,011)
Repurchase of common stock	-	(56,491)
Net cash used in financing activities	(432,438)	(185,490)
Net increase in cash from continuing operations	301,875	250,827
Cash flows of discontinued operations:
Operating cash flows	(315,114)	(281,376)
Investing cash flows	(2,795)	(13,815)
Financing cash flows	(16,180)	(114,663)
Cash used in discontinued operations	(334,089)	(409,854)
Net decrease in cash and cash equivalents	(32,214)	(159,027)
Cash and cash equivalents – Beginning of period	500,876	768,076
Cash and cash equivalents – End of period	$468,662	$609,049
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$37,037	$21,437
Cash paid during the period for income taxes	556,000	222,846

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

1.    Description of Business and Summary of Significant Accounting Policies

Organization: Associated Third Party Administrators (referred to herein as we, our or us), is a privately held California corporation organized on April 27, 1993. On June 8, 2000, we formed Trust Benefits Online, LLC (“TBOL”) to develop a new line of business to provide participants of benefit plans on-line access to their plans. As a result of a change of control (see discussion below), we were required to sell TBOL and therefore have presented this disposal group as discontinued and its assets and liabilities are presented separately in the asset and liability sections, respectively, of the unaudited condensed consolidated balance sheets.

Change of Control and Reclassification of Prior Year Financial Information: On December 17, 2007, we were acquired by United Benefits & Pension Services, Inc. (“UBPS”). UBPS purchased 100% of our Common Stock from our shareholders for aggregate consideration of $15.0 million, consisting of (i) aggregate cash consideration of $11,000,000 of which $10,000,000 was paid at closing and $1,000,000 was deposited in an interest bearing escrow account, (ii) an aggregate of 600,000 shares of UBPS’s common stock valued at $1,500,000; and, (iii) a note for $2,500,000, secured by 1,000,000 shares of UBPS’s common stock valued at $2,500,000 and held in escrow.

The acquisition of ATPA will be accounted for using the purchase method of accounting under the accounting standards established in Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (SFAS 141) and SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Accordingly, the purchase price was allocated to the tangible acquired assets and assumed liabilities 100% of their fair values and the excess of the purchase price over the fair values of the net tangible assets of approximately $11,000,000 was recorded as intangible assets and goodwill.

In January 2008, we entered into a Contribution Agreement with Information Concepts, Inc. (“ICI”) and certain individuals pursuant to which we transferred substantially all of the assets and liabilities of TBOL and ICI has agreed to transfer certain assets and liabilities into a newly formed entity which is 40% owned by us and 60% owned by the management of the newly formed company. As of April 30, 2006, and for the years ended April 30, 2006 and 2005, our operating activity previously reflected TBOL’s operations as a separate operating segment. The two operating segments previously reported were (1) benefit plan administration and processing and (2) on-line participant reporting. TBOL’s results were previously reported as “on-line participant reporting”. However, since we are presenting our on-line benefit plan reporting segment as a discontinued operation (see Note 13) we are no longer required to disclose segment information required by Statement of Financial Accounting Standards (“SFAS”) No. 131 “Disclosures about Segments of an Enterprise and Related Information”. Accordingly, the consolidated financial statements and other financial information as of November 30, 2007 and for the seven months ended November 30, 2007 and 2006 have been reclassified to show the on-line benefit plan reporting segment as a discontinued operation.

Nature of Operations: Since our formation, our principal business has been administering multi-employer, governmental and corporate benefit plans and providing various related benefit processing services. Our headquarters are located in Alameda, California, from where we provide services for customers throughout the United Sates of America.

Principles of Consolidation: The accompanying unaudited consolidated financial statements include the accounts of Associated Third Party Administrators and its wholly-owned subsidiary, TBOL. All significant intercompany balances and transactions have been eliminated in consolidation. Our fiscal year ends on April 30.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Cash and cash equivalents: We consider all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. As of November 30, 2007 and April 30, 2007, we did not have any cash equivalents.

Accounts Receivable: All of our accounts receivable are reported at their net collectible amounts. We record a reserve against any accounts receivable for which we deem, in our judgment, that collection may be in doubt. Collections and payments from customers are continuously monitored.

Property and Equipment: Property and equipment is carried at cost less allowances for accumulated depreciation and amortization. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease and are amortized by the straight-line method over the estimated useful lives of the assets. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which are five to ten years for furniture, fixtures and equipment and 20 years for buildings. Amortization of leasehold improvements and equipment held under capital leases is included with depreciation expense and is calculated on the straight-line method over the shorter of the term of the underlying leases which range from five to ten years or the estimated useful life of the asset. Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the condensed consolidated statements of income in the period of disposal.

Software Development and Enhancements: Expenditures for software purchases and software developed for internal use are capitalized and amortized on a straight-line basis commencing on the date the software is placed into service over their estimated useful lives, which are generally five years, except for substantial changes in the functionality of processing applications, for which the estimated useful life may be longer. For software developed for internal use, costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized internal use software costs include external direct costs of materials and services associated with developing or obtaining the software, and payroll and payroll-related costs for employees who are directly associated with internal-use software projects. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Costs associated with preliminary project stage activities, training, maintenance, and other post-implementation stage activities are expensed as incurred. The carrying value of software and development costs, along with other long-lived assets, is reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. As of November 30, 2007 and April 30, 2007, we have capitalized $767,824 and $726,897, respectively, of internally developed software, which represents the approximate net book value as of the respective dates. As of November 30, 2007, the software has not been placed in service.

Cash Surrender Value: We have purchased insurance on the lives of certain key executive officers. As beneficiary, we receive the cash surrender value if the policy is terminated and upon death of the insured, receive all benefits payable. The cash surrender value represents the redeemable value of life insurance policies and is reported net of an outstanding loan of approximately $51,000 as of November 30, 2007 and April 30, 2007. The loan carries interest at an annual rate of 7.4%, requires interest only payments annually, and is collateralized by the cash value of the policy.

Intangible Assets: The intangible assets are comprised of a customer list acquired in connection with the acquisition of a business during the year ended April 30, 2002. The customer list is being amortized on a straight-line basis over its estimated useful life of six years.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Impairment of Long-lived Assets: Long-lived assets consist of property and equipment and intangible assets. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets. Based on our review, no impairment loss was recognized in the condensed consolidated statements of income for the seven month periods ended November 30, 2007 and 2006. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

Income Taxes: We account for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. If it becomes more likely than not that a deferred tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

On May 1, 2007, we adopted the provisions of FASB interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. The adoption of FIN 48 did not have a material impact on the unaudited condensed consolidated financial statements.

Equity Method Investments: In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities (“VIEs”) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

In general, a VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. However, FIN 46R specifically excludes a VIE that is a business if the variable interest holder did not participate significantly in the design or redesign of the entity.

We have adopted the provisions of FIN 46R and have reviewed our continuing interest and involvement in TBOL subsequent to our contribution of its assets in January 2008 to a newly created entity in which we hold a non-controlling interest. Based on such review, we have determined that our continuing interest in the newly created entity does not meet the definition of a VIE. Own investment in the new entity will be accounted for under the equity method pursuant to which it will be carried at cost, adjusted for our proportionate share of its undistributed earnings or losses.

Revenue Recognition Policy: We earn our revenues from administering multi-employer, governmental and corporate benefit plans and providing various related benefit processing services. We bill a substantial portion of these administrative services on fixed-fee arrangements based on eligible lives of participants, a cost plus billing basis or a flat monthly fee pursuant to contractual arrangements with our clients. We recognize our revenues in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable; and, (iv) collectibility is probable.

Advertising Costs: Advertising costs for the seven month periods ended November 30, 2007 and 2006 approximated $62,000 and $63,000, respectively, and are expensed as incurred and are included within general and administrative expense in the unaudited condensed consolidated statements of income.

Stock-Based Compensation: We report stock based compensation under accounting guidance provided by SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on their estimated fair values. SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is charged to operations over the requisite service periods in our statement of income. We estimate the value of stock options and similar equity issuances using the Black-Scholes option valuation model. The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by Staff Accounting Bulletin No. 107 for “plain vanilla” options. We used this approach as we did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. During the seven months ended November 30, 2007 and 2006 we did not issue any stock options or similar instruments and no stock-based compensation was recorded.

Fair Value of Financial Instruments: Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, we used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, accounts receivable, and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of our property and equipment is estimated to approximate their net book values.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Comprehensive Income (Loss): In accordance with SFAS No, 130, “Reporting Comprehensive Income”, we are required to display comprehensive income (loss) and its components as part of our complete set of financial statements. Comprehensive income (loss) represents the change in stockholders’ equity resulting from transactions other than stockholder investments and distributions. Included in accumulated other comprehensive income (loss) are changes in stockholders’ equity that are excluded for our net income, specifically, changes in fair value of the minimum pension liability.

Concentration of Credit Risk and Major Customers: Financial instruments that potentially subject us to significant concentrations of credit risk include cash and cash equivalents and accounts receivable. As of November 30, 2007 and April 30, 2007, all of our cash and cash equivalents are placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits of $100,000 is subject to credit risk. As of November 30, 2007 and April 30, 2007, we had approximately $939,000 and $746,000, respectively, of cash and cash equivalent balances in excess of federally insured limits. We mitigate our risk by depositing our cash and investing our cash equivalents in or through major financial institutions.

We do not require collateral to support accounts receivable or financial instruments subject to credit risk. For the seven month periods ended November 30, 2007 and 2006, one customer accounted for 11% and 10%, respectively, of revenue. As of November 30, 2007 no one customer accounted for 10% or more of accounts receivable. As of April 30, 2007, one customer accounted for 10% of accounts receivable. We record a reserve against accounts receivable as required, which would be based upon historical experience as well as specific customer collection issues that have been identified. At November 30, 2007 and April 30, 2007, we determined that no reserve against accounts receivable was required. While bad debt expenses have historically been within expectations and allowances established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. If the financial conditions of customers were to deteriorate, resulting in an impairment of their ability to make payments, an allowance may be required.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates we make include the allowance for doubtful accounts, the estimated lives of property and equipment and intangible assets, assumptions used to calculate accrued pension liabilities and the deferred tax asset valuation allowance. Actual results could differ from those estimates.

New Authoritative Pronouncements: In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are in the process of evaluating the impact that the adoption of SFAS 157 will have on our consolidated balance sheet, statements of income and financial condition.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

In September 2006, the FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize an asset or liability for the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan). Any changes in the funded status will be recognized in the year in which the changes occur through comprehensive income. SFAS 158 also requires that employers measure the funded status of a plan as of the date of its year-end balance sheet. SFAS 158 is effective as of the end of the fiscal year ending after December 15, 2006 for employers with publicly traded securities and June 15, 2007 for employers without publicly traded securities. We are in the process of evaluating the impact SFAS 158 will have on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS 115," ("SFAS 159"). SFAS 159 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, provided the entity elects to apply the provisions of SFAS 157. We are in the process of evaluating the impact that the adoption of SFAS 159 will have on our consolidated balance sheet, statements of income and financial condition

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, we would be required to report any noncontrolling interest as a separate component of equity. We would also be required to present any net income allocable to noncontrolling interests and net income attributable to our stockholders separately in our consolidated statement of income. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 would have an impact on the presentation and disclosure of the noncontrolling interest of any non wholly-owned businesses acquired in the future.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for us for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions; establishes an acquisition-date fair value for acquired assets and liabilities; and fully discloses to investors the financial effect the acquisition will have. SFAS 141(R) will have an impact on the accounting for any business we acquire after the effective date of this pronouncement.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

2.    Property and Equipment

The following table summarizes our property and equipment.

	November 30,	April 30,
	2007	2007
	(Unaudited)	(Audited)
Leasehold improvements	1,435,023	1,628,333
Furniture and fixtures	6,904,423	6,815,319
Capitalized software costs	767,824	765,685
	9,107,270	9,209,337
Less: Accumulated depreciation and amortization	(7,411,004)	(7,391,424)
	1,696,266	1,817,913
Equipment held under capitalized lease obligations	107,707	107,707
Less: Accumulated amortization	(23,337)	(10,771)
	84,370	96,936
Property and equipment, net	$1,780,636	$1,914,849

During the seven month periods ended November 30, 2007 and 2006, depreciation and amortization expense related to property and equipment was $234,879 and $339,527, respectively.

3.    Software License Costs

In January 2007, we entered into a perpetual, non-transferable Standard Non-exclusive License Agreement with ICI for the use of benefits administration software for $600,000 payable over one year. On July 1, 2007, we entered into another non-transferable Standard Non-exclusive License Agreement with ICI for additional software modules that requires payments of $50,000 per month for twelve months. As of November 30, 2007 and April 30, 2007, we had not placed the software in service and the net present value of such obligations of $1,157,211 and $583,185, respectively, is recorded as a long-term asset. As of November 30, 2007 and April 30, 2007, no amortization expense had been recorded since the assets were not placed in service.

In April 2007, we entered into another perpetual, non-transferable Standard Non-exclusive License Agreement for a different software component with ICI. We have placed this component in service and as such, the cost, which approximated $38,000, is included in property and equipment.

4.    Intangible Assets

The following table summarizes our intangible assets.

	November 30, 2007	April 30, 2007
	(Unaudited)	(Audited)
Client list	$180,260	$180,260
Less: Accumulated amortization	(161,402)	(135,000)
Intangible assets, net	$18,858	$45,260

Amortization expense for each of the seven month periods ended November 30, 2007 and 2006 was $26,402 and $35,125, respectively. The estimated amortization expense for the future periods relating to intangible asset balances is $18,858 which will be expensed in the fiscal year ending April 30, 2008.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements
5.    Notes Payable

The following table summarizes our notes payable.

	November 30,	April 30,
	2007	2007
	(Unaudited)	(Audited)
Notes payable to employee stockholders (a)	$-	$51,742
Insurance financing (b)	261,108	-
Software license obligations (c)	340,570	393,464
Total notes payable	601,678	445,206
Current portion of notes payable	601,678	427,071
Long-term portion of notes payable	$-	$18,135

Interest expense on notes payable for the seven month periods ended November, 2007 and 2006 was $34,052 and $18,017, respectively.

(a) On January 11, 2006, we issued a promissory note to an employee for the purchase of our common stock held by her on the date her employment terminated of which $0 and $36,269 was outstanding as of November 30, 2007 and April 30, 2007, respectively. The promissory note required annual principal payments of $18,135, plus interest at 7% per annum and had an original term of three years. In November 2007, the promissory note was paid in-full in advance of its due date. On September 8, 2004, we issued a promissory note to an employee for the purchase of our common stock held by her on the date her employment terminated of which $0 and $15,473 was outstanding as of November 30, 2007 and April 30, 2007, respectively. The promissory note required annual principal payments of $15,473, plus interest at 7% per annum and an original term of three years.

(b) In May 2007, we obtained a $270,126 insurance premium financing with a term of 12 months, monthly interest and principal payments of $25,474 per month and interest at 7.35% per annum. In November 2007, we obtained an additional $163,797 insurance premium financing with a term of 12 months, monthly interest and principal payments of $25,474 per month and interest at 7.35% per annum.

(c) In January 2007, we entered into a perpetual, non-transferable Standard Non-exclusive License Agreement with ICI for the use of benefits administration software (see Note 3). The license fee of $600,000 requires twelve monthly payments of $50,000 which began in January of 2007 with no stated interest. The obligation was recorded at a net present value of $583,185, as calculated assuming an incremental borrowing rate of 8.25%. In June 2007, we paid off the balance of the obligation in advance of its scheduled repayment dates. In July 2007, we entered into an additional Non-exclusive License Agreement with ICI for additional modules to be used with the benefits administration software. The license agreement entered into in July 2007 requires twelve monthly payments of $50,000 beginning in August 2007 with no stated interest. The obligation was recorded at a net present value of $574,026, as calculated assuming an incremental borrowing rate of 8.25%. Imputed interest expense on such obligations for the seven month period ended November 30, 2007 was $23,081.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

6.    Capitalized Lease Obligations

The following table presents the future minimum lease payments under our capital lease obligations.

Year Ending November 30,	Amount
2008	$30,632
2009	30,632
2010	12,762
74,026
Less amount representing imputed interest	(3,489)
Present value of net minimum capital lease payments	70,537
Current portion of capitalized lease obligations	26,855
Non current portion of capitalized lease obligations	$43,682

Interest expense on capitalized lease obligations for the seven month periods ended November 30, 2007 and 2006 was $2,985 and $3,420, respectively.

7.    Income Taxes

We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. For interim tax reporting, we use one overall estimated annual effective tax rate applied to the year-to-date ordinary income (or loss). For the seven month periods ended November 30, 2007 and 2006 our current estimated annual effective tax rate was 45.6% and 47.8%, respectively. The difference between the Federal statutory rate of 34% is due to state income taxes and permanent differences.

As of November 30, 2007, we have Federal and State net operating loss carry-forwards of approximately $45,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited upon a change in control. Approximately $80,000 of net operating losses incurred by TBOL prior to April 30, 2004 is limited to approximately $8,000 per year due to a change of control that resulted from the Company’s increase in ownership of which approximately $45,000 remains unused as of November 30, 2007. All of our Federal net operating loss carry-forwards at November 30, 2007 expire during the year ending April 30, 2021.

8.    Defined Benefit Pension Plan

We have a non-contributory defined benefit pension plan covering non-union employees. Benefits are based on age at retirement, years of credited service and average compensation prior to retirement. Our funding policy was to contribute annually that amount which is deductible for income tax purposes. After reviewing the costs associated with maintaining the defined benefit pension plan as structured, we decided to freeze the plan as of June 30, 2006. As a result of freezing the plan and its funded status, we were not required to make contributions to the plan during the seven month periods ended November 30, 2007 and 2006. For the seven month periods ended November 30, 2007 and 2006 we recognized a net periodic benefit of $123,084 and $50,023, respectively.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

The following table presents the components of the net periodic benefit.

For the Seven Month Period Ended November 30,	2007	2006
Interest cost	$441,583	$445,948
Expected return on assets	(564,667)	(495,971)
Net periodic benefit	$(123,084)	$(50,023)

The following table presents our estimated future benefit payments for the next ten years.

Year Ending November 30,	Amount
2008	$458,089
2009	542,624
2010	543,698
2011	837,363
2012	845,253
2013-2017	4,868,697
Total	$8,095,724

In April 2006, the plan was amended to increase the compensation limit up to the limit permitted by the IRS Code for determination of benefits, for any determination period beginning in 1996 through 2001.

9.    Defined Contribution Pension Plan

We have a qualified defined contribution plan covering all full-time non-union employees. There were no profit sharing contributions made to the defined contribution plan for the seven month periods ended November 30, 2007 and 2006. The plan also includes a 401(k) component, permitting employees to contribute up to 25% of their salary. Matching contributions are made at the discretion of the Board of Directors. No employer matching contributions were made to the plan for the seven month periods ended November 30, 2007 and 2006.

10.    Commitments and Contingencies

Line of Credit: Our $1,500,000 line of credit expired on November 1, 2007. The line of credit bore interest at prime, and was secured by our accounts receivable and property and equipment. The credit agreement contained certain financial covenants including current ratio, tangible effective net worth, debt to tangible effective net worth, limitations on capital expenditures and minimum profitability requirements and prior to its maturity we were in violation of the covenants regarding tangible effective net worth and limitations on capital expenditures.

Lease Commitments and Deferred Rent Payable: We lease office space and office equipment under various operating leases. Certain of our long-term leases for office facilities have terms that include annual increases in rent expense and/or free rent periods. We recognize rent expense on a straight-line basis over the life of each lease. The differences between straight line expense and actual rent payments results in deferred rent credits or amortization of the credit. Deferred rent payable is summarized as follows:

	November 30, 2007	April 30, 2007
	(Unaudited)	(Audited)
Current portion of deferred rent payable	$66,295	$56,832
Long-term portion of deferred rent payable	223,016	225,153
Total	$289,311	$281,985

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Total office (including real estate taxes and maintenance costs) and equipment rent expense for the seven month periods ended November, 2007 and 2006 was approximately $2,599,000 and $2,540,000, respectively. At November 30, 2007, future minimum lease payments under various non-cancelable operating leases with terms of more than one year are as follows:

Year Ending November 30,	Office Leases	Equipment Leases	Total
2008	$2,490,660	$622,146	$3,112,806
2009	2,152,373	424,710	2,577,083
2010	1,373,807	297,689	1,671,496
2011	665,401	203,344	868,745
2012	156,512	31,907	188,419
2013 and thereafter	182,988	-	182,988
Total	$7,021,741	$1,579,796	$8,601,537

Labor Force: We have a 76% concentration of our labor supply in employees working under multi-employer union collective bargaining agreements (“CBA’s”). Our union employees are represented by the Office & Professional Employees International Union (the “OPEIU”) (Locals 2, 3, 11, 29 and 537), the Freight Checkers, Clerical Employees & Helpers Union (Local 856), the United Food & Commercial Workers International Union (Local 1546), and the Professional & Clerical Workers Union (Local 2348).

•
The OPEIU (Locals 3, 11 and 29), CBA’s cover an aggregate of 52% of our employees. Each of such CBA’s, expires on August 31, 2011 and provides for annual wage and benefit package increases approximating 3.5%.

•	The OPEIU (Local 2) CBA covers 9% of our employees, expires on August 31, 2011 and provides for annual wage and benefit package increases approximating 4.25%.

•	The Professional & Clerical Workers Local 2348 CBA covers 12% of our employees, expires on December 31, 2011, and provides for annual wage and benefit package increases approximating 4%.

•	Three other CBA’s covering an aggregate of 3.5% of the employees have terms similar to those listed above.

Pension benefit relating to multi-employer pension plans for the seven months ended November 30, 2007 and 2006 was approximately $1,388,000 and $1,416,000, respectively.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

Contingencies: We are subject to various claims and legal matters that arise in the normal course of business. These include disputes or potential disputes related to breach of contract, employment-related claims, tax claims and other matters. Management believes the resolutions of claims and legal matters will not have a material adverse effect, individually or in the aggregate, to our consolidated financial position, results of operations and cash flows.

On August 31, 2006, we notified our errors and omissions insurance carrier of a threatened claim purporting that errors were made when processing benefits for one of our customers. On December 28, 2007, the client sent a letter to ATPA making a demand for payment of approximately $5.38 million, based on the results of the client’s preliminary audit of the reimbursement of the benefit claims, and the client also indicated that additional audits could result in an increase in the amount demanded. On March 19, 2008, the client also threatened to commence an action against ATPA if ATPA did not agree to arbitrate or mediate the claim. Our insurance carrier has accepted coverage of the potential claim. Although we are not currently able to determine the likely outcome of such claim, we believe, based on our own internal review of the matter, that our maximum exposure is limited to ATPA’s insurance policy deductible of $300,000 as management anticipates that the claim will not exceed the limit of the insurance coverage of $5,000,000. As a result, management accrued $300,000 as of April 30, 2004, which represents management’s best estimated of loss for this claim. Management has estimated that the claim will result in the deductible being reached as of April 30, 2004 as a result of errors in processing made through that date. We and the insurance carrier have not reached terms of settlement and therefore as of November 30, 2007 no changes have been made to such accrual. The company intends to seek an out of court settlement through mediation.

11.    Common Stock Subject to Mandatory Redemption

Common Stock: As of November 30, 2007, we have 100,000 authorized shares of no par value common stock (“Common Stock”) of which 44,555 shares are issued and outstanding as of November 30, 2007. Pursuant to the terms of stockholder stock repurchase agreements, our Common Stock is mandatorily redeemable upon the death of the holder, upon which we are required to repurchase the shares of Common Stock at the then book value of the shares. In accordance with SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, we report the mandatorily redeemable Common Stock as a liability in the accompanying condensed consolidated balance sheets. In addition, at our option, we repurchased Common Stock during the seven month period ended November 30, 2006, all related to termination of employment, upon which we acquired 687 shares for $56,491,which were cancelled upon receipt. The repurchase price is based on the book value as of the end of the prior fiscal year. All employee stockholders have stock repurchase agreements on these same terms.

Notes Receivable-Stockholders: Notes receivable-stockholders consisted of non-interest bearing loans to our officers which were presented net of the unamortized discount from the imputation of interest. Such notes were secured by shares of our Common Stock held by such officers and had no due date, except that, the notes were required to be repaid before any payments could be made to the officers for the repurchase of Common Stock they held. Imputed interest income on such notes for the seven month period ended November 30, 2006 approximated $8,000. Subject to the consummation of a proposed change of control of the Company (see Note 1), on April 23, 2007, our Board of Directors approved the forgiveness of the notes receivable-stockholders which resulted in compensation expense in the amount of $239,700 on the date of forgiveness.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

A reconciliation of the shares of Common Stock subject to mandatory redemption for the seven month periods ended November 30, 2007 is as follows:

	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Value	Earnings	Loss	Total
Balance at May 1, 2007 (audited)	44,555	$1,013,640	$2,616,622	$(298,237)	$3,332,025
Net Income (Loss)			770,145		770,145
Balance at November 30, 2007	44,555	$1,013,640	$3,386,767	$(298,237)	$4,102,170

12.    Supplemental Disclosures of Non Cash Investing and Financing Activities

During the seven month period ended November 30, 2007, we entered into a perpetual, non-transferable Standard Non-exclusive License Agreement with ICI for the use of benefits administration software (see Note 3). The license fee of $600,000 is to be paid in twelve monthly payments of $50,000 of which the net present value of $574,026 was recorded as long-term asset separate from property and equipment and as a software license obligation.

During the seven month period ended November 30, 2006, we entered into a capital lease obligation having an aggregate net present value of $107,707 resulting in a non-cash increase in property and equipment.

13.    Discontinued Operations

In December 2007, holders of our Common Stock sold all of their equity interests in us to UBPS (see Note 1). In December 2006, holders of 53.1% of our Common Stock entered into a letter of intent which initiated the sale to UBPS and which required us to sell TBOL. Therefore we approved a plan to sell the business and have classified the TBOL segment as a discontinued operation, in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and EITF 03-13 “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations”, as a result of this plan. In December of 2002, we acquired 100% of TBOL and in connection therewith, by agreement, Thomas Havey, LLP (“Havey”), the seller, relinquished all rights to its ownership in TBOL but retained a limited residual right in the future earning potential of TBOL. In connection with our approved plan to sell TBOL, on February 9, 2007, we entered into a Settlement Agreement with Havey in order to eliminate Havey’s limited residual right in the future earning potential of TBOL. Pursuant to the Settlement Agreement, we paid Havey $300,000 which was recorded as part of discontinued operations on February 9, 2007 and included as part of our April 30, 2007 year end financial results since this payment was considered an expense of selling our TBOL business and is not reflected in the table below.

On January 31, 2008, we entered into a contribution agreement pursuant to which we transferred substantially all of the assets and liabilities of TBOL and ICI transferred certain assets and liabilities into a newly formed entity which is be 40% owned by us and 60% owned by the management of the newly formed company (see Note 1). In connection with the TBOL transaction, on February 29, 2008, TBOL changed its name from “Trust Benefits On Line, LLC” to “ATPA Information Technologies, LLC”.

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

The following tables provide information regarding the net assets to be disposed and related summary statements of operations for TBOL:

	November 30,	April 30,
	2007	2007
	(Unaudited)	(Audited)
Assets:
Cash	$-	$11,527
Accounts receivable	129,982	76,225
Prepaid expenses and other current assets	8,254	27,472
Income taxes receivable	-	27,698
Property and equipment, net	153,291	196,382
Security deposits	30,191	30,191
Deferred tax assets	-	2,818
Assets of discontinued operations	321,718	372,313
Liabilities:
Accounts payable	113,440	24,231
Bank overdraft	27,207
Accrued compensation	4,388	8,245
Deferred tax liability	16,214	-
Capitalized lease obligations	16,058	70,972
Liabilities of discontinued operations	177,307	103,448
Net assets to be disposed	$144,411	$268,865

For the Seven Months Ended November 30,	2007	2006
Revenue	$910,424	$732,445
Costs and expenses:
Compensation and related benefits	576,583	586,551
General and administrative	1,086,942	816,636
Depreciation and amortization	45,885	50,851
Total costs and expenses	1,709,410	1,454,038
Loss from discontinued operations	(798,986)	(721,593)
Interest expense	(1,738)	(5,062)
Loss from discontinued operations before income tax benefit	(800,724)	(726,655)
Income tax benefit of discontinued operations	342,181	347,341
Net loss from discontinued operations	$(458,543)	$(379,314)

ASSOCIATED THIRD PARTY ADMINISTRATORS AND SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

14.    Subsequent Events

On December 17, 2007, we entered into separate employment agreements with 23 of our officers and employees. The employment agreements have two year terms and provide for base salaries ranging from $75,000 to $150,000 per year and the provision for discretionary bonuses if approved by our or UBPS’s Board of Directors. Each of the employment agreements provide the employee with the right to participate in our pension health and other group plans as provided by us and vacation pay in accordance with our policies as approved and published from time to time. In addition the agreements provide the employees with severance of up to four months of their base pay.

On December 17, 2007 pursuant to a debt offering (the “Debt Offering”), we sold an aggregate of $8,000,000 principal amount of Senior Secured Notes (the “Senior Secured Notes”) which UBPS guaranteed. The Senior Secured Notes mature 42 months from the date of issuance and bear interest at a rate of 14% per annum, payable quarterly in arrears on January 1, April 1, July 1, and October 1 or the first business day thereafter if such date is not a business day. Principal on the Senior Secured Notes is payable in 36 equal monthly installments of $222,222 commencing on June 30, 2008. In connection with the Debt Offering we paid the lenders a fee of $305,000.

In order to induce the senior lenders to issue the Senior Secured Notes to us, UBPS agreed to be bound by certain covenants. These covenants include affirmative covenants such as a fixed charge coverage ratio, a mandatory prepayment of 125% of the outstanding balance upon an equity financing with gross proceeds of at least $15,000,000 and various negative covenants. In addition, we may prepay the note at any time after December 17, 2009 at 110% of the remaining balance and can elect to pay up to two percent of the interest on the notes in additional notes.

The Senior Secured Notes will be guaranteed by all of UBPS’s current and future subsidiaries, including us, and will be secured by a first priority lien on, and security interest in, all of UBPS’s assets and all of the assets of UBPS’s current and future subsidiaries, including ours, and a pledge of the stock of such current and future subsidiaries of UBPS. Contemporaneously with the issuance of the Senior Secured Notes, the investors in the Debt Offering received warrants entitling the holders thereof to purchase, at any time during a five-year period from their date of issuance, at an exercise price of $.00001 per share, an aggregate of 2,752,575 shares of UBPS’s common stock.

We accounted for the Debt Offering in accordance with Emerging Issues Task Force No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.". We determined that under the terms of the agreement the warrants are exercisable into registered shares. Accordingly, the warrant is recorded as a derivative liability at the fair market value and will be marked to market through earnings at the end of each reporting period. The gross proceeds were recorded net of a discount of approximately $4,597,000. The debt discount consisted of the fair value of the warrant. The debt discount will be amortized to interest expense ratably over the life of the loan. The debt discount of $4,597,000 represents the estimated fair value of the warrants as calculated using the Black-Sholes option valuation formula, assuming a dividend yield of 0%, expected volatility of 25%, a risk free interest rate of 4.45%, and a term of five years.

UNITED BENEFITS AND PENSION SERVICES, INC.

Unaudited Pro Forma Condensed Combined Financial Statements

Introduction to the Unaudited Pro Forma Condensed Combined Financial Statements

United Benefits and Pension Services, Inc. (“UBPS” or the “Company”) acquired Associated Third Party Administrators, Inc. (“ATP”) and its wholly owned subsidiary, Trust Benefits On Line, Inc. (“TBOL”) (ATP and TBOL are collectively referred to as “ATPA”) on December 17, 2007 (the “Closing Date”). ATPA is a third party administrator of Taft-Hartley pension and health and welfare plans. The aggregate purchase price paid by UBPS for ATPA was $15.0 million, consisting of (i) aggregate cash consideration at closing of $10.0 million, (ii) 600,000 shares of UBPS common stock valued at $1.5 million ($2.50 per share), (iii) a total of $1.0 million in cash which was deposited by UBPS into an interest bearing escrow account pursuant to an escrow agreement executed in connection with the ATPA merger agreement, and (iv) a promissory note placed in escrow in the aggregate principal amount of $2.5 million issued by UBPS and secured by 1 million restricted shares of common stock issued by UBPS (valued at $2.50 per share) and placed in escrow pursuant to an escrow agreement executed in connection with the ATPA merger agreement. As a result of the transaction, ATPA became a wholly-owned subsidiary of UBPS.

On the closing date, ATPA issued and sold an aggregate of $8,000,000 principal amount of senior secured notes to two investors in the debt offering. The senior secured notes mature on May 30, 2011and bear interest at a rate of 14% per annum, payable quarterly in arrears, with 12% per annum payable in cash, and 2% per annum payable either in cash or, at our option, in kind (by issuing additional senior secured notes). Principal on the senior secured notes is payable in 36 equal monthly installments of $222,222 commencing on June 30, 2008. Contemporaneously with the issuance of the senior secured notes, the investors in the debt offering were issued noteholder warrants entitling the holders thereof to purchase, at any time during a five-year period from the date of issuance thereof, at an exercise price of $.00001 per share, an aggregate number of 2,752,575 shares of common stock equal (23.5% of the shares of our common stock outstanding on the closing date), subject to certain adjustments. The Senior Secured Notes will be guaranteed by UBPS and all of the current and future subsidiaries of UBPS and ATPA and will be secured by a first priority lien on, and security interest in, all of the assets of UBPS and its current and future subsidiaries, including, without limitation, ATPA, and a pledge of the stock of such current and future subsidiaries.

On December 17, 2007, we effected an initial closing of the private equity offering and in connection with such closing we sold 180 units for an aggregate offering proceeds of $4,500,000 ($25,000 per unit). Each unit consisted of 10,000 shares of our common stock and 5,000 equity offering warrants. As a result of the initial closing of the private equity offering on December 17, 2007, we issued an aggregate of 1,800,000 shares of our common stock and 900,000 equity offering warrants to a total of 16 accredited investors (including 40,000 shares and 20,000 equity offering warrants sold and issued to Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer).

On January 15, 2008, we effected a second closing of the private equity offering and in connection with such closing, we sold 20 units for an aggregate gross offering proceeds of $500,000 ($25,000 per unit) to Richard Stierwalt, our Chief Executive Officer and President. As a result of the second closing of the private equity offering, we issued 200,000 shares of our common stock and 100,000 equity offering warrants to Mr. Stierwalt.

The following unaudited pro forma condensed combined statements of operations for the seven months ended November 30, 2007 and for the year ended April 30, 2007 combine the condensed results of UBPS with the condensed consolidated results of ATPA. The UBPS and ATPA columns in the unaudited pro forma condensed combined statement of operations for the seven months ended November 30, 2007 were derived from the unaudited condensed consolidated statements of operations for that period. The UBPS and ATPA columns in the unaudited pro forma condensed combined statement of operations for the year ended April 30, 2007 for ATPA and for the period from October 6, 2006 (date of inception) to April 30, 2007 for UBPS were derived from the audited consolidated statements of operations for those periods.

For purposes of preparing the Company’s consolidated financial statements, a new basis has been established by management for the assets acquired and liabilities assumed of ATPA based upon the fair value thereof, including the cost of the acquisition. The final allocations may differ from the pro forma amounts.

The pro forma adjustments give effect to (i) the financing activities (ii) the acquisition of ATPA, and (iii) the elimination of the equity section of the balance sheet of ATPA. These unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical audited financial statements of UBPS and ATPA for the year ended April 30, 2007 and the unaudited condensed financial statements as of and for the seven months ended November 30, 2007. These unaudited pro forma condensed combined statements are not necessarily indicative of the Company’s financial condition had the acquisition and the financings occurred on the dates indicated above, nor are they necessarily indicative of the consolidated results of operations which might have existed for the periods indicated or consolidated results of operations as they may be in the future.

United Benefits & Pension Services, Inc.
Condensed Combined Pro Forma Balance Sheet
November 30, 2007
(UNAUDITED)
	United Benefits & Pension Services, Inc. (Historical) ("UBPS")	Associated Third Party Administrators, Inc. (Historical) ("ATPA")	Pro Forma Financing Activity		Pro Forma Acquisition Activity		Eliminations		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$13	$468,662	$13,000,000	(2)	$(10,000,000)	(1)			$930,994
			(305,000)	(11)
			(1,232,681)	(12)
					(1,000,000)	(8)
Restricted cash					1,000,000	(8)			1,000,000
Accounts receivable		2,273,331							2,273,331
Assets of discontinued operations		294,511					(294,511)	(16)	0
Prepaid expenses and other current assets		821,814			(135,818)	(12)			685,996
Total current assets	13	3,858,318	11,462,319		(10,135,818)		(294,511)		4,890,321

Property and equipment, net	0	1,780,636	0		0		0		1,780,636

Software license costs		1,157,211							1,157,211
Deferred offering costs	115,362						(115,362)	(15)	0
Prepaid acquisition costs	936,071						(936,071)	(7)	0
Deferred financing costs			305,000	(11)			(262,258)	(15)	305,000
			262,258	(6)
Non-compete agreements					408,763	(12)	(408,763)	(14)	1,884,000
					15,000,000	(1)	(4,102,170)	(3)
							(9,013,830)	(14)
Employment contracts							1,369,000	(14)	1,369,000
Trade name					150,000	(5)	7,520,000	(14)	7,670,000
Goodwill					135,818	(12)	1,469,664	(14)	1,605,482
Cash surrender value, officers' life insurance, net of policy loans		1,403,611							1,403,611
Deferred income taxes		583,876							583,876
Investment in Benefits Technologies , Inc.							144,411	(16)	144,411
Other assets		80,297							80,297
	1,051,433	3,224,995	567,258		15,694,581		(4,335,379)		16,202,888
TOTAL ASSETS	$1,051,446	$8,863,949	$12,029,577		$5,558,763		$(4,629,890)		$22,873,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$691,601	$506,812			$408,763	(12)			$1,607,176
Accrued expenses and other current liabilities	56,570	3,209,636							3,266,206
Loans and notes payable, current portion	152,704	628,533	1,550,694	(10)					2,331,931
Liabilities of discontinued operations		150,100					(150,100)	(16)	0
Convertible notes payable	290,000		(290,000)	(4)					0
Total current liabilities	1,190,875	4,495,081	1,260,694		408,763		(150,100)		7,205,313
Long-term Liabilities:
Notes payable, long-term		43,682							43,682
Senior secured notes payable, net of debt discount			8,000,000	(2)					1,852,528
			(4,596,778)	(9)
			(1,550,694)	(10)
Derivative liability			4,596,778	(9)					4,596,778
Due to former shareholders of ATPA escrow					1,000,000	(8)			1,000,000
Note payable – ATPA shareholders' escrow					2,500,000	(1)			2,500,000
Other long-term liabilities		223,016							223,016
Total long-term liabilities	0	266,698	6,449,306		3,500,000		0		10,216,004
Total liabilities	1,190,875	4,761,779	7,710,000		3,908,763		(150,100)		17,421,317

Stockholder's Equity:
Preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 0 shares									0
Common stock, par value $0.00001, authorized 50,000,000 shares, issued and outstanding	4		20	(2)	6	(1)			44
427,600 historical and 4,424,503 pro forma			1	(6)
			2	(4)	1	(5)
					10	(13)
Additional paid-in capital	1,069,996		4,999,980	(2)	1,499,994	(1)	(377,620)	(15)	6,661,913
			262,257	(6)
			289,998	(4)	149,999	(5)
			(1,232,681)	(12)	(10)	(13)
Common stock subject to mandatory redemption, 44,555 shares issued and outstanding		4,102,170					(4,102,170)	(3)	0
Accumulated deficit	(1,209,429)								(1,209,429)
Total stockholders' equity (deficiency)	(139,429)	4,102,170	4,319,577		1,650,000		(4,479,790)		5,452,528
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,051,446	$8,863,949	$12,029,577		$5,558,763		$(4,629,890)		$23,873,845

Notes:

(1)
As a result of the acquisition, the stockholders of ATPA received from UBPS, in exchange for their stock, aggregate consideration of $15.0 million, consisting of (i) aggregate cash consideration at closing of $10.0 million, (ii) an aggregate of 600,000 shares of UBPS Common Stock valued at $1.5 million, (iii) a note for $2.5 million, secured by 1 million shares of UBPS Common Stock valued at $2.5 million, which funds shall be due to the escrow account and (iv) a total of $1.0 million in cash which was deposited by UBPS into an interest bearing escrow account .

(2)	ATPA issued $8.0 million of senior secured notes (secured and guaranteed by UPBS) and UPBS issued 2.0 million shares of common stock for aggregate gross proceeds of $5.0 million.
(3)	To eliminate the equity section of ATPA.
(4)	Conversion of bridge notes of $290,000 into 232,000 shares of common stock.
(5)	60,000 common shares issued to a finder (The Chairman of the Board) in connection with the acquisition (valued at $150,000).
(6)	104,903 common shares issued to a finder in connection with the bridge financing (valued at $262,258).
(7)	Intangible assets are being allocated as follows:

	Value	Useful Life

Non-compete agreements	$1,884,000	4 years
Employment contracts	1,369,000	2 years
Trade name	7,670,000	10 years
Goodwill	1,605,482
	$12,528,482

The allocation of the intangible assets is based upon a preliminary estimate, which is subject to change.
(8) Funding of $1 million escrow for the benefit of the former stockholders of ATPA.
(9) Represents the derivative liability in connection with 2,752,575 free standing common stock purchase warrants issued with the $8 million senior secured debentures.

The value of such warrants was calculated using a Black-Scholes model with the following assumptions:

Warrant Grant Date	12/17/2007

Current Stock Price	$1.67
Warrant Exercise Price	$0.00001
Risk Free Rate	4.45%
Time To Maturity (Yrs.)	5.00
Standard Deviation of Stock Return	25.00%

(10)	Reclassify short-term portion of senior secured notes payable.
(11)	Fees paid to senior secured lenders in connection with sale of $8 million senior secured notes.
(12)	Fees and expenses of the acquisition.
(13)	1,000,000 common shares issued to collateralize the $2.5 million escrow note issued to the former shareholders of ATPA.
(14)	To reclassify.
(15)	To eliminate.
(16)
To record the transfer of the net assets of the discontinued operation which were contributed to Benefit Technologies, Inc. on January 31, 2008 at historical cost and are being accounted for under the equity method. ATPA owns a 40% minority interest in Benefit Technologies, Inc.

United Benefits & Pension Services, Inc.
Condensed Combined Pro Forma Statement of Operations
For the Seven Months Ended November 30, 2007
(UNAUDITED)

	United Benefits & Pension Services, Inc. (Historical) ("UBPS")	Associated Third Party Administrators, Inc. (Historical) ("ATPA")	Pro Forma Financing Activity	Pro Forma Acquisition Activity	Pro Forma Operating Activity - May 1, 2007 through November 30, 2007		Pro Forma Combined

Revenue		$30,797,815					$30,797,815
Costs and expenses:
Compensation and related benefits		21,211,948					21,211,948
General and administrative	55,442	7,112,422					7,167,864
Depreciation and amortization		261,281			1,121,458	(4)	1,644,997
					262,258	(6)
Total costs and expenses	55,442	28,585,651	0	0	1,383,716		30,024,809

(Loss) Income from operations	(55,442)	2,212,164	0	0	(1,383,716)		773,006

Other income (expense):
Interest expense	(61,177)	(37,037)	(290,000) (3)	(653,333) (1)			(1,150,568)
				(58,188) (2)	(50,833)	(5)
Interest and other income		28,866					28,866

Total other income (expense)	(61,177)	(8,171)	(290,000)	(711,521)	(50,833)		(1,121,702)

Income (loss) before provision for income taxes and discontinued operations	(116,619)	2,203,993	(290,000)	(711,521)	(1,434,550)		(348,696)
Provision for income taxes		975,305			(975,305)	(8)	0
Income (loss) from continuing operations	(116,619)	1,228,688	(290,000)	(711,521)	(459,245)		(348,696)
Discontinued operations:
Loss from discontinued operations		(800,724)			800,724	(7)	0
Income tax benefit of discontinued operations		342,181			(342,181)	(7)	0
Loss from discontinued operations	0	(458,543)	0	0	458,543		0

Net income (loss)	$(116,619)	$770,145	$(290,000)	$(711,521)	$(702)		$(348,696)

Basic and diluted loss per common share	$(0.27)						$(0.04)

Weighted average number of common shares outstanding - basic and diluted	427,600						8,177,078

Notes:
(1)	Represents seven months of interest expense on the secured senior notes of $8 million at 14% per annum.
(2)	Represents seven months of interest expense on the escrow note of $2.5 million at 3.99% per annum.
(3)	Conversion of bridge notes of $290,000 and related interest of $290,000 into 232,000 shares of common stock (valued at $580,000) .
(4)	Intangible assets are being allocated as follows:

	Value	Useful Life	Pro Forma Combined

Non-compete agreements	$1,884,000	4 years	$274,750
Employment contracts	1,369,000	2 years	399,291
Trade name	7,670,000	10 years	447,417
Goodwill	1,605,482		-
	$12,528,482		$1,121,458

(5)	Amortization of prepaid loan fees over a 42 month period.
(6)	Amortization of finders fee in connection with the bridge financing.
(7)	To remove discontinued operations and related income tax benefit.
(8)	To adjust income taxes to zero
(9)
Includes 3,752,575 currently exerciseable warrants to purchase common stock for a nominal exercise price ($0.01 per share or less). All other warrants and options outstanding are not included in the loss per common share as their inclusion would be anti-dilutive.

United Benefits & Pension Services, Inc.
Condensed Combined Pro Forma Statement of Operations
For the Year Ended April 30, 2007
(UNAUDITED)

	United Benefits & Pension Services, Inc. (Historical)(“UBPS”)	Associated Third Party Administrators, Inc. (Historical) (“ATPA”)	Pro Forma Financing Activity	Pro Forma Acquisition Activity		Pro Forma Operating Activity – May 1, 2006 through April 30, 2007		Pro Forma Combined

Revenue		$55,003,930						$55,003,930
Costs and expenses:
Compensation and related benefits		39,122,687						39,122,687
General and administrative	20,727	13,036,580						13,057,307
Stock-based compensation	1,069,000							1,069,000
(Gain) on sale of property and equipment		(278,254)						(278,254)
Depreciation and amortization		539,157				1,922,500	(4)	2,723,915
						262,258	(6)
Total costs and expenses	1,089,727	52,420,170	0	0		2,184,758		55,694,655

(Loss) income from operations	(1,089,727)	2,583,760	0	0		(2,184,758)		(690,725)

Other income (expense):
Interest expense	(3,083)	(44,367)	(290,000) (4)	(1,120,000)	(1)	(8,788)	(3)	(1,653,131)
				(99,750)	(2)	(87,143)	(5)
Interest and other income		54,361						54,361

Total other income (expense), net	(3,083)	9,994	(290,000)	(1,219,750)		(95,931)		(1,598,770)

Income (loss) before provision for income taxes and discontinued operations	(1,092,810)	2,593,754	(290,000)	(1,219,750)		(2,280,689)		(2,289,495)
Provision for income taxes		1,183,889				(1,183,889)	(8)	0
Income (loss) from continuing operations	(1,092,810)	1,409,865	(290,000)	(1,219,750)		(1,096,800)		(2,289,495)
Discontinued operations:
Loss from discontinued operations		(1,358,490)				1,358,490	(7)	0
Income tax benefit of discontinued operations		589,905				(589,905)	(7)	0
Loss from discontinued operations	0	(768,585)	0	0		768,585		0

Net income (loss)	$(1,092,810)	$641,280	$(290,000)	$(1,219,750)		$(328,215)		$(2,289,495)

Basic and diluted loss per common share	$(2.56)							$(0.28)

Weighted average number of common shares outstanding - basic and diluted	427,600							8,177,078

(1)	Represents twelve months of interest expense on the secured senior debentures of $8 million at 14% per annum.
(2)	Represents twelve months of interest expense on the escrow note of $2.5 million at 3.99% per annum.
(3)	Conversion of bridge notes of $290,000 and related interest of $290,000 into 232,000 shares of common stock (valued at $580,000).
(4)	Intangible assets are being allocated as follows:

	Value	Useful Life	Amortization
Non-compete agreements	$1,884,000	4 years	$471,000
Employment contracts	1,369,000	2 years	684,500
Trade name	7,670,000	10 years	767,000
Goodwill	1,605,482		–
	$12,528,482		$1,922,500

(5)	Amortization of prepaid loan fees over a 42 month period.
(6)	Amortization of finders fee in connection with the bridge financing.
(7)	To remove discontinued operations and related income tax benefit.
(8)	To adjust income taxes to zero.
(9)
Includes 3,752,575 currently exerciseable warrants to purchase common stock for a nominal exercise price($0.01 per share or less). All other warrants and options outstanding are not included in the loss per common share as their inclusion would be anti-dilutive.

____________ Shares

Common Stock

PROSPECTUS

                     , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by United Benefits & Pension Services, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$961
Transfer agent’s fee		*
Printing and engraving expenses		*
Blue sky fees and expenses		*
Legal fees and expenses	150,000
Accounting fees and expenses	120,000
Miscellaneous		*
Total	$300,000
* to be completed by amendment

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Bridge Financing. Pursuant to the note purchase agreement, on April 16, 2007, we issued to seven bridge lenders our bridge notes in the aggregate principal amount of $250,000. On October 1, 2007, UBPS repaid an aggregate principal amount of $60,000 of bridge notes, plus accrued interest thereon and a $6,000 cash penalty. In October 2007, we entered into the amended and restated note purchase agreement, pursuant to which an additional $100,000 aggregate principal amount of bridge notes were issued to two bridge lenders and, as a result, an aggregate principal amount of $290,000 of bridge notes were outstanding.

The net proceeds received by UBPS in the bridge financing were used by UBPS for working capital purposes, including to fund a portion of the expenses incurred by UBPS in connection with the acquisition of ATPA, and the private debt offering.

As a result of the closing of the private equity offering, on December 17, 2007, the outstanding bridge notes were converted into shares of our common stock and UBPS issued a total of 232,000 shares of common stock to eight bridge lenders in the bridge financing.

The issuances of securities in connection with the bridge financing were deemed exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Rule 506 under the Act as each purchaser of our securities was an accredited investor.

Private Equity Offering. On December 17, 2007, we effected an initial closing of the private equity offering and, in connection with such closing, we sold 180 units for aggregate offering proceeds of $4,500,000 ($25,000 per unit). Each unit consisted of 10,000 shares of our common stock and 5,000 equity offering warrants. As a result of the initial closing of the private equity offering, on December 17, 2007, we issued an aggregate of 1,800,000 shares of our common stock and 900,000 equity offering warrants to a total of 16 accredited investors (including 40,000 shares and 20,000 equity offering warrants sold and issued to Leonard Neuhaus, our Chief Operating Officer and Chief Financial Officer).

On January 15, 2008, we effected a second closing of the private equity offering and, in connection with such closing, we sold 20 units for aggregate gross offering proceeds of $500,000 ($25,000 per unit), to Richard Stierwalt, our Chief Executive Officer and President. As a result of the second closing of the private equity offering, on January 15, 2008, we issued 200,000 shares of our common stock and 100,000 equity offering warrants to Mr. Stierwalt.

Maxim Group LLC acted as our placement agent in connection with the private equity offering and, in consideration therefor, we paid to Maxim Group LLC (1) an amount of cash equal to approximately 10% of the gross offering proceeds paid by investors in such offering (excluding $500,000 of gross offering proceeds that we received from Richard Stierwalt, our Chief Executive Officer and President, in connection with the private equity offering); and (2) a non-accountable expense allowance equal to 1% of the gross offering proceeds from the private equity offering. In addition, as consideration for the services provided by the placement agent in connection with the private equity offering, on December 17, 2007, the placement agent and its designees were issued an aggregate of 162,000 placement agent warrants, entitling the holders thereof to purchase, at any time, during a five-year period, up to 162,000 shares of our common stock at an exercise price of $2.50 per share.

The net proceeds received by us from the private equity offering and the debt offering (discussed below), were used to fund the cash purchase price for the acquisition of ATPA and other fees and expenses incurred in connection with the private equity offering, the debt offering and the acquisition of ATPA.

The issuances of securities in connection with the private equity offering were deemed exempt from registration under the Act pursuant to Rule 506 under the Act as each purchaser of our securities was an accredited investor.

Debt Offering. On December 17, 2007, ATPA issued and sold an aggregate of $8,000,000 principal amount of the senior secured notes, to two accredited investors in the debt offering. The senior secured notes mature on May 30, 2011 and bear interest at a rate of 14% per annum. Contemporaneously with the issuance of the senior secured notes, the investors in the debt offering were issued the noteholder warrants, entitling the holders thereof to purchase, at any time during a five-year period from the date of issuance thereof, at an exercise price of $.00001 per share, an aggregate of 2,752,575 shares of common stock, subject to certain adjustments. See “Description of Certain Indebtedness” and “Description of Capital Stock.”

The issuances of securities in connection with the debt offering were exempt from registration under the Act by reason of the exemption from registration under Section 4(2) of the Act.

Issuance of Common Stock to Stockholders of ATPA. Pursuant to the ATPA merger agreement, effective as of the closing of our acquisition of ATPA, each share of ATPA common stock outstanding immediately prior to the consummation of the merger was converted into the right to receive 16.57367 shares of our common stock. As a result of the closing of the ATPA merger, on December 17, 2007, we issued to the stockholders of ATPA an aggregate of 600,000 shares of our common stock. See “Business – Acquisition of ATPA”.

The issuances of securities described above were exempt from registration under the Act by reason of the exemption from registration under Section 4(2) of the Act.

Issuance of Common Stock Pursuant to the Escrow Note. In connection with the acquisition of ATPA, we issued 1,000,000 shares of our common stock to the escrow agent holding the second escrow fund to secure our obligations under the escrow note. Such shares will be returned to us on a prorata basis if, and to the extent that, we repay the escrow note. See “Business – Acquisition of ATPA.”

The issuance of securities described above was exempt from registration under the Act by reason of the exemption from registration under Section 4(2) of the Act.

Issuance of Shares to Richard E. Stierwalt. On October 5, 2006, our board of directors approved the issuance of 100 shares of our common stock to Richard E. Stierwalt, our Chief Executive Officer and President, in consideration for $1,000. The proceeds of such issuance were used for working capital and general corporate purposes. On December 13, 2007, we effected a 5,325.03 for one forward stock split of our common stock, which resulted in the conversion of the 100 shares of our common stock owned by Mr. Stierwalt into 532,503 shares of our common stock.

The issuance of securities described above was exempt from registration under the Act by reason of the exemption from registration under Section 4(2) of the Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933, as amended.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Tule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  any other communication that is an offer in the offering made by the undersigned registrant to purchaser.

5. The undersigned registrant hereby undertakes that:

(i) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For purposes of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on March 31, 2008.

UNITED BENEFITS & PENSION SERVICES, INC.

By:	/s/ Richard Stierwalt
Richard Stierwalt
Chief Executive Officer and President
(principal executive officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Richard Stierwalt, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard Stierwalt	Chief Executive Officer, President and	March 31, 2008
Richard Stierwalt	Directors (principal executive officer)

/s/ Leonard Neuhaus	Chief Financial Officer and Chief	March 31, 2008
Leonard Neuhaus	Operating Officer (principal financial officer and principal accounting officer)

/s/ Thomas Mackell	Chairman of the Board and Director	March 31, 2008
Thomas J. Mackell, Jr.

/s/ Thomas Acosta	Director	March 31, 2008
Thomas I. Acosta

/s/ Jerry Israel	Director	March 31, 2008
Jerry Israel

EXHIBIT INDEX

Exhibit Number	Description

2.1*
Agreement and Plan of Merger, dated as of November 30, 2007, by and among United Benefits & Pension Services, Inc., Associated Third Party Administrators, UBPS Acquisition Sub, Inc., and certain stockholders of Associated Third Party Administrators identified on the signature pages thereto

3.1*	Restated Certificate of Incorporation of United Benefits & Pension Services, Inc.

3.2*	Amended and Restated By-laws of United Benefits & Pension Services, Inc.

4.1**	Form of Subscription Agreement for investors in the direct offering

4.2*
Form of Registration Rights Agreement between United Benefits & Pension Services, Inc. and certain Selling Stockholders, relating to common stock sold in the private equity offering and the common stock underlying the equity offering warrants

4.3*	Registration Rights Agreement among United Benefits & Pension Services, Inc., CAMOFI Master LDC and CAMHZN Master LDC, relating to the common stock underlying the noteholder warrants

4.4*	Form of Registration Rights Agreement between United Benefits & Pension Services, Inc. and certain Selling Stockholders, relating to the common stock underlying the placement agent warrants

4.5*	Form of Equity Offering Warrant

4.6*	Form of Noteholder Warrant

4.7*	Form of Placement Agent Warrant

4.8*	Form of Stock Certificate for Common Stock

5.1**	Opinion of Katten Muchin Rosenman LLP

10.1*	Client Escrow Agreement, dated December 17, 2007, by and among United Benefits & Pension Services, Inc., Tom Weston and JPMorgan Chase Bank, N.A.

10.2*	Revenue Escrow Agreement, dated December 17, 2007, by and among United Benefits & Pension Services, Inc., Tom Weston and JPMorgan Chase Bank, N.A.

10.3*	Subordinated Promissory Note and Pledge Agreement, dated December 17, 2007, issued by United Benefits & Pension Services in favor of Tom Weston

10.4*	Securities Purchase Agreement, by and among United Benefits & Pension Services, Inc., Associated Third Party Administrators, CAMOFI Master LDC and CAMHZN Master LDC

10.5*	Promissory Note, dated December 17, 2007, issued by Associated Third Party Administrators in favor of CAMOFI Master LDC

10.6*	Promissory Note, dated December 17, 2007, issued by Associated Third Party Administrators in favor of CAMHZN Master LDC

10.7*	Guarantee, by United Benefits & Pension Services, Inc. in favor of CAMOFI Master LDC and CAMHZN Master LDC

Exhibit Number	Description
10.8*	Security Agreement, among United Benefits & Pension Services, Inc., Associated Third Party Administrators, CAMOFI Master LDC and CAMHZN Master LDC

10.9*
Amended and Restated Secured Convertible Note Purchase Agreement, dated October 15, 2007, among United Benefits & Pension Services, Inc., and each of the parties signatory thereto and identified on Schedule A thereto

10.10*	Employment Agreement, dated December 17, 2007, between United Benefits & Pension Services, Inc. and Richard E. Stierwalt

10.11*	Employment Agreement, dated December 17, 2007, between United Benefits & Pension Services, Inc. and Leonard Neuhaus

10.12*	Consulting Agreement, dated December 17, 2007, between United Benefits & Pension Services, Inc. and Thomas J. Mackell, Jr.

10.13*
Form of Non-Competition and Non-Solicitation Agreement entered into by Associated Third Party Administrators and each of its stockholders prior to the acquisition of Associated Third Party Administrators by United Benefits & Pension Services

10.14*	2007 Stock Option Plan

10.15*
Asset Contribution and Combination Agreement, dated January 31, 2008, among Trust Benefits Online, LLC, Information Concepts, Inc., Associated Third Party Administrators, Scott VanDeursen, Bruce L. Biller, Ronald Jensen and Benefits Technologies, LLC

10.16*	ICI WebERF Software License Agreement, dated January 31, 2008, among Information Concepts, Inc., Associated Third Party Administrators and Benefits Technologies

10.17*	Administrative Services Agreement, dated February 27, 2008, between Associated Third Party Administrators and Benefits Technologies, LLC

10.18*	Assignment and Assumption Agreement, dated February 27, 2008, between Trust Benefits Online, LLC and Benefits Technologies, LLC

10.19*	Bill of Sale, dated January 31, 2008, by Trust Benefits Online, LLC in favor of Benefits Technologies, LLC

10.20*	Business Protection Agreement, dated February 27, 2008, between Benefits Technologies, LLC and Associated Third Party Administrators

10.21*	Limited Liability Company Agreement of Benefits Technologies, LLC, dated as of January 31, 2008, among Associated Third Party Administrators, Information Concepts, Inc. and Scott VanDeursen

10.22*	Pledge Agreement, dated February 27, 2008, between Associated Third Party Administrators and Information Concepts, Inc.

10.23*
Side Letter Re: Closing Matters, dated February 27, 2008, among Trust Benefits Online, LLC, Information Concepts, Inc., Associated Third Party Administrators, Scott VanDeursen, Bruce L. Biller, Ronald Jensen and Benefits Technologies, LLC

21.1*	List of Subsidiaries

23.1**	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

23.2*	Consent of Marcum & Kliegman LLP

23.3*	Consent of Marcum & Kliegman LLP

24.1*	Powers of Attorney (included in signature pages)

*	Filed herewith
**	To be filed by amendment